Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MASTERCRAFT BOAT HOLDINGS, INC.,

TITAN MERGER SUB 1, INC.,

TITAN MERGER SUB 2, LLC,

and

MARINE PRODUCTS CORPORATION

Dated as of February 5, 2026

TABLE OF CONTENTS

Exhibits:

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Stockholders Agreement
Exhibit D	A&R LLC Agreement of Merger II Surviving Company

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2026 (this “Agreement”), is made by and among MasterCraft Boat Holdings, Inc., a Delaware corporation (“Parent”); Titan Merger Sub 1, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of Parent (“Merger Sub I”); Titan Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned, direct Subsidiary of Parent (“Merger Sub II”); and Marine Products Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement, unless the context clearly indicates otherwise.

WHEREAS, the Parties intend to effect a business combination pursuant to which, first, Merger Sub I will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (“Merger I”), and then second, immediately after the consummation of Merger I, the Company will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger (“Merger II” and together with Merger I, collectively the “Mergers”);

WHEREAS, for U.S. federal income Tax purposes, it is intended (i) that the Mergers, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (ii) that this Agreement constitutes a plan of reorganization for purposes of Section 368 of the Code and within the meaning of U.S. Treasury Regulation Sections 1.368-2(g) and 1.368-3;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers and the Parent Common Share Issuance (as defined below), are advisable, fair to, and in the best interests of Parent and its stockholders in their capacity as such, (b) approved, adopted and declared advisable this Agreement, the other Transaction Documents and the transactions contemplated thereby and thereby, including the Mergers and the Parent Common Share Issuance, and approved Parent’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by Parent of the transactions contemplated hereby and thereby, including the Mergers and the issuance of Parent Common Shares pursuant to Merger I (the “Parent Common Share Issuance”), (c) directed that the Parent Common Share Issuance be submitted to the stockholders of Parent for their approval and (d) recommended that Parent’s stockholders approve the Parent Common Share Issuance (this clause (d), the “Parent Board Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) established a special committee of the Company Board (the “Special Committee”), consisting solely of “disinterested directors” (as defined in Section 144 of the DGCL), to, among other things, (i) review, evaluate and negotiate the terms and conditions, and determine the advisability of a potential transaction (such transaction, together with any alternatives thereto, the “Potential Transaction”) in which the Company may enter into a merger or other business combination transaction with one or more entities affiliated with Parent and any documents, agreements or other instruments to be entered into by the Company in connection with any Potential Transaction, (ii) recommend to the Company Board what action should be taken by the Company Board and the Company with respect to the Potential Transaction and any documents, agreements or other instruments to be entered into by the Company in connection with any Potential Transaction, and (iii) take any and all other actions it deems necessary and advisable in light of the Potential Transaction;

WHEREAS, the Special Committee, has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, are advisable, fair to and in the best interests of, the Company and the Unaffiliated Stockholders and (b) recommended that the Company Board (i) determine that this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, are advisable, fair to and in the best interests of, the Company and the Unaffiliated Stockholders, (ii) approve, adopt and declare advisable this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers, and (iii) direct that this Agreement be submitted to the stockholders of the Company for their adoption and recommend that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL (this clause (b), the “Special Committee Recommendation”);

WHEREAS, acting upon the Special Committee Recommendation, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, are advisable, fair to and in the best interests of the Company and its stockholders in their capacity as such, including the Unaffiliated Stockholders, (b) approved, adopted, and declared advisable this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby, including the Mergers, (c) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (d) recommended that the Company’s stockholders adopt this Agreement pursuant to Section 251 of the DGCL (this clause (d), the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub I has, upon the terms and subject to the conditions set forth herein, (a) determined that the transactions contemplated by this Agreement, including Merger I, are advisable, fair to and in the best interests of Merger Sub I and its sole stockholder, (b) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including Merger I, and approved Merger Sub I’s execution, delivery and performance of this Agreement and the consummation by Merger Sub I of the transactions contemplated hereby, including Merger I, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub I for its adoption and (d) recommended that the sole stockholder of Merger Sub I adopt this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub I has delivered a written consent in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub I, approving and adopting this Agreement and the transactions contemplated hereby, including Merger I, which consent by its terms is effective immediately following the execution and delivery of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Specified Stockholders, the Company and Parent have entered into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, LOR and Parent have entered into a registration rights agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Specified Stockholders and Parent have entered into a stockholders agreement in the form attached hereto as Exhibit C (the “Stockholders Agreement”);

WHEREAS, Parent, in its capacity as the sole member of Merger Sub II has approved and adopted this Agreement and the transactions contemplated hereby, in accordance with the limited liability company agreement of Merger Sub II and Section 18-209 of the DLLCA; and

WHEREAS, Parent, Merger Sub I, Merger Sub II, and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I
THE MERGERS

Section 1.1             Merger I.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, by virtue of Merger I and automatically without any action on the part of the Parties hereto, Merger Sub I shall be merged with and into the Company. As a result of Merger I, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of Merger I and a Subsidiary of Parent (the “Merger I Surviving Corporation”). Merger I shall be effected pursuant to Section 251 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub I shall vest in the Merger I Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the Merger I Surviving Corporation, in each case, as provided under the DGCL.

(b)            At the First Effective Time, by virtue of Merger I and without the necessity of further action by the Company or any other Person, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation of the Merger I Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be the bylaws of the Merger I Surviving Corporation until thereafter changed or amended as provided therein and in the certificate of incorporation of the Merger I Surviving Corporation and by applicable Law.

(c)            Notwithstanding anything in this Agreement to the contrary, if, at any time during the period between the date of this Agreement and the First Effective Time, any change in the outstanding Equity Interests of the Company or Parent shall occur as a result of any reorganization, reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of all or substantially all such outstanding shares, or any stock dividend or stock distribution (including any dividend or other distribution of securities convertible into Company Shares) with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, will be equitably adjusted to reflect such change and provide the holders of each Company Share and Company Equity Award the same economic effect as contemplated by this Agreement prior to such event.

Section 1.2             Merger II.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, immediately after the First Effective Time, by virtue of Merger II and automatically without any action on the part of the Parties hereto, the Merger I Surviving Corporation shall be merged with and into Merger Sub II. As a result of Merger II, the separate corporate existence of the Merger I Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving company of Merger II and a Subsidiary of Parent (the “Merger II Surviving Company”). Merger II shall be effected pursuant to Section 18-209 of the DLLCA and Section 264 of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA and the DGCL. Without limiting the generality of the foregoing, upon the consummation of Merger II, all of the property, rights, privileges, immunities, powers and franchises of the Merger I Surviving Corporation and Merger Sub II shall vest in the Merger II Surviving Company, and all of the debts, liabilities and duties of the Merger I Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Merger II Surviving Company, in each case, as provided under the DGCL and the DLLCA.

(b)            Upon the consummation of Merger II, by virtue of Merger II and without the necessity of further action by the Merger I Surviving Corporation or any other Person, (i) the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Merger II Surviving Company until thereafter changed or amended as provided therein or by applicable Law, and (ii) the limited liability company agreement of the Merger II Surviving Company as in effect immediately prior to the Second Effective Time shall be amended and restated to read in its entirety in the form of the limited liability company agreement set forth on Exhibit D and, as so amended and restated, shall be the limited liability company agreement of the Merger II Surviving Company until thereafter changed or amended as provided therein and by applicable Law.

Section 1.3             Closing and Effective Times of the Mergers. The closing of the transactions contemplated by this Agreement (including the Mergers) (the “Closing”) will take place at 8:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) (the “Closing Date”), by electronic exchange of documents, unless another time, date or place is agreed to in writing by the Parties. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable on the Closing Date, (i) the Company shall cause a certificate of merger with respect to Merger I that satisfies the applicable requirements of the DGCL and is in a form reasonably acceptable to the Parties (the “Merger I Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and the Company and Merger Sub I shall make all other filings required under the DGCL in connection with the consummation of Merger I, and (ii) immediately after the filing of the Merger I Certificate of Merger, Merger Sub II shall cause a certificate of merger with respect to Merger II that satisfies the applicable requirements of the DLLCA and the DGCL and is in a form reasonably acceptable to the Parties (the “Merger II Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and the DGCL, and the Merger I Surviving Corporation and Merger Sub II shall make all other filings required under the DLLCA and the DGCL in connection with the consummation of Merger II. Merger I shall become effective at the time the Merger I Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Merger I Certificate of Merger (such date and time at which Merger I becomes effective hereinafter referred to as the “First Effective Time”). Merger II shall become effective at the time the Merger II Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the Parties and specified in the Merger II Certificate of Merger (such date and time at which Merger II becomes effective hereinafter referred to as the “Second Effective Time”).

Section 1.4             Governance Matters.

(a)            Parent shall take all action necessary to cause, effective as of the First Effective Time, Timothy Rollins, Stephen E. Lewis, and Callum Macgregor to be appointed to the Parent Board (each, a “Company Designee”). If, prior to the First Effective Time, any Company Designee notifies Parent in writing that he or she is unwilling or unable to serve as a member of the Parent Board, then a replacement director shall be designated in the manner set forth on Section 1.4(a) of the Company Disclosure Letter (a “Replacement Designee”), and Parent shall take all action necessary to cause, effective as of the First Effective Time, such Replacement Designee to be appointed to the Parent Board.

(b)            At or before the First Effective Time, the Company and the Merger I Surviving Corporation shall take all necessary action such that the directors and officers of Merger Sub I immediately prior to the First Effective Time, or such other individuals designated by Parent in writing before the First Effective Time, shall become the directors and officers of the Merger I Surviving Corporation, each to hold office, from and after the First Effective Time, in accordance with the certificate of incorporation and bylaws of the Merger I Surviving Corporation until their respective successors shall have been duly elected and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Merger I Surviving Corporation.

(c)            At or before the Second Effective Time, the Company and the Merger II Surviving Company shall take all necessary action such that the officers of Merger Sub II immediately prior to the Second Effective Time, or such other individuals designated by Parent in writing before the Second Effective Time, shall become the officers of the Merger II Surviving Company, each to hold office, from and after the Second Effective Time, in accordance with the limited liability company agreement of the Merger II Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Merger II Surviving Company.

Article II
CONVERSION OF SECURITIES IN THE MERGERS

Section 2.1             Conversion of Securities.

(a)            Merger I. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, by virtue of Merger I and without any action on the part of Parent, Merger Sub I, the Company or the holders of any of the following securities:

(i)             Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the First Effective Time (including Company Common Shares issued and outstanding as a result of Section 2.4(a) and Section 2.4(c) below), other than any Converted Company Restricted Stock, Dissenting Share and any Cancelled Share, shall be converted into the right to receive (i) 0.232 validly issued, fully paid and nonassessable Parent Common Shares (the “Stock Consideration”), and (ii) $2.43 in cash, without interest (the “Cash Consideration” and, together with the Stock Consideration, collectively, the “Merger Consideration”). From and after the First Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional Parent Common Shares, if any, into which such Company Common Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”).

(ii)            Merger Sub I Shares. Each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Merger I Surviving Corporation (“Merger I Surviving Corporation Common Stock”) and shall constitute the only outstanding shares of capital stock of the Merger I Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the Merger I Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii)           Cancelled Shares. Each Company Common Share that is owned directly by the Company (or any wholly owned Subsidiary of the Company), Parent, Merger Sub I or Merger Sub II immediately prior to the First Effective Time (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(b)            Merger II. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Corporation or the holders of any shares of the common stock of the Merger I Surviving Corporation or limited liability company interests of Merger Sub II, (i)  each share of Merger I Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain unchanged and outstanding following Merger II.

Section 2.2             Payment for Securities; Surrender of Certificates.

(a)            Exchange Agent. Prior to the First Effective Time, Parent shall designate a reputable U.S. bank or trust company to act as the exchange agent (the identity and terms of designation and appointment of which shall be subject to the reasonable prior approval of the Company) for purposes of effecting the payment of the Merger Consideration and the Fractional Share Consideration in connection with Merger I (the “Exchange Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Exchange Agent. At or prior to the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Shares issuable pursuant to Section 2.1(a)(i) in book-entry form equal to the aggregate number of Parent Common Shares included in the Stock Consideration (excluding any fractional Parent Common Shares, which shall be treated in accordance with Section 2.7), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration and the Fractional Share Consideration (such evidence of Parent Common Shares in book-entry form and cash amounts, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Shares. Parent shall cause the Exchange Agent to make delivery of the Merger Consideration and any Fractional Share Consideration out of the Exchange Fund in accordance with this Agreement. In the event the Exchange Fund shall at any time be insufficient to pay the aggregate amount of the Merger Consideration and the Fractional Share Consideration, Parent shall promptly deposit additional Parent Common Shares or cash in immediately available funds, as applicable, with the Exchange Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Company Common Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Company Common Shares.

(b)            Procedures for Surrender.

(i)             Certificates. As soon as practicable after the First Effective Time, Parent shall cause the Exchange Agent to mail to each Person that was, immediately prior to the First Effective Time, a holder of record of Company Common Shares represented by certificates (the “Certificates”), which Company Common Shares were converted into the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, at the First Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall otherwise be in such form as Parent and the Exchange Agent shall reasonably agree upon (a “Letter of Transmittal”) and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration and the Fractional Share Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the First Effective Time. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Exchange Agent or to such other agent or agents as may be appointed in writing by Parent, and upon delivery of a Letter of Transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration and the Fractional Share Consideration, as applicable, for each Company Common Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration and the Fractional Share Consideration, as applicable, is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration and the Fractional Share Consideration, as applicable, to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Merger I Surviving Corporation or Merger II Surviving Company that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate (other than Certificates representing Cancelled Shares) shall be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall, unless they lose their status as such, represent the right to receive payment of the fair value of such Company Common Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)            Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of un-certificated Company Common Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration and the Fractional Share Consideration, as applicable, that such holder is entitled to receive pursuant to Section 2.1(a)(i). In lieu thereof, each holder of record of one (1) or more Book-Entry Shares held through The Depository Trust Company whose Company Common Shares were converted into the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, shall upon the First Effective Time, in accordance with The Depository Trust Company’s customary procedures (including receipt by the Exchange Agent of an “agent’s message” (or such other evidence of transfer or surrender as the Exchange Agent may reasonably request)) and such other procedures as agreed by the Company, Parent, the Exchange Agent and The Depository Trust Company, be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver to The Depository Trust Company or its nominee, for the benefit of the holder of such Book-Entry Shares held through it, as promptly as practicable after the First Effective Time, in respect of each such Book-Entry Share, the Merger Consideration and the Fractional Share Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5) and such Book-Entry Shares of such holder shall forthwith be cancelled. As soon as practicable after the First Effective Time, Parent shall cause the Exchange Agent to mail to each Person that was, immediately prior to the First Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company (A) a Letter of Transmittal and (B) instructions for returning such Letter of Transmittal in exchange for the Merger Consideration and the Fractional Share Consideration, as applicable, the forms of which Letter of Transmittal and instructions shall be subject to the reasonable approval of the Company prior to the First Effective Time. Upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration and the Fractional Share Consideration, as applicable, for each such Book-Entry Share (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall forthwith be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share (other than Book-Entry Shares that are Cancelled Shares) shall be deemed at any time after the First Effective Time to represent only the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall, unless they lose their status as such, be deemed to represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(c)            Transfer Books; No Further Ownership Rights in Company Shares. At the First Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further recording or registration of transfers of Company Common Shares on the records of the Company. From and after the First Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Common Shares, except the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, payable therefor upon the surrender thereof in accordance with the provisions of this Section 2.2 (or in the case of Dissenting Shares, unless they lose their status as such, the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL). The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares, except for Certificates and Book-Entry Shares representing Dissenting Shares, which shall, unless they lose their status as such, only represent the right to receive payment in accordance with and to the extent provided by Section 262 of the DGCL.

(d)            Termination of Exchange Fund; Abandoned Property; No Liability. Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Exchange Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first (1st) anniversary of the First Effective Time will be returned to Parent, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration and the Fractional Share Consideration, as applicable, in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration and the Fractional Share Consideration, as applicable, in each case without interest and subject to any withholding of Taxes required by applicable Law, in respect of such holder’s surrender of its Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any Merger Consideration or Fractional Share Consideration, as applicable, remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of the Merger I Surviving Corporation, Merger II Surviving Company, the Company, Merger Sub I, Merger Sub II, Parent or the Exchange Agent, or any employee, officer, director, member, agent or affiliate of any of them, shall be liable to any Person in respect of any part of the Merger Consideration and the Fractional Share Consideration made available to the Exchange Agent delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)            Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit, in customary form, reasonably acceptable to Parent (which shall contain an agreement in customary form to indemnify Parent, Merger Sub I, the Merger I Surviving Corporation, Merger Sub II, the Merger II Surviving Company and their respective affiliates against any claim that may be made against Parent, Merger Sub I, the Merger I Surviving Corporation, Merger Sub II, the Merger II Surviving Company or their respective affiliates on account of the alleged loss, theft or destruction of such Certificates) of that fact by the holder thereof, the Merger Consideration and the Fractional Share Consideration, as applicable, payable in respect thereof pursuant to Section 2.1(a)(i), without interest and subject to any withholding of Taxes required by applicable Law. In addition, Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration and Fractional Share Consideration, as applicable, require the owner(s) of such lost, stolen or destroyed Certificates to deliver a bond in a customary and reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub I, the Merger I Surviving Corporation, Merger Sub II, the Merger II Surviving Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3             Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement (but subject to the provisions of this Section 2.3), Company Common Shares outstanding immediately prior to the First Effective Time and held by a holder of record or beneficial owner (as defined in Section 262 of the DGCL) who is entitled to demand and properly demands, and does not properly withdraw or otherwise lose its rights to, appraisal of such Company Common Shares pursuant to Section 262 of the DGCL (such Company Common Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or Fractional Share Consideration. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of record and beneficial owners (as defined in Section 262 of the DGCL) of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder of record or beneficial owner (as defined in Section 262 of the DGCL) fails to perfect or otherwise properly waives, properly withdraws or loses its right to appraisal of such Company Common Shares under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted into, as of the First Effective Time, and shall be exchangeable for, subject to compliance with the procedures in Section 2.2(b), solely the right to receive the Merger Consideration and the Fractional Share Consideration, as applicable, without interest and subject to any withholding of Taxes pursuant to Section 2.5 and as required by applicable Law.

Section 2.4             Treatment of Company Equity Awards.

(a)            Company Restricted Stock. Except for the Converted Company Restricted Stock described in Section 2.4(b) below, immediately prior to the First Effective Time and without any action on the part of the holders thereof, each Company Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall vest and be deemed to be Company Common Shares. At the First Effective Time, the Company Common Shares vested and deemed to be Company Common Shares under this Section 2.4(a) shall be converted into the right to receive the Merger Consideration under Section 2.1(a)(i).

(b)            Converted Company Restricted Stock. At the First Effective Time, by virtue of Merger I and without any action on the part of the holders thereof, each Company Restricted Stock Award listed in Section 2.4(b) of the Company Disclosure Letter (the “Converted Company Restricted Stock”) that is outstanding immediately prior to the First Effective Time shall be automatically cancelled and converted at the First Effective Time into (i) the right to receive a cash payment equal to the product of (x) the number of shares of Converted Company Restricted Stock subject to such Company Restricted Stock Award as of immediately prior to the First Effective Time and (y) the Cash Consideration and (ii) the right to receive a Parent Restricted Stock Award corresponding to a number of Parent Common Shares (rounded to the nearest whole share, with 0.5 being rounded down) equal to the product of (x) the number of shares of Converted Company Restricted Stock subject to such Company Restricted Stock Award as of immediately prior to the First Effective Time and (y) the Stock Consideration. Except as otherwise set forth in this Section 2.4(b), each Parent Restricted Stock Award issued pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same vesting and acceleration of vesting terms and conditions as, and other terms and conditions that are substantially similar to, those that applied to the corresponding Company Restricted Stock Award immediately prior to the First Effective Time (which shall have been issued on the form set forth on Section 2.4(b) of the Company Disclosure Letter), except that each reference to the Company shall be deemed to be a reference to Parent.

(c)            Company PSU Awards.

(i)             Immediately prior to the First Effective Time and without any action on the part of the holders thereof, each Company PSU Award that is outstanding immediately prior to the First Effective Time (including any underlying Company Dividend Equivalent Rights) and without any action on the part of the holders thereof, shall vest as set forth in this Section 2.4(c) and be issued as a corresponding number of Company Common Shares (including any underlying Company Dividend Equivalent Rights). At the First Effective Time, the Company Common Shares vested and issued under this Section 2.4(c) shall be converted into the right to receive the Merger Consideration under Section 2.1(a)(i).

(ii)            For purposes of Section 2.4(c), (A) the number of Company Common Shares underlying a Company PSU Award with a performance period that is incomplete as of the First Effective Time shall be determined based on the “target” number of Company Common Shares subject to such Company PSU Award (as set forth in the applicable award agreement and without regards to the total shareholder return modifier), (B) the number of Company Common Shares underlying a Company PSU Award with a performance period that is complete as of the First Effective Time shall be determined based on the number of Company Common Shares subject to such Company PSU Award that has been earned based on actual performance with respect to the applicable goals as of the First Effective Time (as set forth in the applicable award agreement) and (C) the number of Company Common Shares issued with respect to the underlying Company Dividend Equivalent Rights shall be determined by dividing the value of the Company Dividend Equivalent Rights by the per share price of the Company Common Shares on the NYSE on the trading day immediately preceding the Closing Date.

(d)            Any Merger Consideration payable pursuant to this Section 2.4 shall be funded solely through the aggregate amount deposited into the Exchange Fund and the Merger II Surviving Company shall cause the Exchange Agent to report, pay or distribute, as appropriate, such Merger Consideration to the appropriate party to process through the Company’s payroll (or Parent’s payroll, as mutually agreed by the Parties), in either case as soon as administratively practicable following the Closing Date. Any such Merger Consideration shall be subject to all applicable tax withholding and legally required deductions. To facilitate the applicable tax withholding and legally required deductions, the Parent may fund the Stock Consideration under this Section 2.4 as a mix of Parent Common Shares and cash, with the number of Parent Common Shares otherwise owed pursuant to Section 2.1(a)(i) and Section 2.4 proportionally reduced by the amount cash deposited to satisfy the applicable tax withholding and legally required deductions.

(e)            At or prior to the First Effective Time, the Company, the Company Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4.

(f)            At or prior to the First Effective Time, Parent, the Parent Board or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4. At the First Effective Time, Parent shall assume all the obligations of the Company with respect to the Converted Company Restricted Stock and the award agreements evidencing the grants thereof. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon the exercise, vesting or settlement of the Parent Restricted Stock Awards in accordance with this Section 2.4.

Section 2.5             Withholding Rights. Parent, Merger Sub I, the Merger I Surviving Corporation, Merger Sub II, the Merger II Surviving Company, the Company and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that Parent, Merger Sub I, the Merger I Surviving Corporation, Merger Sub II, the Merger II Surviving Company, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6             Further Actions. As of the First Effective Time, the officers and directors of Parent and the Merger I Surviving Corporation, and as of the Second Effective Time, the officers and directors of Parent, the Merger I Surviving Corporation, and the Merger II Surviving Company, as applicable, will be authorized to execute and deliver, in the name and on behalf of the Company, Merger Sub I, and Merger Sub II, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub I, and Merger Sub II, any other actions and things to vest, perfect or confirm of record or otherwise in the Merger I Surviving Corporation and Merger II Surviving Company, as applicable, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Merger I Surviving Corporation and the Merger II Surviving Company, as a result of, or in connection with, Merger I and Merger II, as applicable.

Section 2.7             Fractional Shares. No fractional Parent Common Shares shall be issued in connection with Merger I, no certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares converted pursuant to Merger I who would otherwise have been entitled to receive a fraction of a Parent Common Share (after aggregating all shares represented by the Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, rounded to the nearest whole cent (with 0.5 being rounded down) and without interest, in an amount equal to such fraction, multiplied by the Closing VWAP. As soon as practicable after the First Effective Time and the determination of the aggregate Fractional Share Consideration, the Exchange Agent shall make available the Fractional Share Consideration to such holders, subject to and in accordance with Section 2.2.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed on or after January 1, 2023 and publicly available at least two (2) Business Days prior to the date hereof (excluding any risk factor disclosures solely contained under the caption “Risk Factors” (other than any factual or historical information contained therein) or any disclosures of risk explicitly included in any “Forward-Looking Statements” disclaimers that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 3.2 (Capitalization) or Section 3.22 (Brokers) or (ii) the corresponding sections of the disclosure letter delivered by the Company to Parent, Merger Sub I, and Merger Sub II concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other Section of this Agreement or section or subsection of the Company Disclosure Letter is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent, Merger Sub I, and Merger Sub II as follows:

Section 3.1             Organization and Qualification; Subsidiaries.

(a)            The Company is a corporation, duly organized and validly existing and in good standing under the Laws of Delaware and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company has made available or caused to be made available to Parent true, correct and complete copies of (i) the Certificate of Incorporation of the Company and any amendments thereto (the “Company Charter”) not filed prior to the date hereof with the SEC, (ii) the Amended and Restated Bylaws of the Company and any amendments thereto (the “Company Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is in compliance in all material respects with the provisions of the Company Charter and the Company Bylaws.

(c)            Section 3.1(c) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Company Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens.

Section 3.2             Capitalization.

(a)            The authorized capital stock of the Company consists of (i) 74,000,000 Company Common Shares, of which, as of 5:00 p.m. New York City time on February 4, 2026 (the “Capitalization Time”), there were 35,246,907 Company Common Shares outstanding (including 883,003 shares of Company Restricted Stock), and (ii) 1,000,000 Company Preferred Shares, of which, as of the Capitalization Time, there were no Company Preferred Shares issued and outstanding.

(b)            No Company Subsidiary owns any Company Shares or has any option or warrant to purchase any Company Shares or any other Equity Interest in the Company. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights.

(c)            As of the Capitalization Time, the Company has no Company Shares subject to or reserved for issuance, except for (i) 124,861 Company Common Shares subject to outstanding Company PSU Awards (assuming vesting at target performance levels with respect to each Company PSU Award that is subject to performance-based vesting), (ii) 6,279 Company Common Shares issuable with respect to Company Dividend Equivalent Rights that have been accrued with respect to dividends or distributions previously authorized or declared and (iii) 2,553,618 Company Common Shares reserved for future issuance under the Company Equity Plans for awards not yet granted.

(d)            All Company Shares subject to issuance under the Company Equity Plans, upon issuance prior to the First Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

(e)            Section 3.2(e) of the Company Disclosure Letter sets forth as of the Capitalization Time a true, correct and complete list of all outstanding Company Equity Awards, and with respect to each such award, (i) the name or employee identification number of the holder, (ii) the number of Company Shares subject to such award, (iii) the grant date, (iv) the designation of such Company Equity Award as either a Company PSU Award or a Company Restricted Stock Award, (v) the vesting schedule and performance targets (as applicable), (vi) the extent to which such award is vested as of the date of this Agreement, (vii) to the extent applicable, the per share exercise price and the expiration date thereof, and (viii) the Company Dividend Equivalent Rights payable with respect to such Company Equity Award.

(f)            As of the Capitalization Time, other than the Company Equity Awards (including, for the avoidance of doubt, Company Dividend Equivalent Rights arising thereunder), there are no outstanding Equity Interests or other options, warrants, rights of first refusal, preemptive rights or other rights to which the Company or any Company Subsidiary is a party or bound, relating to or based on the value of any Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests of the Company or any Company Subsidiary. Since the Capitalization Time, the Company has not issued any Company Shares, Company Equity Awards or other Equity Interests (including Company Preferred Shares) other than Company Shares issued upon the exercise or settlement of Company Equity Awards (x) outstanding as of the Capitalization Time or (y) issued in compliance with Section 5.1(a), in each case, in accordance with their terms.

(g)            Other than the Company Equity Awards (including, for the avoidance of doubt, Company Dividend Equivalent Rights arising thereunder), there are no obligations (whether outstanding or authorized) of the Company or any Company Subsidiary requiring their acquisition, redemption or repurchase of any Company Shares or other Equity Interests of the Company or any Company Subsidiary. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of Company Shares or other Equity Interests of the Company or any Company Subsidiary, other than (i) any such agreements solely between and among the Company and any Company Subsidiary or solely between and among two or more Company Subsidiaries or (ii) the Voting Agreement. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote.

(h)            The Company does not have a “poison pill” or similar stockholder rights plan.

(i)             Neither the Company nor any of the Company Subsidiaries is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of their securities under the Securities Act.

(j)             Except for Company Dividend Equivalent Rights that have been accrued with respect to dividends or distributions previously authorized or declared, all dividends or distributions on the Company Shares and any dividends or distributions on any Equity Interests of any Company Subsidiaries which have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable). Neither the Company nor any of the Company Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 3.3             Authority. Assuming the accuracy of the representations and warranties of Parent, Merger Sub I and Merger Sub II made in Section 4.23 of this Agreement (the “Company 203 Assumptions”), the Company has all requisite corporate power and authority necessary to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to perform (subject to the conditions contained herein) its obligations hereunder and to consummate the transactions contemplated hereby, including the Mergers. The Special Committee, has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, are advisable, fair to and in the best interests of, the Company and the Unaffiliated Stockholders, and (b) as of the date hereof, made the Special Committee Recommendation. Acting upon the Special Committee Recommendation, the Company Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers, are advisable, fair to and in the best interests of the Company and its stockholders in their capacity as such, including the Unaffiliated Stockholders, (ii) approved, adopted, and declared advisable this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) as of the date hereof, made the Company Board Recommendation. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding Company Shares entitled to vote thereon (the “Company Stockholder Approval”), and assuming the accuracy of the Company 203 Assumptions, no other corporate proceedings on the part of the holders of the Company Shares are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent, Merger Sub I, and Merger Sub II and the accuracy of the Company 203 Assumptions, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief (the “Enforceability Exceptions”).

Section 3.4             No Conflict. None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Company Charter or the Company Bylaws. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement will (with or without notice or lapse of time, or both), (a) assuming that the Company Stockholder Approval and all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization, or permit has been satisfied, and assuming the accuracy of the Company 203 Assumptions, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of, or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or Company Real Property Lease to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets is bound or any Company Permit.

Section 3.5             Required Filings and Consents. Assuming the accuracy of the representations and warranties of Parent, Merger Sub I, and Merger Sub II in Section 4.5, none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Mergers or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Merger I Certificate of Merger and Merger II Certificate of Merger as required by the DGCL and the DLLCA, as applicable, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of Nasdaq and the NYSE, (d) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the matters to be submitted to the Company stockholders at a meeting of the Company stockholders held for the purpose of adopting this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) and the matters to be submitted to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the filing with the SEC, and declaration of effectiveness under the Securities Act, of a registration statement on Form S-4 with respect to the Parent Common Share Issuance, in which the Joint Proxy Statement/Prospectus will be included as a prospectus (such Form S-4, and any amendments or supplements thereto, the “Form S-4”), (e) compliance with any applicable requirements of the HSR Act and other Competition Laws, and (f) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity, the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6             Permits; Compliance with Law.

(a)            The Company and the Company Subsidiaries hold and maintain in full force and effect the authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets, and to carry on and operate their businesses as currently conducted (collectively, the “Company Permits”), except where the failure to hold, or to maintain in full force and effect, any of the Company Permits, would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Each of the Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws, and neither the Company nor any Company Subsidiary is, or since January 1, 2023 has been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except, in each case, for such non-compliance, conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7             SEC Filings; Financial Statements.

(a)            Since January 1, 2023, the Company has, in all material respects, timely filed with or otherwise furnished (as applicable) to the U.S. Securities and Exchange Commission (“SEC”) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by the Company with the SEC since January 1, 2023, as have been supplemented, modified or amended since the time of filing, collectively, and together with any exhibits and schedules thereto and any other information incorporated therein, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to the Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the listing and corporate governance rules and regulations of the NYSE; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company or any Company Subsidiary relating to the Company SEC Documents. To the Knowledge of the Company as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)            The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries (including, in each case, any related notes thereto) included or incorporated by reference in the Company SEC Documents (collectively, the “Company Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes to the Company Financial Statements). As of the date of this Agreement there are no pending inspections of an audit of the Company Financial Statements by the Public Company Accounting Oversight Board.

(c)            Neither the Company nor any of the Company Subsidiaries is a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company SEC Documents.

Section 3.8             Internal Controls.

(a)            The Company has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports and (ii) based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that have not been remediated and are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(b)            Neither the Company nor any of the Company Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.9             No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Company Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business since December 31, 2024, (c) for Taxes, (d) incurred in connection with this Agreement or the transactions contemplated hereby, (e) incurred in accordance with the terms of any Company Material Contract (other than liabilities due to breaches thereunder) or (f) that would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

Section 3.10           Absence of Certain Changes or Events.

(a)            Since June 30, 2025 through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (ii) neither Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (iii), (iv), (vi), (vii), (viii), (xii), (xiii), (xv) and (xx) of Section 5.1(a) (but in the case of clause (xx), solely with respect to clauses (iii), (iv), (vi), (vii), (viii), (xii), (xiii) and (xv) of Section 5.1(a)).

(b)            Since June 30, 2025 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11           Company Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Benefit Plans as of the date hereof.

(b)            The Company has made available to Parent, with respect to each material Company Benefit Plan, (i) each plan document (including all amendments thereto), executed adoption agreement, trust agreement, and insurance contract and other funding vehicle, (ii) the two most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, (v) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (vi) the two most recent compliance testing results, and (vii) the most recent safe harbor notice.

(c)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA, the Code, and the Patient Protection and Affordable Care Act of 2010 (and not subject to taxes or penalties under such Law) to the extent applicable thereto, (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iv) no Company Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (v) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by the Company, any of the Company Subsidiaries or any ERISA Affiliate with respect to any Company Benefit Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a risk to the Company, any Company Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Company, the Company Subsidiaries or any ERISA Affiliate with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vii) none of the Company, any Company Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (viii) none of the Company, any of the Company Subsidiaries, any director, officer or employee of the Company or any of the Company Subsidiaries or any Company Benefit Plan that is subject to ERISA, or, to the Knowledge of the Company, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), (ix) none of the Company, any of the Company Subsidiaries, any director, officer or employee of the Company or any of the Company Subsidiaries or any Company Benefit Plan has engaged in any actions or omissions that would trigger taxes and associated penalties and interest under Section 409A of the Code, (x) there are no pending or, to the Knowledge of the Company, threatened complaints, lawsuits or claims (other than claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, or against any fiduciary of any Company Benefit Plan, and (xi) the Company has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither the Company nor any of the Company Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any material payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of any material payment or vesting, or materially increase the amount of compensation or benefits due to any Participant, or materially increase the amount payable, pursuant to any Company Benefit Plan, (iii) result in any forgiveness of indebtedness of any Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code. The Company has provided Parent with preliminary calculations reflecting a good faith estimate of the consequences of Sections 280G and 4999 on any “disqualified individuals” within the meaning of Section 280G of the Code in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event).

(e)            Section 3.11(e) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Cash Awards payable in respect of the 2025 fiscal year, including with respect to each such Company Cash Award, (i) the holder, (ii) the amount payable by the Company under such Company Cash Award to the holder thereof in respect of the 2025 fiscal year, and (iii) the date on which the amount referred to in the preceding clause (ii) is payable.

Section 3.12            Labor Matters.

(a)            Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all employees of the Company and the Company Subsidiaries, including the following information for each such individual: (i) name or employee identification number; (ii) job title; (iii) hire date; (iv) base annual salary or hourly wage rate (as applicable); (v) target commission, bonus or other incentive-based compensation for 2026; (vi) work location (including remote work status and location, if applicable); (vii) exempt or non-exempt classification under wage and hour Laws; (viii) employing entity; (ix) accrued, unused vacation or other paid time off; and (x) active or leave status (including type of leave and expected return date).

(b)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws governing Employment Matters.

(c)            To the Knowledge of the Company, no employee of the Company or any Company Subsidiary who has the title of “manager” or otherwise earns base annual compensation in excess of $150,000 or higher intends to terminate his or her employment as a result of the consummation of the transactions contemplated by this Agreement or otherwise in the twelve (12) months following the Closing.

(d)            To the Knowledge of the Company, no Participant is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, nonsolicitation agreement, or other restrictive covenant obligation: (i) owed to the Company or any Company Subsidiary; or (ii) owed to any Third Party with respect to such person’s rights to be employed or engaged by the Company or any Company Subsidiary, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            Neither the Company nor any Company Subsidiary is a party to or bound by a Collective Bargaining Agreement, and no employees of the Company or any Company Subsidiary are represented by a union, works council, or other labor organization or employee representative or group of employees with respect to their employment. To the Knowledge of the Company, there are, and since January 1, 2023 there have been, no actual, pending or threatened union organizing activities involving the Company or any Company Subsidiary.

(f)             Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no, and since January 1, 2023 there has not been any, pending or, to the Knowledge of the Company, threatened work stoppage, lockout, slowdown, labor strike, handbilling, picketing, unfair labor practice, labor arbitration, labor grievance or other labor dispute against the Company or any Company Subsidiary.

(g)            In the past five (5) years, the Company and each Company Subsidiary has reasonably investigated, and taken reasonable corrective action (where merited or as otherwise required by applicable Law) with respect to, all sexual harassment or other harassment, discrimination or retaliation allegations against any Participant which have been reported to the Company or any Company Subsidiary or of which the Company has Knowledge. Neither the Company nor any Company Subsidiary reasonably expects any material liability with respect to any such allegations or is aware of any such allegations that would reasonably be expected to bring the Company or any Company Subsidiary into material disrepute.

(h)            To the Knowledge of the Company, all current employees of the Company and the Company Subsidiaries who work in the United States have appropriate documentation to work in the United States and are authorized to work in the United States under applicable immigration Laws. Since January 1, 2023, neither the Company nor any Company Subsidiary has been notified in writing or, to the Knowledge of the Company, orally of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, U.S. Department of Labor, or other federal agency charged with administration and enforcement of federal immigration laws concerning the employees of the Company or the Company Subsidiaries.

(i)             Neither the Company nor any Company Subsidiary is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment (including the Service Contracts Act or any other prevailing wage Laws).

(j)             During the past three (3) years, neither the Company nor any Company Subsidiary has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or a Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or a Company Subsidiary.

Section 3.13           Contracts.

(a)            Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract that is in effect as of the date hereof and to which the Company or any Company Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i)             any joint venture, partnership, or strategic alliance Contract with a Third Party member that is material to the business of the Company and the Company Subsidiaries, taken as a whole, and in which the Company or any Company Subsidiary owns an Equity Interest;

(ii)            any Contract that requires aggregate capital expenditures by the Company or any of the Company Subsidiaries in an amount in excess of $500,000 per annum individually, other than any purchase order or Contract for supplies, inventory or trading stock acquired in the ordinary course of business;

(iii)           any settlement, conciliation or similar Contract entered into in connection with the settlement or resolution of any actual or threatened Proceeding and that (A) is with any Governmental Entity, (B) requires the Company or any of the Company Subsidiaries to pay any monetary consideration of more than $250,000 after the date of this Agreement or (C) would otherwise limit in any material respect the operation of the businesses of the Company or any Company Subsidiary (or, to the Knowledge of the Company, Parent or any of its other affiliates from and after the Closing) as currently operated;

(iv)           any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction (excluding any transactions solely among the Company and any wholly owned Company Subsidiary) and contains representations, covenants, indemnities or other obligations that remain in effect (excluding confidentiality obligations), (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of (x) a material portion of the assets (other than goods, products or services in the ordinary course of business) of any Third Party or (y) any portion of the Equity Interests of any Third Party, in each case of the preceding clauses (x) and (y), for aggregate consideration in excess of $500,000 or (C) that gives any Third Party the right to acquire any material assets from the Company or the Company Subsidiaries (excluding any ordinary course commitments of the Company or any Company Subsidiary to sell products or services) after the date hereof in exchange for total consideration of more than $500,000;

(v)           any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money (in each case, whether incurred, assumed, guaranteed or secured by any asset) in an outstanding principal amount in excess of $500,000, other than any such Contract between the Company or any Company Subsidiary, on the one hand, and any other Company Subsidiary, on the other hand;

(vi)           any Contract (A) pursuant to which the Company or any Company Subsidiary receives a license to use any material Intellectual Property that is used in the business (other than (1) licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions with an annual consideration of less than $250,000, (2) non-disclosure Contracts entered into by the Company or any Company Subsidiary in the ordinary course of business, and (3) Contracts regarding Open Source Software) or (B) pursuant to which the Company or any Company Subsidiary grants to a Third Party a license to use any material Company Intellectual Property that is used in the business (other than (1) Contracts with the Company or any Company Subsidiary’s contractors and service providers entered into in the ordinary course of business that provide access and non-exclusive rights to use material Company Intellectual Property solely to perform services for the Company or the applicable Company Subsidiary, (2) marketing Contracts entered into by the Company or any Company Subsidiary and granting a third-party a non-exclusive license to use a trademark that constitutes Company Intellectual Property in the ordinary course of business (3) Contracts whereby the non-exclusive license to material Company Intellectual Property is implied or merely incidental or ancillary to the transactions contemplated therein, and (4) non-exclusive licenses granted to customers of the Company or any Company Subsidiary in the ordinary course of business);

(vii)          any Contract involving a standstill or similar obligation of the Company or any Company Subsidiary;

(viii)         any Contract (A) prohibiting, or purporting to limit or restrict the Company’s or any Company Subsidiary’s ability to compete or to conduct its businesses in any geographical area or the type or line of business in which the Company or any Company Subsidiary is engaged (excluding for the avoidance of doubt, employee non-solicitation covenants contained in Contracts entered into in the ordinary course of business), (B) providing “most favored nation” or similar provisions where the pricing, discounts or benefits to any customer or other business relation of the Company or any Company Subsidiary changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) granting a Third Party a right of first refusal or right of first offer or similar right for the purchase of any lines of business or assets of the Company or any of the Company Subsidiaries that are material to the Company and the Company Subsidiaries, including any Company Property, (D) pursuant to which the Company or a Company Subsidiary grants an exclusive sale or purchase right to any Third Party with respect to any product, service or geographical area or (E) that requires the Company or any Company Subsidiary to satisfy any minimum purchase, expenditure, sale, payment, production, supply, output, or distribution obligations, or any other similar minimum-commitment requirements, or that contains any take-or-pay provision in favor of a Third Party;

(ix)           any Contract that prohibits in any material respect the payment of dividends or distributions in respect of the Equity Interests of the Company or any Company Subsidiary, or prohibits the pledging of the Equity Interests of the Company or any Company Subsidiary;

(x)            any Contract pursuant to which the Company or any Company Subsidiary may be obligated to repurchase in excess of $500,000 of inventory per annum from a Third Party in connection with a floor plan financing arrangement;

(xi)           any Contract with a (A) Company Top Supplier, or (B) Company Top Dealer (other than, in the case of each of the foregoing clauses (A) and (B), any statements of work, purchase orders, sales orders, invoices, service orders or similar documents entered into in the ordinary course of business);

(xii)          any Company Related Party Contract;

(xiii)         any Company Real Property Lease;

(xiv)         any Contract with respect to any Company Owned Real Property, including any easement, license, covenant, restriction, right of first refusal, option, or other agreement or arrangement, in each case, that materially affects the use, occupancy, value, or transferability of any Company Owned Real Property;

(xv)          any Collective Bargaining Agreement; and

(xvi)         any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each Contract of the type required to be disclosed in Section 3.13(a) of the Company Disclosure Letter is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract in effect as of the date hereof have been made available to Parent (after giving effect to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid, binding and enforceable obligation of the Company or the Company Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any counterparty is in breach or default under any Company Material Contract (iii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them to date under the Company Material Contracts, and (iv) in the past twelve (12) months, neither the Company nor any Company Subsidiary has received any written notice of termination with respect to, and, to the Knowledge of the Company, no other party has threatened to terminate, any Company Material Contract.

Section 3.14           Litigation. There is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Knowledge of the Company, threatened that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15           Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of the Company and the Company Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) neither the Company nor any Company Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that the Company or such Company Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) no Hazardous Substances have been Released at, under or on any Company Property by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other person, and (ii) neither the Company nor any Company Subsidiary has stored, handled, used, Released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and (ii), as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary under any Environmental Law and (f) neither the Company nor any Company Subsidiary has undertaken or assumed by Contract or, to the Knowledge of the Company, by operation of law any liability arising under any Environmental Law or relating to Hazardous Substances. The Company has made available copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and other material reports relating to noncompliance with Environmental Laws and/or the environmental condition of any real properties of the Company and the Company Subsidiaries that, in each case are in the possession of the Company or any of the Company Subsidiaries. Section 3.15 of the Company Disclosure Letter sets forth a true, correct and complete list of all Environmental Permits held by the Company or any Company Subsidiary and necessary for the conduct and operation of the Company and the Company Subsidiaries’ respective businesses as now being conducted.

Section 3.16           Intellectual Property and Data Privacy.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Company Intellectual Property that is registered, issued or the subject of a pending application. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the registrations, issuances and applications set forth on Section 3.16(a) of the Company Disclosure Letter are valid, and, to the extent it is a Company Intellectual Property that has been issued, enforceable, (ii) the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest (including the sole right to enforce) in and to the Company Intellectual Property, free and clear of any Liens other than Permitted Liens, (iii) the Company and the Company Subsidiaries lawfully own or have valid, enforceable, and sufficient license Contracts entitling the Company and the Company Subsidiaries, as applicable, to use all Intellectual Property that they use in their operations as currently operated, and (iv) the Company and the Company Subsidiaries have taken commercially reasonable actions to maintain and protect each item of such Intellectual Property.

(b)           Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, no Proceedings are pending by or against the Company or any Company Subsidiary or, to the Knowledge of the Company, are threatened, concerning the infringement, misappropriation, dilution or other violation, or the ownership or use, of the Company Intellectual Property or, to the Knowledge of the Company, the Intellectual Property of any other Person, and no such Proceedings have been brought since January 1, 2023, (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this Section 3.16(b)(ii), and (iii) the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted and the Company Intellectual Property do not infringe, misappropriate, dilute or otherwise violate, and in the past three (3) years, have not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any Person. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all IP Agreements of the Company and the Company Subsidiaries are valid, and enforceable on all parties thereto (except as may be limited by the Enforceability Exceptions); and (ii) the Company and the Company Subsidiaries have not breached any IP Agreement and, to the Knowledge of the Company, no IP Agreement has been breached by any Third Party.

(c)            Each employee, consultant, or contractor who developed any material Company Intellectual Property has executed a valid and enforceable Contract with the Company or a Company Subsidiary that conveys to the Company or a Company Subsidiary any and all right, title and interest in and to all such Intellectual Property, or, in the case of employees only, any and all right, title and interest in and to all such Intellectual Property is conveyed to the Company or a Company Subsidiary as a matter of Law.

(d)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken commercially reasonable steps to (i) protect the Trade Secrets in the Company Intellectual Property and to (ii) protect any Trade Secrets provided to them by any other Person under obligation of confidentiality.

(e)            Immediately following Closing, Merger II Surviving Company will have materially the same rights and privileges in the material Company Intellectual Property and the material Intellectual Property exploited by the Company and the Company Subsidiaries as the Company and the Company Subsidiaries had in such Intellectual Property immediately prior to Closing.

(f)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (x) the Company and the Company Subsidiaries maintain and implement policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place that are designed to protect Personal Information stored in the Company’s and the Company Subsidiaries’ IT Assets from unlawful use by any Third Party or any other use by a Third Party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and, since January 1, 2023, have been, in compliance with all Data Privacy and Security Requirements applicable to the Company or any Company Subsidiaries. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has been (i) no loss or theft of Personal Information or security breach relating to Personal Information processed by or on behalf of the Company and the Company Subsidiaries, (ii) no violation of any security policy regarding any such data, (iii) no unauthorized access or unauthorized use of any Personal Information and (iv) no unintended or improper disclosure of any Personal Information in the possession, custody or control of the Company or a Company Subsidiary or a contractor or agent acting on behalf of the Company or a Company Subsidiary, that in each case of the foregoing clauses (i) through (iv) would require the Company or any Company Subsidiary to provide notice thereof to any Person under applicable Data Privacy and Security Requirements. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in the past three (3) years, neither the Company nor any Company Subsidiary has received any written notice, complaint, claim, or Proceeding regarding any actual or alleged material violation by the Company or any Company Subsidiary of any Data Privacy and Security Requirements, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably form the basis of any of the foregoing. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to the collection or use of Personal Information.

(g)            To the Knowledge of the Company, the Company IT Assets are sufficient, and operate and perform in all material respects as is necessary for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, and there has been no material failure of Company IT Assets in the past three (3) years which has not been reasonably resolved and no Person has gained unauthorized access to the Company IT Assets, which access has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company IT Assets are free of any material defects or material disabling codes or instructions, and free of any “viruses”, “worms”, “time bombs”, “key-locks” or any other software or hardware or other malicious devices, defects, or other contaminant that does or may materially disrupt, disable, delete, damage, modify, or otherwise interfere with the operation of, or permit unauthorized access to, the Company IT Assets. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the extent any Company IT Assets include or are comprised of AI Solutions, the Company or any Company Subsidiary that uses an AI Solution has taken reasonable steps to ensure that (i) the Company or the Company Subsidiary that uses the AI Solution has all necessary rights, title, and interest in any data or information that was used or is used to develop, train, improve, and operate the AI Solution; and (ii) the AI Solution operates in all material respects in compliance with applicable Law. Neither the Company nor any Company Subsidiary owns or uses any proprietary software that is Company Intellectual Property.

Section 3.17           Tax Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)            the Company and the Company Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of the Company and the Company Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of the Company and the Company Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);

(c)            no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or the Company Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;

(d)            there is not pending, or, to the Knowledge of the Company, threatened in writing, any audit, examination, investigation or other Proceeding with respect to any Taxes or Tax Return of the Company or the Company Subsidiaries;

(e)            neither the Company nor any of the Company Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;

(f)            neither the Company nor any of the Company Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(g)            the Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Mergers;

(h)            neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of the Company and the Company Subsidiaries);

(i)             neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;

(j)             there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Subsidiaries;

(k)            no claim in writing has been made by any Governmental Entity in a jurisdiction in which the Company or Company Subsidiaries do not file Tax Returns of a particular type that the Company or any Company Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction;

(l)             each of the Company and each of the Company Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes;

(m)           there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending with respect to the Company or any Company Subsidiaries;

(n)            neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to the Closing, (ii) closing or similar agreement with any taxing authority executed prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that occurred or arose prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) deferred revenue or prepaid amount received prior to the Closing outside the ordinary course of business; and

(o)            none of the Company or any Company Subsidiary has taken or agreed to take any action, and the Company and the Company Subsidiaries have no knowledge of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 3.18           Real Property.

(a)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable fee title to the real property owned by the Company or any Company Subsidiary (the “Company Owned Real Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b)           Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of each lease, sublease, license and other Contract, together with any amendments or renewals and any guarantees thereof or thereto (each, a “Company Real Property Lease”), under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of the Company and the Company Subsidiaries are presently conducted (the “Company Leased Real Property”; the Company Owned Real Property and Company Leased Real Property being sometimes referred to herein as the “Company Property”). The Company has made available to Parent a true, correct and complete copy of each Company Real Property Lease. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) to the Knowledge of the Company, none of the Company, any Company Subsidiary or any counterparty is in breach or default under any Company Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material default by the Company, any Company Subsidiary or any counterparty under any Company Real Property Lease, (iii) the Company or the applicable Company Subsidiary has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property, in each case free and clear of all Liens other than Permitted Liens, and (iv) there are no outstanding options, rights of first offer or rights of first refusal granting any Third Party the right to purchase any Company Owned Real Property or any portion thereof or interest therein.

(c)            As of the date of this Agreement, none of the Company Properties are being leased or subleased to any other Person.

(d)            To the Knowledge of the Company, neither the Company nor any Company Subsidiary has received any written notice of any material violation of any Law relating to any Company Property.

(e)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking Proceeding by any Governmental Entity with respect to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and, to the Knowledge of the Company, no condemnation, eminent domain, requisition Proceeding or taking has been commenced or threatened in connection with any of the foregoing.

Section 3.19           Insurance. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties or assets (collectively, “Insurance Policies”) in an amount that is adequate for the operation of the Company’s and the Company Subsidiaries’ businesses as presently conducted, and all premiums for such Insurance Policies and other amounts due in connection therewith have been paid in full. Neither the Company nor any Company Subsidiary (a) is in breach or default of any of the Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Insurance Policy, and all such insurance is outstanding and duly in force, except in each case of the foregoing clauses (a) and (b), as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20           Opinion of the Company’s Financial Advisor. The Company Board has received the opinion of Truist Securities, Inc. (“Truist Securities”) (which, if initially rendered orally, has been or will be confirmed by a written opinion dated the same date), to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be paid to the holders of Company Common Shares (other than holders of Company Common Shares who execute the Voting Agreement or the Stockholders Agreement in connection with the Mergers, Parent, Merger Sub I, Merger Sub II and their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.21           Form S-4; Joint Proxy Statement/Prospectus. None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by or on behalf of the Company or the Company Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub I, or Merger Sub II for inclusion therein.

Section 3.22           Brokers. Except for the Company’s obligations to Truist Securities, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Mergers, based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent true and complete copies of all Contracts with respect to the engagement of Truist Securities related to the Mergers and the other transactions contemplated hereby.

Section 3.23           State Takeover Statutes. Assuming the accuracy of the Company 203 Assumptions, no restriction on business combinations in any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company Charter or the Company Bylaws is, or at the First Effective Time will be, applicable to this Agreement, the Mergers or any of the transactions contemplated hereby.

Section 3.24           Reorganization. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.25           Company Related Party Contracts. There are no Contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Shares (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) of the type required to be reported in any Company SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (collectively, “Company Related Party Contracts”).

Section 3.26           Top Dealers and Suppliers.

(a)            Section 3.26(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the top ten suppliers (each a “Company Top Supplier”), and (ii) the top ten dealers (each a “Company Top Dealer”), respectively, based on the aggregate dollar amount of payments to or from, as applicable, such supplier or dealer, for each of calendar year 2024 and 2025, in each case of the Company and the Company Subsidiaries, taken as a whole.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since December 31, 2024 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of the Company and the Company Subsidiaries with any Company Top Supplier or any Company Top Dealer and (ii) no Company Top Supplier or Company Top Dealer has notified the Company or any Company Subsidiary in writing, or, to the Company’s Knowledge, orally, that it intends to terminate or not renew its business. Since December 31, 2024, neither the Company nor any Company Subsidiary has received any written notice, letter, complaint or other communication from any Company Top Supplier or Company Top Dealer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with the Company or any Company Subsidiary in a manner that is materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 3.27           Product Warranty Matters.

(a)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each product designed, manufactured, sold, leased, provided or delivered by the Company or any Company Subsidiary, and each service provided by the Company, in each case, since January 1, 2023, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity with the specifications for such product or service, as applicable, and applicable Contracts, Laws and warranties and (ii) as of the date of this Agreement, there are no material defects in any products or services of the Company or any Company Subsidiaries.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any product or service of the Company or any Company Subsidiary and, to the Knowledge of the Company, there is no reasonable basis for any of the foregoing, (ii) the Company and each Company Subsidiary has not been required to file (and has not filed) any notification or other report with or provide information to any Governmental Entity or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service, and there is no reasonable basis for any of the foregoing and (iii) the Company and each Company Subsidiary is, and has been, in compliance with all Boating Laws.

(c)            Section 3.27(c) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all boats sold by the Company and the Company Subsidiaries in the twelve (12) months ended December 31, 2025 for which the Company or a Company Subsidiary paid warranty claims in those twelve (12) months, as well as the aggregate of all such claims per boat, and (ii) all boats repurchased by the Company and the Company Subsidiaries in the three (3) years ended December 31, 2025 due to warranty issues or other claims or disputes as well as the customer, the amount paid by the Company or applicable Company Subsidiary for each repurchased boat, and current status of such warranty claim.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, in the last three (3) years, no Governmental Entity has alleged in writing that any product designed, manufactured, sold, or leased by any of the Company or any Company Subsidiary is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity that has not been fully remedied.

(e)            Section 3.27(e) of the Company Disclosure Letter sets forth the standard forms of warranties currently used by the Company and the Company Subsidiaries for all boats sold by the Company and the Company Subsidiaries as of the date of this Agreement.

Section 3.28           International Trade Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) the Company, the Company Subsidiaries and their respective Representatives are (and have been at all times in the last ten (10) years) in compliance with all applicable International Trade Laws and Regulations; (ii) there are no, and there have not been in the last ten (10) years, Proceedings pending or, to the Company’s Knowledge, threatened between the Company and the U.S. Government or a foreign Governmental Entity under any International Trade Laws and Regulations, (iii) each of the items (including goods, software, technical data, or technology) produced, purchased or sold by the Company and the Company Subsidiaries since January 1, 2019, have been classified in compliance with applicable International Trade Laws and Regulations; (iv) all duties, tariffs, penalties, interest and other charges and obligations related to the import and export of such products have been fully paid in a timely manner in accordance with all relevant International Trade Laws and Regulations; (v) each of the Company and the Company Subsidiaries has prepared, timely applied for and obtained all import and export approvals required in accordance with International Trade Laws and Regulations for the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company, nor any Company Subsidiaries nor any of their respective Representatives (i) is a Sanctioned Person, (ii) has participated in any transaction involving a Sanctioned Person or a Sanctioned Jurisdiction, (iii) has maintained employees or assets of any kind in a Sanctioned Jurisdiction, (iv) has directly or indirectly provided any financing to or for the benefit of any Sanctioned Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Sanctioned Person, (v) has imported, exported (including deemed exportation), re-exported (including deemed re-exportation) or transferred, directly or indirectly, any items (including goods, software, technical data, or technology) or services in violation of any applicable International Trade Laws and Regulations, or (vi) has engaged in any conduct, activity, or practice that could reasonably be expected to result in the Company or any Company Subsidiaries being designated as a Sanctioned Person.

(c)            Section 3.28(c) of the Company Disclosure Letter sets forth a complete and accurate list of the countries and territories in which the Company or any Company Subsidiary has done business in the last ten (10) years that were, at the time the Company or applicable Company Subsidiary conducted business therein, subject to comprehensive embargos or economic sanctions administered by OFAC and restricting substantially all dealings with the country or territory.

Section 3.29           Anti-Corruption Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective Representatives, is or has been in violation of any Anti-Corruption Laws, (ii) there are no unresolved investigations or claims concerning any liability of the Company or any Company Subsidiary with respect to Anti-Corruption Laws, (iii) the Company and each Company Subsidiary is in compliance, and has complied, with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001 and other Laws relating to anti-money laundering and similar matters, (iv) the Company and each Company Subsidiary has general policies and procedures in place that are designed to prevent, detect and deter bribery and corruption in the conduct of the business of the Company and the Company Subsidiaries, (v) no officer, director or employee of the Company or any Company Subsidiary is a Governmental Official nor does any Governmental Official have any form of actual or beneficial ownership interest in any Equity Interests of the Company or any Company Subsidiary.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any of their respective Representatives, has offered or given, money or something of value to (i) any Governmental Official, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for any of the following purposes: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Company Subsidiary in obtaining or retaining business for, with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, with, or directing business to, any Person.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all books and records of the Company and the Company Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no intentionally false or fictitious entries made in such books or records relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Company Subsidiary has established or maintained a secret or unrecorded fund.

Section 3.30           Ownership of Parent Shares. Except as a result of this Agreement, none of the Company or any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of the Company is, or at any time during the last three (3) years has been, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Parent.

Section 3.31           No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV (as qualified by the Parent Disclosure Letter) and the other Transaction Documents to which it is party, none of Parent, any of its affiliates or any other Person on behalf of Parent or otherwise makes any express or implied representation or warranty (and the Company, on its own behalf and on behalf of the Company’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to Parent, the Parent Subsidiaries or their respective businesses or any other matter or with respect to any other information provided, or made available, to the Company or the Company’s Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, none of Parent, Merger Sub I, Merger Sub II, or any other Person will have or be subject to any liability or other obligation to the Company or the Company’s Representatives or affiliates or any other Person (and the Company acknowledges and agrees that none of Parent, Merger Sub I, Merger Sub II, or any other Person will have or be subject to any such liability or obligation) resulting from the Company’s or the Company’s Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or the Company’s Representatives or affiliates, including any information made available in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or the Company’s Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article IV (as qualified by the Parent Disclosure Letter) or in any representations and warranties expressly contained in any other Transaction Document.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I, and
MERger Sub II

Except as set forth in (i) the Parent SEC Documents filed on or after January 1, 2023 and publicly available at least two (2) Business Days prior to the date hereof (excluding any risk factor disclosures solely contained under the caption “Risk Factors” (other than any factual or historical information contained therein) or any disclosures of risk explicitly included in any “Forward-Looking Statements” disclaimers that are predictive, cautionary or forward-looking in nature), but it being understood that this clause (i) shall not be applicable to Section 4.2 (Capitalization), Section 4.6 (Parent Common Shares), Section 4.22 (Brokers) or Section 4.26 (Sufficient Authorized but Unissued Shares) or (ii) the corresponding sections of the Parent Disclosure Letter (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other Section of this Agreement or section or subsection of the Parent Disclosure Letter is reasonably apparent on the face of such disclosure), Parent, Merger Sub I, and Merger Sub II hereby represent and warrant to the Company as follows:

Section 4.1             Organization and Qualification; Subsidiaries.

(a)            Each of Parent and Merger Sub I is a corporation, duly organized and validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company, duly organized and validly existing and in good standing under the Laws of the jurisdiction of its formation and has requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent’s Subsidiaries (each, a “Parent Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, Merger Sub I, Merger Sub II and each Parent Subsidiary is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Parent has made available or caused to be made available to the Company true, correct and complete copies of (i) the Amended and Restated Certificate of Incorporation of Parent and any amendments thereto (the “Parent Charter”) not filed prior to the date hereof with the SEC, (ii) the Fourth Amended and Restated Bylaws of Parent and any amendments thereto (the “Parent Bylaws”) not filed prior to the date hereof with the SEC and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Parent Subsidiary. Parent is in compliance in all material respects with the provisions of the Parent Charter and the Parent Bylaws.

(c)            Section 4.1(c) of the Parent Disclosure Letter sets forth as of the date hereof a true, correct and complete list of the Parent Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary. Neither Parent nor any Parent Subsidiary, directly or indirectly, owns any Equity Interest in any Person other than the Parent Subsidiaries. All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary are owned, directly or indirectly, by Parent free and clear of all Liens, other than Permitted Liens.

Section 4.2             Capitalization.

(a)            The authorized capital stock of Parent consists of (i) 100,000,000 Parent Common Shares, of which, as of the Capitalization Time, there were 16,284,904 Parent Common Shares outstanding (including 149,278 shares of Parent Restricted Stock), and (ii) 10,000,000 Parent Preferred Shares, of which, as of the Capitalization Time, there were no Parent Preferred Shares issued and outstanding. As of the Capitalization Time, Parent has no Parent Preferred Shares subject to or reserved for issuance.

(b)            No Parent Subsidiary owns any Parent Shares or has any option or warrant to purchase any Parent Shares or any other Equity Interest in Parent. All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, nonassessable, and free of preemptive rights.

(c)            As of the Capitalization Time, Parent has no Parent Shares subject to or reserved for issuance, except for (i) 143,538 Parent Common Shares underlying Parent RSU Awards granted under the Parent Equity Plans, (ii) 222,854 Parent Common Shares underlying Parent PSU Awards granted under the Parent Equity Plans (assuming achievement of the applicable performance goals at the target performance level) and (iii) 903,415 Parent Common Shares reserved for future issuance under the Parent Equity Plans for awards not yet granted.

(d)            All Parent Shares subject to issuance under the Parent Equity Plans, upon issuance prior to the First Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

(e)            Section 4.2(e) of the Parent Disclosure Letter sets forth as of the Capitalization Time a true, correct and complete list of all outstanding Parent Equity Awards, and with respect to each such award, (i) the number of Parent Shares subject to such award (assuming achievement of the applicable performance goals at the target performance level for Parent PSU awards), (ii) the grant date, (iii) the designation of such Parent Equity Award as either a Parent PSU Award, a Parent RSU Award or a Parent Restricted Stock Award, (iv) the vesting schedule, (v) the extent to which such award is vested as of the date of this Agreement, and (vi) to the extent applicable, the per share exercise price and the expiration date thereof.

(f)            As of the Capitalization Time, other than the Parent Equity Awards, there are no outstanding Equity Interests or other options, warrants, rights of first refusal, preemptive rights or other rights to which Parent or any Parent Subsidiary is a party or bound, relating to or based on the value of any Equity Interests of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any Equity Interests of Parent or any Parent Subsidiary. Since the Capitalization Time, Parent has not issued any Parent Shares, Parent Equity Awards or other Equity Interests (including Parent Shares) other than Parent Common Shares issued upon the exercise or settlement of Parent Equity Awards that were either (x) outstanding as of the Capitalization Time or (y) issued in compliance with Section 5.1(c), in each case, in accordance with their terms.

(g)            Other than the Parent Equity Awards, there are no obligations (whether outstanding or authorized) of the Parent or any Parent Subsidiary requiring their acquisition, redemption or repurchase of any Parent Shares or other Equity Interests of the Parent or any Parent Subsidiary. There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of Parent Shares or other Equity Interests of Parent or any Parent Subsidiary, other than (i) any such agreements solely between and among Parent and any Parent Subsidiary or solely between and among two or more Parent Subsidiaries, or (ii) the Stockholders Agreement. There are no outstanding bonds, debentures, notes or other indebtedness of Parent or the Parent Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote.

(h)            Parent does not have a “poison pill” or similar stockholder rights plan.

(i)             Neither Parent nor any of the Parent Subsidiaries is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(j)             All dividends or distributions on the Parent Shares and any dividends or distributions on any Equity Interests of any Parent Subsidiaries which have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable). Neither Parent nor any of the Parent Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940.

Section 4.3             Authority.

(a)            Parent has all requisite corporate power and authority necessary to execute and deliver this Agreement and the other Transaction Documents, and, subject to receipt of the Parent Stockholder Approval, to perform (subject to the conditions contained herein) its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Mergers and the Parent Common Share Issuance. The Parent Board has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents, including the Mergers and the Parent Common Share Issuance, are advisable, fair to, and in the best interests of Parent and its stockholders in their capacities as such, (ii) approved, adopted and declared advisable this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers and the Parent Common Share Issuance, and approved Parent’s execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation by Parent of the transactions contemplated hereby and thereby, including the Mergers and the Parent Common Share Issuance, (iii) directed that the Parent Common Share Issuance be submitted to the stockholders of Parent for their approval and (iv) as of the date hereof, made the Parent Board Recommendation. Assuming the accuracy of the representations in Section 3.30 and that no recipient of the Merger Consideration will be, at the time of the Parent Common Share Issuance, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Parent (the “Parent 203 Assumptions”), then except for the approval of the Parent Common Share Issuance by the affirmative vote of the holders of a majority in voting power of the outstanding Parent Common Shares present in person or by proxy and entitled to vote thereon at a duly convened meeting of the stockholders of Parent at which a quorum is present (the “Parent Stockholder Approval”), no other corporate proceedings on the part of Parent are necessary to adopt and approve this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, including the Parent Common Share Issuance. This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)            Merger Sub I has all requisite corporate power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including Merger I. The execution and delivery of this Agreement by Merger Sub I, and the consummation by Merger Sub I of the transactions contemplated hereby, including Merger I, have been duly and validly authorized by all necessary corporate action, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub I by written consent which has been delivered and will become effective immediately following the execution of this Agreement by the Parties, and no other corporate proceedings on the part of Merger Sub I are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The board of directors of Merger Sub I has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including Merger I, are advisable, fair to and in the best interests of Merger Sub I and its sole stockholder, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including Merger I, and approved Merger Sub I’s execution, delivery and performance of this Agreement and the consummation by Merger Sub I of the transactions contemplated hereby, including Merger I, (iii) directed that this Agreement be submitted to the sole stockholder of Merger Sub I for its adoption and (iv) recommended that the sole stockholder of Merger Sub I adopt this Agreement. This Agreement has been validly executed and delivered by Merger Sub I, and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Merger Sub I, enforceable against Merger Sub I in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(c)            Merger Sub II has all requisite limited liability company power and authority necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including Merger II. The execution and delivery of this Agreement by Merger Sub II, and the consummation by Merger Sub II of the transactions contemplated hereby, including Merger II, have been duly and validly authorized by all necessary limited liability company action, including via the adoption (effective immediately following the execution of this Agreement by the Parties) of resolutions by the sole member of Merger Sub II by written consent that adopt this Agreement and approve the transactions contemplated hereby, including Merger II, and no other limited liability company proceedings on the part of Merger Sub II are necessary to adopt this Agreement or to consummate the transactions contemplated hereby. The sole member of Merger Sub II has (i) determined that the transactions contemplated by this Agreement, including Merger II, are advisable, fair to and in the best interests of Merger Sub II and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and approved Merger Sub II’s execution, delivery and performance of this Agreement and the consummation by Merger Sub I of the transactions contemplated hereby, including the Mergers. This Agreement has been validly executed and delivered by Merger Sub II, and, assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Merger Sub II, enforceable against Merger Sub II in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 4.4             No Conflict. None of the execution, delivery or performance of this Agreement or the other Transaction Documents by Parent, Merger Sub I, or Merger Sub II, or the consummation by Parent, Merger Sub I, or Merger Sub II of the Mergers or any other transaction contemplated by this Agreement or the other Transaction Documents, will (with or without notice or lapse of time, or both) conflict with or violate any provision of the Parent Charter, the Parent Bylaws or the organizational or governing documents of Merger Sub I or Merger Sub II. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the execution, delivery or performance of this Agreement or the other Transaction Documents by Parent, Merger Sub I, or Merger Sub II, or the consummation by Parent, Merger Sub I, or Merger Sub II of the Mergers or any other transaction contemplated by this Agreement or the other Transaction Documents will (with or without notice or lapse of time, or both) (a) assuming that the Parent Stockholder Approval and all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, and any other condition precedent to such consent, approval, authorization, or permit has been satisfied, and assuming the accuracy of the Parent 203 Assumptions, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (b) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary pursuant to, any Contract to which Parent, Merger Sub I, Merger Sub II or any Parent Subsidiary is a party or by which they or any of their respective properties or assets is bound, including any Parent Real Property Lease, or any Parent Permit.

Section 4.5             Required Filings and Consents. Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by Parent, Merger Sub I, and Merger Sub II, or the consummation by Parent, Merger Sub I, and Merger Sub II of the Mergers or any other transaction contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with, or notification to, any Governmental Entity, other than (a) the filing of the Merger I Certificate of Merger and Merger II Certificate of Merger as required by the DGCL and the DLLCA, as applicable, (b) compliance with any applicable foreign, federal or state securities or blue sky Laws, including pursuant to the applicable requirements of the Securities Act and the Exchange Act, (c) such filings as may be required under the rules and regulations of Nasdaq and the NYSE, (d) the filing with the SEC of the Joint Proxy Statement/Prospectus and the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, (e) compliance with any applicable requirements of the HSR Act and other Competition Laws, and (f) consents, approvals, authorizations or permits of, filings, registrations with or notifications to, any Governmental Entity, the failure of which to obtain or make would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6             Parent Common Shares. Assuming the accuracy of the Parent 203 Assumptions, upon issuance, the Parent Common Shares that are issued as Merger Consideration will be duly authorized, validly issued, fully paid and non-assessable, free and clear of preemptive rights and all Liens (other than transfer restrictions (x) arising under applicable securities Laws and (y) that are expressly contemplated by the Stockholders Agreement). Except as contemplated in this Agreement and the Stockholders Agreement, neither Parent nor any Parent Subsidiary is party to any agreement regarding the voting of Parent Shares.

Section 4.7             Permits; Compliance with Law.

(a)            Parent and the Parent Subsidiaries hold and maintain in full force and effect all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets and to carry on and operate their businesses as currently conducted (collectively, the “Parent Permits”), except where the failure to hold, or to maintain in full force and effect, any of the Parent Permits, would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Each of Parent and the Parent Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws, and neither Parent nor any Parent Subsidiary is, or since January 1, 2023 has been, in conflict with, default under or violation of any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected, except, in each case, for such non-compliance, conflicts, defaults or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8             SEC Filings; Financial Statements.

(a)            Since January 1, 2023, Parent has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Parent with the SEC since January 1, 2023, as have been supplemented, modified or amended since the time of filing, and together with any exhibits and schedules thereto and any other information incorporated therein, collectively, the “Parent SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Parent SEC Documents (i) did not (or, with respect to the Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied, as of such date, as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act, as the case may be, and the listing and corporate governance rules and regulations of Nasdaq; provided, however, in each case, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. None of the Parent Subsidiaries is required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent or any Parent Subsidiary relating to the Parent SEC Documents. To the Knowledge of Parent as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)            The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries (including, in each case, any related notes thereto) included or incorporated by reference in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries, taken as a whole, as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of notes and except as may be indicated in the notes to the Parent Financial Statements). As of the date of this Agreement there are no pending inspections of an audit of the Parent Financial Statements by the Public Company Accounting Oversight Board.

(c)            Neither Parent nor any of the Parent Subsidiaries is a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in the Parent SEC Documents.

Section 4.9             Internal Controls.

(a)            Parent has designed and maintains in all material respects a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for Parent and the Parent Subsidiaries and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains in all material respects “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports and (ii) based on Parent’s most recent evaluation of internal controls over financial reporting prior to the date hereof, has disclosed to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that have not been remediated and are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b)            Neither Parent nor any of the Parent Subsidiaries has made any prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. There are no outstanding loans or other extensions of credit made by Parent or any of the Parent Subsidiaries to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

Section 4.10           No Undisclosed Liabilities. Except for those liabilities and obligations (a) disclosed, reflected, reserved against or provided for in the Parent Financial Statements filed prior to the date hereof, (b) incurred in the ordinary course of business since June 30, 2025, (c) for Taxes, (d) incurred in connection with this Agreement or the transactions contemplated hereby, (e) incurred in accordance with the terms of any Parent Material Contract (other than liabilities due to breaches thereunder) or (f) that would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is, as of the date of this Agreement, subject to any liabilities or obligations, whether accrued, contingent or otherwise.

Section 4.11           Absence of Certain Changes or Events.

(a)            Since June 30, 2025 through the date of this Agreement (i) Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (i), (iii), (v), (vi), (vii), (viii), (ix) and (xii) of Section 5.1(c) (but in the case of clause (xii), solely with respect to clauses (i), (iii), (v), (vi), (vii), (viii) and (ix) of Section 5.1(c)).

(b)            Since June 30, 2025 through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12           Labor Matters.

(a)            Section 4.12(a) of Parent Disclosure Letter contains a complete and accurate list of all employees of Parent and the Parent Subsidiaries, including the following information: (i) the aggregate base annual salary or hourly wage rate (as applicable), by department; (ii) the aggregate target commission, bonus or other incentive-based compensation for 2026, by department; (iii) work location (including remote work status and location, if applicable), by state; (iv) exempt or non-exempt classification under wage and hour Laws; (v) employing entity; (vi) the aggregate accrued, unused vacation or other paid time off, by department; and (vii) active or leave status (including type of leave and expected return date).

(b)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries are, and since January 1, 2023 have been, in compliance with all applicable Laws governing Employment Matters.

(c)            To the Knowledge of Parent, no employee of Parent or any Parent Subsidiary with the title of vice president or higher or who otherwise earns base annual compensation in excess of $150,000 intends to terminate his or her employment as a result of the consummation of the transactions contemplated by this Agreement or otherwise in the twelve (12) months following the Closing.

(d)            To the Knowledge of Parent, no Participant is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, nonsolicitation agreement, or other restrictive covenant obligation: (i) owed to Parent or any Parent Subsidiary; or (ii) owed to any Third Party with respect to such person’s rights to be employed or engaged by Parent or any Parent Subsidiary, in each case, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)            Neither Parent nor any Parent Subsidiary is a party to or bound by a Collective Bargaining Agreement, and no employees of Parent or any Parent Subsidiary are represented by a union, works council, or other labor organization or employee representative or group of employees with respect to their employment. To the Knowledge of Parent, there are, and since January 1, 2023 there have been, no actual, pending or threatened union organizing activities involving Parent or any Parent Subsidiary.

(f)             Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no, and since January 1, 2023 there has not been any, pending or, to the Knowledge of Parent, threatened work stoppage, lockout, slowdown, labor strike, handbilling, picketing, unfair labor practice, labor arbitration, labor grievance or other labor dispute against Parent or any Parent Subsidiary.

(g)            In the past five (5) years, Parent and each Parent Subsidiary has reasonably investigated, and taken reasonable corrective action (where merited or as otherwise required by applicable Law) with respect to, all sexual harassment or other harassment, discrimination or retaliation allegations against any Participant which have been reported to Parent or any Parent Subsidiary or of which Parent has Knowledge. Neither Parent nor any Parent Subsidiary reasonably expects any material liability with respect to any such allegations or is aware of any such allegations that would reasonably be expected to bring Parent or any Parent Subsidiary into material disrepute.

(h)            To the Knowledge of Parent, all current employees of Parent and the Parent Subsidiaries who work in the United States have appropriate documentation to work in the United States and are authorized to work in the United States under applicable immigration Laws. Since January 1, 2023, neither Parent nor any Parent Subsidiaries has been notified in writing or, to the Knowledge of Parent, orally of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement, U.S. Department of Labor, or other federal agency charged with administration and enforcement of federal immigration laws concerning the employees of Parent or Parent Subsidiaries.

(i)             Neither Parent nor any Parent Subsidiary is a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment (including the Service Contracts Act or any other prevailing wage Laws).

(j)             During the past three (3) years, neither Parent nor any Parent Subsidiary has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or Parent Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or Parent Subsidiary.

Section 4.13           Parent Employee Benefit Plans.

(a)            Section 4.13(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all material Parent Benefit Plans as of the date hereof.

(b)            Parent has made available to Company, with respect to each material Parent Benefit Plan, (i) each plan document (including all amendments thereto), executed adoption agreement, trust agreement, and insurance contract and other funding vehicle, (ii) the two most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any material modifications thereto, if any, (iv) the most recent annual financial report, trustee report, audit report or actuarial report, if any, (v) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan, (vi) the two most recent compliance testing results, and (vii) the most recent safe harbor notice.

(c)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Benefit Plan has been maintained, operated, registered and administered in compliance with its terms and with applicable Law, including ERISA, the Code, and the Patient Protection and Affordable Care Act of 2010 (and not subject to taxes or penalties under such Law) to the extent applicable thereto, (ii) each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Parent, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code, (iii) none of Parent, any Parent Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, (iv) no Parent Benefit Plan provides medical, life insurance or other welfare benefits with respect to current or former employees or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (v) no liability under Title IV of ERISA has been incurred, or is reasonably expected to be incurred, by Parent, any of the Parent Subsidiaries or any ERISA Affiliate with respect to any Parent Benefit Plan that has not been satisfied in full (other than with respect to amounts not yet due), and no condition, event or circumstance exists that presents a risk to Parent, any Parent Subsidiaries or any ERISA Affiliate of Parent of incurring a liability thereunder, (vi) all contributions or other amounts payable by the Parent, the Parent Subsidiaries or any ERISA Affiliate with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due), (vii) none of Parent, any Parent Subsidiary or any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) a “multiemployer plan” within the meaning of Section 4001(a) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (viii) none of Parent, any of the Parent Subsidiaries, any director, officer or employee of Parent or any of the Parent Subsidiaries or any Parent Benefit Plan that is subject to ERISA, or, to the Knowledge of Parent, any trust created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), (ix) none of Parent, any of the Parent Subsidiaries, any director, officer or employee of Parent or any of the Parent Subsidiaries or any Parent Benefit Plan has engaged in any actions or omissions that would trigger taxes and associated penalties and interest under Section 409A of the Code, (x) there are no pending or, to the Knowledge of Parent, threatened complaints, lawsuits or claims (other than claims for benefits in accordance with the terms of the Parent Benefit Plans) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto, or against any fiduciary of any Parent Benefit Plan, and (xi)  Parent has properly classified its independent contractors as non-employees for purposes of withholding of Taxes, employment Taxes and employment Law, and neither Parent nor any of the Parent Subsidiaries has incurred any liability arising under the Fair Labor Standards Act or any similar Law.

(d)            Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Parent Participant to severance, change of control or other similar pay or benefits other than access to continued health care coverage mandated by applicable Law, (ii) cause any payment or funding (through a grantor trust or otherwise) to become due or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any Parent Participant, or increase the amount payable, pursuant to any Parent Benefit Plan, (iii) result in any forgiveness of indebtedness of any Parent Participant, or (iv) result in payments by the Company or any Company Subsidiary to any Person that would not be deductible under Section 280G of the Code. Neither Parent nor any Parent Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes incurred pursuant to Sections 409A or 4999 of the Code.

Section 4.14           Contracts.

(a)            Section 4.14(a) of the Parent Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract that is in effect as of the date hereof and to which Parent or any Parent Subsidiary is a party or which binds their respective properties or assets, and that falls within any of the following categories:

(i)             any joint venture, partnership, or strategic alliance Contract with a Third Party member that is material to the business of Parent and the Parent Subsidiaries, taken as a whole, and in which Parent or any Parent Subsidiary owns an Equity Interest;

(ii)            any Contract that requires aggregate capital expenditures by Parent or any of the Parent Subsidiaries in an amount in excess of $500,000 per annum individually, other than any purchase order Contract for supplies, inventory or trading stock acquired in the ordinary course of business;

(iii)           any settlement, conciliation or similar Contract entered into in connection with the settlement or resolution of any actual or threatened Proceeding and that (A) is with any Governmental Entity, (B) requires Parent or any of the Parent Subsidiaries to pay any monetary consideration of more than $250,000 after the date of this Agreement or (C) would otherwise limit in any material respect the operation of the businesses of Parent or any Parent Subsidiary (or, to the Knowledge of Parent, Parent or any of its other affiliates from and after the Closing) as currently operated;

(iv)          any Contract (A) that relates to any completed acquisition, divestiture, merger or similar transaction (excluding any transactions solely among Parent and any wholly owned Parent Subsidiary) and contains representations, covenants, indemnities or other obligations that remain in effect (excluding confidentiality obligations) that are material to the business of Parent and the Parent Subsidiaries, taken as a whole, (B) for any pending acquisition, directly or indirectly (by merger or otherwise) of (x) a material portion of the assets (other than goods, products or services in the ordinary course of business) of any Person or (y) any Equity Interests of any Person, in each case of the preceding clauses (x) and (y), for aggregate consideration in excess of $500,000 or (C) that gives any Third Party the right to acquire any material assets from Parent or any of the Parent Subsidiaries (excluding ordinary course commitments of Parent or the Parent Subsidiaries to sell products or services) after the date hereof in exchange for total consideration of more than $500,000;

(v)           any Contract that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money (in each case, whether incurred, assumed, guaranteed or secured by any asset) in an outstanding principal amount in excess of $500,000, other than any such Contract between Parent or any Parent Subsidiary, on the one hand, and any other Parent Subsidiary, on the other hand;

(vi)          any Contract (A) pursuant to which Parent or any Parent Subsidiary receives a license to use any material Intellectual Property that is used in the business (other than (1) licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions with an annual consideration of less than $250,000, (2) non-disclosure Contracts entered into by Parent or any Parent Subsidiary in the ordinary course of business, and (3) Contracts regarding Open Source Software) or (B) pursuant to which Parent or any Parent Subsidiary grants to a Third Party a license to use any material Parent Intellectual Property that is used in the business of Parent or any Parent Subsidiary (other than (1) Contracts with Parent’s or any Parent Subsidiary’s contractors and service providers entered into in the ordinary course of business that provide access and non-exclusive rights to use material Parent Intellectual Property solely to perform services for Parent or the applicable Parent Subsidiary, (2) marketing Contracts entered into by Parent or any Parent Subsidiary and granting a third-party a non-exclusive license to use a trademark that constitutes Parent Intellectual Property in the ordinary course of business (3) Contracts whereby the non-exclusive license to material Parent Intellectual Property is implied or merely incidental or ancillary to the transactions contemplated therein, and (4) non-exclusive licenses granted to customers of the Parent or any Parent Subsidiary in the ordinary course of business);

(vii)         any Contract involving a standstill or similar obligation of Parent or any Parent Subsidiary;

(viii)        any Contract (A) prohibiting, or purporting to limit or restrict Parent’s or any Parent Subsidiary’s ability to compete or to conduct its businesses in any geographical area or the type or line of business in which Parent or any Parent Subsidiary is engaged (excluding for the avoidance of doubt, employee non-solicitation covenants contained in Contracts entered into in the ordinary course of business), (B) providing “most favored nation” or similar provisions where the pricing, discounts or benefits to any customer or other business relation of Parent or any Parent Subsidiary changes based on the pricing, discounts or benefits offered to other customers or business relations, (C) granting a Third Party a right of first refusal or right of first offer or similar right for the purchase of any lines of business or assets of Parent or any of the Parent Subsidiaries that are material to Parent and the Parent Subsidiaries, taken as a whole, including any Parent Property, (D) pursuant to which Parent or a Parent Subsidiary grants an exclusive sale or purchase right to any Third Party with respect to any product, service or geographical area or (E) that requires Parent or any Parent Subsidiary to satisfy any minimum purchase, expenditure, sale, payment, production, supply, output, or distribution obligations, or any other similar minimum-commitment requirements, or that contains any take-or-pay provision in favor of a Third Party;

(ix)           any Contract that prohibits in any material respect the payment of dividends or distributions in respect of the Equity Interests of Parent or any Parent Subsidiary, or prohibits the pledging of the Equity Interests of Parent or any Parent Subsidiary;

(x)            any Contract pursuant to which Parent or any Parent Subsidiary may be obligated to repurchase in excess of $500,000 of inventory per annum from a Third Party in connection with a floor plan financing arrangement;

(xi)           any Contract with a (A) Parent Top Supplier, or (B) Parent Top Dealer (other than, in the case of each of the foregoing clauses (A) and (B), any statements of work, purchase orders, sales orders, invoices, service orders or similar documents entered into in the ordinary course of business);

(xii)          any Parent Related Party Contract;

(xiii)         any Parent Real Property Lease;

(xiv)         any Contract with respect to any Parent Owned Real Property, including any easement, license, covenant, restriction, right of first refusal, option, or other agreement or arrangement, in each case, that materially affects the use, occupancy, value, or transferability of any Parent Owned Real Property;

(xv)          any Collective Bargaining Agreement; and

(xvi)         any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

Each Contract of the type required to be disclosed in Section 4.14(a) of the Parent Disclosure Letter is referred to herein as a “Parent Material Contract.” True and complete copies of each Parent Material Contract in effect as of the date hereof have been made available to the Company (after giving effect to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(b)           Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is a legal, valid, binding and enforceable obligation of Parent or the Parent Subsidiary party thereto and is in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) none of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any counterparty is in breach or default under any Parent Material Contract (iii) Parent and the Parent Subsidiaries have performed all material obligations required to be performed by them to date under the Parent Material Contracts, and (iv) in the past twelve (12) months, neither Parent nor any Parent Subsidiary has received any written notice of termination with respect to, and, to the Knowledge of Parent, no other party has threatened to terminate, any Parent Material Contract.

Section 4.15           Litigation. There is no Proceeding to which Parent or any Parent Subsidiary is a party pending or, to the Knowledge of Parent, threatened that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16           Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each of Parent and the Parent Subsidiaries is and has for the past three (3) years been in compliance with applicable Environmental Laws, (b) each of Parent and the Parent Subsidiaries has, or has applied for, all Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted and is, and for the past three (3) years has been, in compliance with the terms and conditions thereof, (c) neither Parent nor any Parent Subsidiary has received in the past three (3) years any written notice, demand, letter or claim that is unresolved and that alleges that Parent or such Parent Subsidiary is in violation of, or has liability under, any Environmental Law, (d) neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, (e) (i) no Hazardous Substances have been Released at, under or on any Parent Property by Parent or any Parent Subsidiary or, to the Knowledge of Parent, any other person, and (ii) neither Parent nor any Parent Subsidiary has stored, handled, used, Released, disposed of or transported, or arranged for the transport or disposal of Hazardous Substances at any location, except, in each case of the foregoing subclauses (i) and (ii), as would not reasonably be expected to result in material liability to Parent or any Parent Subsidiary under any Environmental Law and (f) neither Parent nor any Parent Subsidiary has undertaken or assumed by Contract or, to the Knowledge of Parent, by operation of law any liability arising under any Environmental Law or relating to Hazardous Substances. Parent has made available copies of all material, non-privileged environmental site assessments and audit reports (including Phase I or Phase II reports) and other material reports relating to noncompliance with Environmental Laws and/or the environmental condition of any real properties of Parent and the Parent Subsidiaries that, in each case are in the possession of Parent or any of the Parent Subsidiaries. Section 4.16 of the Parent Disclosure Letter sets forth a true, correct and complete list of all Environmental Permits held by Parent or any Parent Subsidiary and necessary for the conduct and operation of Parent and the Parent Subsidiaries’ respective businesses as now being conducted.

Section 4.17           Intellectual Property and Data Privacy.

(a)            Section 4.17(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all material Parent Intellectual Property that is registered, issued or the subject of a pending application. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the registrations, issuances and applications set forth on Section 4.17(a) of the Parent Disclosure Letter are valid and, to the extent it is a Parent Intellectual Property that has been issued, enforceable, (ii) Parent or a Parent Subsidiary is the sole and exclusive owner of all right, title and interest (including the sole right to enforce) in and to the Parent Intellectual Property, free and clear of any Liens other than Permitted Liens, (iii) Parent and the Parent Subsidiaries lawfully own or have valid, enforceable, and sufficient license Contracts entitling Parent and the Parent Subsidiaries, as applicable, to use all Intellectual Property that they use in their operations as currently operated, and (iv) Parent and the Parent Subsidiaries have taken commercially reasonable actions to maintain and protect each item of such Intellectual Property. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all IP Agreements of Parent and the Parent Subsidiaries are valid, and enforceable on all parties thereto (except as may be limited by the Enforceability Exceptions); and (ii) Parent and the Parent Subsidiaries have not breached any IP Agreement and, to the Knowledge of Parent, no IP Agreement has been breached by any Third Party.

(b)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) as of the date of this Agreement, no Proceedings are pending against or by Parent or any Parent Subsidiary or, to the Knowledge of Parent, are threatened, concerning the infringement, misappropriation, dilution or other violation, or the ownership or use, of the Parent Intellectual Property or, to the Knowledge of Parent, the Intellectual Property of any other Person, and no such Proceedings have been brought since January 1, 2023, (ii) to the Knowledge of Parent, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Parent Intellectual Property, and neither Parent nor any Parent Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this Section 4.17(b)(ii), and (iii) the operation by Parent and the Parent Subsidiaries of their respective businesses as currently conducted and the Parent Intellectual Property do not infringe, misappropriate, dilute or otherwise violate, and in the past three (3) years, have not infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any Person.

(c)            Each employee, consultant, or contractor who developed any material Parent Intellectual Property has executed a valid and enforceable Contract with Parent or a Parent Subsidiary that conveys to Parent or a Parent Subsidiary any and all right, title and interest in and to all such Intellectual Property, or, in the case of employees only, any and all right, title and interest in and to all such Intellectual Property is conveyed to Parent or a Parent Subsidiary as a matter of Law.

(d)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have taken commercially reasonable steps to (i) protect the Trade Secrets in the Parent Intellectual Property and to (ii) protect any Trade Secrets provided to them by any other Person under obligation of confidentiality.

(e)            Immediately following Closing, Merger II Surviving Company will have materially the same rights and privileges in the material Parent Intellectual Property and the material Intellectual Property exploited by Parent and the Parent Subsidiaries as Parent and the Parent Subsidiaries had in such Intellectual Property immediately prior to Closing.

(f)             To the Knowledge of Parent, the Parent IT Assets are sufficient, and operate and perform in all material respects as is necessary for the operation of the businesses of Parent and the Parent Subsidiaries as currently conducted, and there has been no material failure of the Parent IT Assets in the past three (3) years which has not been fully resolved and no Person has gained unauthorized access to the Parent IT Assets, which access has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, the Parent IT Assets are free of any material defects or material disabling codes or instructions, and free of any “viruses”, “worms”, “time bombs”, “key-locks” or any other software or hardware or other malicious devices, defects, or other contaminant that does or may materially disrupt, disable, delete, damage, modify, or otherwise interfere with the operation of, or permit unauthorized access to, the Parent IT Assets. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the extent any Parent IT Assets include or are comprised of AI Solutions, Parent or any Parent Subsidiary that uses an AI Solution has taken reasonable steps to ensure that (i) Parent or the Parent Subsidiary that uses the AI Solution has all necessary rights, title, and interest in any data or information that was used or is used to develop, train, improve, and operate the AI Solution; and (ii) the AI Solution operates in all material respects in compliance with applicable Law.

(g)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (x) Parent and the Parent Subsidiaries maintain and implement policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and (y) security measures are in place that are designed to protect Personal Information stored in the Parent IT Assets from unlawful use by any Third Party or any other use by a Third Party that would violate such policies. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries are, and, since January 1, 2023, have been, in compliance with all Data Privacy and Security Requirements applicable to Parent or any of the Parent Subsidiaries. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there has been (i) no loss or theft of Personal Information or security breach relating to Personal Information processed by or on behalf of Parent or the Parent Subsidiaries, (ii) no violation of any security policy regarding any such Personal Information, (iii) no unauthorized access or unauthorized use of any Personal Information and (iv) no unintended or improper disclosure of any Personal Information in the possession, custody or control of Parent or a Parent Subsidiary or a contractor or agent acting on behalf of Parent or a Parent Subsidiary, that, in each case of the foregoing clauses (i) through (iv), would require Parent or any Parent Subsidiary to provide notice thereof to any Person under applicable Data Privacy and Security Requirements. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in the past three (3) years, neither Parent nor any Parent Subsidiary has received any written, or, to Parent’s Knowledge, oral, notice, complaint, claim, or Proceeding regarding any actual or alleged violation by Parent or any Parent Subsidiary of any Data Privacy and Security Requirements, and, to Parent’s Knowledge, no facts or circumstances exist that could reasonably form the basis of any of the foregoing. Except as would not have and would not reasonably be expected to, individually or in the aggregate, a Parent Material Adverse Effect, no Proceedings are pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries relating to the collection or use of Personal Information.

(h)            Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent or the Parent Subsidiaries, taken as a whole, Parent and the Parent Subsidiaries (i) possess all source code of Parent Software and its related documentation; (ii) have not disclosed, delivered, licensed or otherwise made available, and do not have an obligation to disclose, deliver, license or otherwise make available, any source code of any Parent Software to any Person; and (iii) have not distributed or used any Parent Software in a manner that would require any portion of the Parent Software to be: (x) disclosed or distributed in source code form; (y) licensed for the purpose of making derivative works; or (z) distributable or redistributable at no charge.

Section 4.18           Tax Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)            all Tax Returns that are required to be filed by or with respect to Parent and the Parent Subsidiaries have been timely filed with the appropriate Governmental Entity (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b)           Parent and the Parent Subsidiaries have timely paid all Taxes due and owing by any of them, other than Taxes and deficiencies for which, or with respect to which, adequate reserves have been established on or reflected in the financial statements of Parent or the Parent Subsidiaries in accordance with GAAP, and since the date of the most recent financial statements of Parent and the Parent Subsidiaries, no liability in respect of Taxes has been incurred or accrued (other than in the ordinary course of business);

(c)            no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against Parent or the Parent Subsidiaries, except for deficiencies that have been satisfied by payment, settled or withdrawn;

(d)            there is not pending, or, to the Knowledge of Parent, threatened in writing, any audit, examination, investigation or other Proceeding with respect to any Taxes or Tax Return of Parent or the Parent Subsidiaries;

(e)            neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations with respect to Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes;

(f)            neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2);

(g)            Parent has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Mergers;

(h)            neither Parent nor any of the Parent Subsidiaries is a party to any Tax allocation, sharing or indemnity agreement (other than any Tax indemnification provisions in commercial agreements that are not primarily related to Taxes and other than any agreement solely between or among any of Parent and the Parent Subsidiaries);

(i)             neither Parent nor any of the Parent Subsidiaries has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or as successor or transferee;

(j)             there are no Liens for Taxes (other than Permitted Liens) upon the assets of Parent or any of the Parent Subsidiaries;

(k)            no claim in writing has been made by any Governmental Entity in a jurisdiction in which Parent or the Parent Subsidiaries do not file Tax Returns of a particular type that Parent or any Parent Subsidiaries is, or may be, subject to taxation of such type by, or required to file any Tax Return with respect to Taxes of such type in, that jurisdiction;

(l)             each of Parent and each of the Parent Subsidiaries has withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes, has remitted all such amounts to the appropriate Governmental Entity when required by applicable Law to do so and has otherwise complied with Laws related to the collection, withholding and remittance of Taxes; and

(m)           there are no requests for rulings or determinations in respect of any Taxes or Tax Returns pending with respect to Parent or any Parent Subsidiaries;

(n)            neither Parent nor any Parent Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method by Parent or any Parent Subsidiary prior to the Closing, (ii) closing or similar agreement with any taxing authority executed prior to the Closing, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) that occurred or arose prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) deferred revenue or prepaid amount received prior to the Closing outside the ordinary course of business; and

(o)            none of Parent or any Parent Subsidiary has taken or agreed to take any action, and Parent and the Parent Subsidiaries have no knowledge of any fact or circumstance, in each case, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

Section 4.19           Real Property.

(a)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Parent Subsidiary has good and marketable fee title to the real property owned by Parent or any Parent Subsidiary (the “Parent Owned Real Property”), in each case, free and clear of all Liens other than Permitted Liens.

(b)            Section 4.19(b) of the Parent Disclosure Letter sets forth a complete list of each lease, sublease, license and other Contract, together with any material amendments or renewals and any guarantees thereof or thereto (each, a “Parent Real Property Lease”) under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy any real property at which operations of Parent and the Parent Subsidiaries are presently conducted (the “Parent Leased Real Property”, and together with the Parent Owned Real Property and Parent Leased Real Property, the “Parent Property”). Parent has made available to the Company a true, correct and complete copy of each Parent Real Property Lease. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Real Property Lease is valid, binding and in full force and effect (except as may be limited by the Enforceability Exceptions), (ii) to the Knowledge of Parent, none of Parent, any Parent Subsidiary or any counterparty is in breach or default under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a default by Parent, any Parent Subsidiary or any counterparty under any Parent Real Property Lease, (iii) Parent or the applicable Parent Subsidiary has a good and valid leasehold interest, subject to the terms of the Parent Real Property Lease applicable thereto, in each parcel of Parent Leased Real Property, in each case free and clear of all Liens other than Permitted Liens, and (iv) there are no outstanding options, rights of first offer or rights of first refusal granting any Third Party the right to purchase any Parent Owned Real Property or any portion thereof or interest therein.

(c)            As of the date of this Agreement, none of the Parent Properties are being leased or subleased to any other Person.

(d)            To the Knowledge of Parent, neither Parent nor any Parent Subsidiary has received any written notice of any material violation of any Law relating to any Parent Property.

(e)            Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received any written notice of any condemnation, eminent domain, requisition or taking Proceeding by any Governmental Entity with respect to any Parent Property, or negotiations for the purchase of any Parent Property in lieu of condemnation, and, to the Knowledge of Parent, no condemnation, eminent domain, requisition or taking Proceeding has been commenced or threatened in connection with any of the foregoing.

Section 4.20           Insurance. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and the Parent Subsidiaries maintain policies of insurance covering Parent, the Parent Subsidiaries and their respective employees, properties or assets (collectively, “Parent Insurance Policies”) in an amount that is adequate for the operation of Parent’s and the Parent Subsidiaries’ businesses presently conducted, and all premiums for such Parent Insurance Policies and other amounts due in connection therewith have been paid in full. Neither Parent nor any Parent Subsidiary (a) is in breach or default of any of the Parent Insurance Policies or (b) has received any written notice of termination, cancellation or denial of coverage with respect to any Parent Insurance Policy, and all such insurance is outstanding and duly in force, except in each case of the foregoing clauses (a) and (b), as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.21           Form S-4; Joint Proxy Statement/Prospectus. None of the information in the Form S-4 or the Joint Proxy Statement/Prospectus to be supplied by or on behalf of Parent or the Parent Subsidiaries for inclusion therein will, at the time of the mailing of the Joint Proxy Statement/Prospectus or any amendments or supplements thereto, or at the time of the meeting of the Parent stockholders for the purpose of adopting this Agreement and approving the Parent Common Share Issuance (including any adjournment or postponement thereof, the “Parent Stockholders Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable Laws, including the provisions of the Securities Act and the Exchange Act, except that no representation or warranty is made by Parent, Merger Sub I or Merger Sub II with respect to information supplied by or on behalf of the Company for inclusion therein.

Section 4.22           Brokers. Except for Parent’s obligations to Wells Fargo Securities, LLC (“Wells Fargo Securities”), no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Mergers and the Parent Common Share Issuance, based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has made available to the Company true and complete copies of all Contracts with respect to the engagement of Wells Fargo Securities related to the Mergers, the Parent Common Share Issuance and the other transactions contemplated hereby.

Section 4.23           Ownership of Company Capital Stock. None of Parent, Merger Sub I, Merger Sub II or any other Parent Subsidiary beneficially owns any Company Shares or is party to any derivative or hedging arrangement, short position, borrowing or lending of Company Shares or other Contract or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from, share price changes for, or to increase or decrease the voting power of, Parent, Merger Sub I, Merger Sub II or any other affiliate of Parent, in each case, with respect to Company Shares. Except as a result of any “agreement, arrangement or understanding” entered into pursuant to the resolution of the Special Committee adopted on December 24, 2025 and except as a result of this Agreement and the Voting Agreement, none of Parent, Merger Sub I, Merger Sub II or any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) of the foregoing is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).

Section 4.24           Ownership of Merger Sub I and Merger Sub II. All of the outstanding Equity Interests of Merger Sub I and Merger Sub II have been duly authorized and validly issued and are wholly owned by Parent, free and clear of all Liens except for Permitted Liens. Merger Sub I and Merger Sub II were formed solely for purposes of consummating the Mergers, respectively, and, except for matters incidental to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, Merger Sub I and Merger Sub II have not prior to the date hereof engaged in any business or other activities.

Section 4.25           State Takeover Statutes. Assuming the accuracy of the Parent 203 Assumptions, no restriction on business combinations in any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including Section 203 of the DGCL) or any similar anti-takeover provision in the Parent Charter, the Parent Bylaws, or the comparable organizational and governance documents of Merger Sub I or Merger Sub II is, or at the First Effective Time will be, applicable to this Agreement, the Mergers or any of the transactions contemplated hereby.

Section 4.26          Sufficient Authorized but Unissued Shares. Assuming the accuracy of the representations and warranties of the Company in Section 3.2 and the Company’s compliance with covenants contained in Section 5.1(a)(ii) and Section 5.1(a)(x), at the First Effective Time, (a) Parent will have sufficient authorized but unissued shares or treasury shares for Parent to meet its obligation to deliver the Parent Common Shares under this Agreement, (b) Parent shall deliver the Parent Common Shares that are issued as Stock Consideration free and clear of all Liens, other than transfer restrictions (x) under applicable securities Laws and (y) that are contemplated by the Stockholders Agreement.

Section 4.27          Reorganization. As of the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.28          Parent Related Party Contracts. There are no Contracts, transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any Parent Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Shares (or any of such person’s immediate family members or affiliates) (other than Parent Subsidiaries) of the type required to be reported in any Parent SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (collectively, “Parent Related Party Contracts”).

Section 4.29          Sufficient Funds. Parent has (taking into account available capacity under its existing credit facility), and will have at Closing, sufficient funds for (a) the payment of the aggregate cash portion of the Merger Consideration and any other amounts required to be paid under Article II at the Closing, (b) the funding of any required refinancings, repurchases, consents or repayments of any Company Indebtedness or indebtedness for borrowed money of Parent in connection with the Mergers and (c) the payment of all fees and expenses reasonably expected to be incurred by Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation and the Merger II Surviving Company in connection with the Mergers. Parent acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent obtain financing for or relating to the transactions contemplated hereby.

Section 4.30          Top Dealers and Suppliers.

(a)           Section 4.30(a) of the Parent Disclosure Letter sets forth a true and complete list of (i) the top ten suppliers (each a “Parent Top Supplier”), and (ii) the top ten dealers (each a “Parent Top Dealer”), respectively, based on the aggregate dollar amount of payments to or from, as applicable, such supplier or dealer, for each of the Parent’s fiscal year ended June 30, 2024 and June 30, 2025, in each case of Parent and the Parent Subsidiaries, taken as a whole.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since December 31, 2024 through the date of this Agreement, (i) there has been no termination of or a failure to renew the business relationship of Parent and the Parent Subsidiaries with any Parent Top Supplier or any Parent Top Dealer and (ii) no Parent Top Supplier or Parent Top Dealer has notified Parent or any Parent Subsidiary in writing, or, to Parent’s Knowledge, orally, that it intends to terminate or not renew its business. Since December 31, 2024, neither Parent nor any Parent Subsidiary has received any written notice, letter, complaint or other communication from any Parent Top Supplier or Parent Top Dealer to the effect that it has materially changed, modified, amended or reduced, or is expected to materially change, modify, amend or reduce, its business relationship with Parent or any Parent Subsidiary in a manner that is materially adverse to Parent and the Parent Subsidiaries, taken as a whole.

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Section 4.31          Product Warranty Matters.

(a)           Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each product designed, manufactured, sold, leased, provided or delivered by Parent or any Parent Subsidiary, and each service provided by Parent, in each case, since January 1, 2023, has been designed, manufactured, sold, leased, provided or delivered, as applicable, in conformity with the specifications for such product or service, as applicable, and applicable Contracts, Laws and warranties and (ii) as of the date of this Agreement, there are no material defects in any products or services of Parent or any Parent Subsidiaries.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, since January 1, 2023, (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any product or service of Parent or any Parent Subsidiary and, to the Knowledge of Parent, there is no reasonable basis for any of the foregoing, (ii) Parent and each Parent Subsidiary has not been required to file (and has not filed) any notification or other report with or provide information to any Governmental Entity or product safety standards group concerning actual or potential defects or other hazards with respect to any such product or service, and there is no reasonable basis for any of the foregoing and (iii) Parent and each Parent Subsidiary is, and has been, in compliance with all Boating Laws.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole, in the last three (3) years, no Governmental Entity has alleged in writing that any product designed, manufactured, sold, or leased by any of Parent or any Parent Subsidiary is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity that has not been fully remedied.

(d)           Section 4.31(d) of the Parent Disclosure Letter sets forth the standard forms of warranties currently used by Parent and the Parent Subsidiaries for all boats that are sold by Parent and the Parent Subsidiaries as of the date of this Agreement.

Section 4.32          International Trade Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (i) Parent, the Parent Subsidiaries and their respective Representatives are (and have been at all times in the last ten (10) years) in compliance with all applicable International Trade Laws and Regulations; (ii) there are no, and there have not been in the last ten (10) years, Proceedings pending or, to Parent’s Knowledge, threatened between Parent and the U.S. Government or a foreign Governmental Entity under any International Trade Laws and Regulations, (iii) each of the items (including goods, software, technical data, or technology) produced, purchased or sold by Parent and the Parent Subsidiaries since January 1, 2019, have been classified in compliance with applicable International Trade Laws and Regulations; (iv) all duties, tariffs, penalties, interest and other charges and obligations related to the import and export of such products have been fully paid in a timely manner in accordance with all relevant International Trade Laws and Regulations; (v) each of Parent and the Parent Subsidiaries has prepared, timely applied for and obtained all import and export approvals required in accordance with International Trade Laws and Regulations for the conduct of the business of Parent and the Parent Subsidiaries as presently conducted.

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(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent, nor any Parent Subsidiaries nor any of their respective Representatives (i) is a Sanctioned Person, (ii) has participated in any transaction involving a Sanctioned Person or a Sanctioned Jurisdiction, (iii) has maintained employees or assets of any kind in a Sanctioned Jurisdiction, (iv) has directly or indirectly provided any financing to or for the benefit of any Sanctioned Person or has directly or indirectly conducted any transaction or engaged in any dealings with or for the benefit of any Sanctioned Person, (v) has imported, exported (including deemed exportation), re-exported (including deemed re-exportation) or transferred, directly or indirectly, any items (including goods, software, technical data, or technology) or services in violation of any applicable International Trade Laws and Regulations, or (vi) has engaged in any conduct, activity, or practice that could reasonably be expected to result in Parent or any Parent Subsidiaries being designated as a Sanctioned Person.

(c)           Section 4.32(c) of the Parent Disclosure Letter sets forth a complete and accurate list of the countries and territories in which Parent or any Parent Subsidiary has done business in the last ten (10) years that were, at the time Parent or the applicable Parent Subsidiary conducted business therein, subject to comprehensive embargos or economic sanctions administered by OFAC and restricting substantially all dealings with the listed country or territory.

Section 4.33          Anti-Corruption Matters.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent, any Parent Subsidiary, nor, to the Knowledge of Parent, any of their respective Representatives, is or has been in violation of any Anti-Corruption Laws, (ii) there are no unresolved investigations or claims concerning any liability of Parent or any Parent Subsidiary with respect to Anti-Corruption Laws, (iii) Parent and each Parent Subsidiary is in compliance, and has complied, with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001 and other Laws relating to anti-money laundering and similar matters, (iv) Parent and each Parent Subsidiary has general policies and procedures in place that are designed to prevent, detect and deter bribery and corruption in the conduct of the business of Parent and the Parent Subsidiaries, (v) no officer, director or employee of Parent or any Parent Subsidiary is a Governmental Official nor does any Governmental Official have any form of actual or beneficial ownership interest in any Equity Interests of Parent or any Parent Subsidiary.

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(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent, any Parent Subsidiary, nor, to the Knowledge of Parent, any of their respective Representatives, has offered or given, money or something of value to (i) any Governmental Official, any political party or official thereof or any candidate for political office or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, for any of the following purposes: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist Parent or any Parent Subsidiary in obtaining or retaining business for, with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Parent or any Parent Subsidiary in obtaining or retaining business for, with, or directing business to, any Person.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all books and records of Parent and the Parent Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no intentionally false or fictitious entries made in such books or records relating to any illegal payment or secret or unrecorded fund, and neither Parent nor any Parent Subsidiary has established or maintained a secret or unrecorded fund.

Section 4.34          Opinion of Parent’s Financial Advisor. The Parent Board has received the opinion of Wells Fargo Securities (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Parent Fairness Opinion”), to the effect that, on the basis of and subject to the various qualifications, assumptions and limitations set forth therein, as of the date of such Parent Fairness Opinion, the Stock Consideration is fair, from a financial point of view, to the holders of Parent Shares.

Section 4.35          No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), none of the Company, any of its affiliates or any other Person on behalf of the Company or otherwise makes any express or implied representation or warranty (and each of Parent, Merger Sub I, and Merger Sub II, on its own behalf and on behalf of Parent’s Representatives, acknowledges and agrees that it has not relied, and disclaims reliance, on any such representation or warranty) with respect to the Company, the Company Subsidiaries or their respective businesses or any other matter or with respect to any other information provided, or made available, to Parent, Merger Sub I, Merger Sub II or their respective Representatives or affiliates or any other Person in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub I, Merger Sub II or their respective Representatives or affiliates or any other Person (and each of Parent, Merger Sub I, and Merger Sub II acknowledges and agrees that neither the Company nor any other Person will have or be subject to any such liability or obligation) resulting from Parent’s, Merger Sub I’s, Merger Sub II’s or their respective Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub I, Merger Sub II or their respective Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub I, Merger Sub II or their respective Representatives or affiliates or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the Company Disclosure Letter) or in any representations and warranties expressly contained in any other Transaction Document to which it is a party.

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Article V
COVENANTS

Section 5.1            Conduct of Business by the Company and Parent Pending the Closing.

(a)           The Company agrees that, between the date of this Agreement and the earlier of the First Effective Time and the termination of this Agreement in accordance with Article VII, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or as contemplated by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, use its reasonable best efforts to conduct its operations in the ordinary course of business. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(a) of the Company Disclosure Letter, as required by applicable Law or as contemplated by this Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the First Effective Time and the termination of this Agreement in accordance with Article VII:

(i)              amend, modify or otherwise change the Company Charter or the Company Bylaws or the comparable organizational and governance documents of any Company Subsidiary;

(ii)             issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries), other than the issuance of Company Shares upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof or granted in accordance with Section 5.1(a)(x) of the Company Disclosure Letter;

(iii)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any other interest; provided, however, that the foregoing does not restrict (A) any such transaction in accordance with the terms of Company Material Contracts that are in existence of the date hereof and on the terms in effect on the date hereof, (B) sales of inventory in the ordinary course of business, or (C) non-exclusive licenses of Intellectual Property in the ordinary course of business;

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(iv)            authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for (A) regular quarterly cash dividends paid by the Company on the Company Common Shares in an amount not to exceed $0.14 per Company Common Share with customary record and payment dates and consistent with the Company’s past dividend policy and practices, (B) Company Dividend Equivalent Rights that become payable as a result of the declaration or payment of the dividends described in the preceding clause (A) or (C) dividends paid by a wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;

(v)             reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock or other Equity Interests or the Equity Interests of any Company Subsidiary, except (A) the withholding or disposition of Company Shares to satisfy withholding Tax obligations with respect to Company Equity Awards in accordance with the terms of such Company Equity Awards, or (B) upon the forfeiture of outstanding Company Equity Awards;

(vi)            merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of the Company or any Company Subsidiary, other than transactions between or among the Company and any wholly owned Company Subsidiaries (or between or among any such wholly owned Subsidiaries);

(vii)           acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interest in, or a material portion of assets of, any Person, except (A) purchases of equipment, supplies, goods, inventory or products in the ordinary course of business, (B) with respect to such acquisitions not covered by the foregoing clause (A) that are in the ordinary course and are for consideration not exceeding $500,000 individually or $1,000,000 for all such transactions by the Company and Company Subsidiaries in the aggregate and (C) repurchases of the Company’s and the Company Subsidiaries’ products from dealers and distributors pursuant to existing floorplan financing arrangements in the ordinary course of business not exceeding $500,000 individually or $1,000,000 in the aggregate;

(viii)          (A) incur any indebtedness for borrowed money (excluding, for the avoidance of doubt, trade credit incurred in the ordinary course) or issue any debt securities or assume or guarantee the obligations in respect of indebtedness for borrowed money or debt securities of any Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for transactions in the ordinary course of business between the Company and any wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, or borrowings under the Company’s existing credit facilities or working capital lines; provided, that the principal amount of any indebtedness incurred by the Company and the Company Subsidiaries pursuant to this clause (A) does not exceed $1,000,000 in the aggregate, or (B) make any loans or capital contributions to, or investments in, any other Person, in each case of this clause (B) other than (x) extensions of trade credit to customers in the ordinary course of business or (y) loans, advances or capital contributions to, or investments in, wholly-owned Company Subsidiaries in the ordinary course of business;

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(ix)             (A) enter into any Contract that includes a change of control or similar provision that would, solely as a result of the Mergers or the other transactions contemplated by this Agreement, expressly (x) require a material payment to the other party or parties thereto, or (y) give rise to any rights (including termination rights) of the other party or parties thereto that, if exercised by such party or parties, would be materially adverse to the Company and the Company Subsidiaries, taken as a whole, (B) enter into any Contract that would have been a Company Material Contract if it were in effect as of the date hereof, or (C) materially modify or materially amend in a manner adverse to the Company, cancel or terminate, or waive, release or assign any material rights or claims with respect to, any Company Material Contract; provided, that the foregoing shall not restrict or prohibit (x) in the case of the preceding clause (B), the Company or any Company Subsidiary from entering into new Contracts with dealers or suppliers in the ordinary course of business on terms consistent in all material respects with those contained in Contracts in effect as of the date hereof with similarly situated dealers or suppliers, (y) the automatic renewal of any Contract in accordance with its terms or (z) the expiration of any Contract or Company Real Property Lease in accordance with its terms;

(x)             except as required by Law under any Company Benefit Plan as in effect on the date of this Agreement, (A) increase the compensation or benefits of any Participant; (B) grant any rights to severance, change of control, retention or termination pay to any Participant, whether pursuant to an employment agreement, severance agreement or otherwise; (C) establish, adopt, enter into, amend in any material respect or terminate any material Company Benefit Plan; or (D) other than pursuant to the terms of this Agreement, take any action to amend or waive any performance or vesting criteria or accelerate the vesting, exercisability or funding under any Company Benefit Plan;

(xi)             (A) negotiate, extend, modify, terminate or enter into any Collective Bargaining Agreement, or recognize or certify any union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employee of the Company or any Company Subsidiary; (B) implement or announce any employee layoffs, plant closings or other personnel actions that would reasonably be expected to trigger the WARN Act; (C) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Participant; or (D) hire or terminate (other than for cause or due to death) the employment or service of any Participant, other than with respect to any such person who has an annual base compensation that is less than $150,000;

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(xii)           make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC, including any interpretations thereof or any changes to any of the foregoing;

(xiii)          other than in the ordinary course of business, (A) make or change any material Tax election, (B) file any material amended Tax Return (C) settle or compromise any claim relating to a material amount of Taxes of the Company or any Company Subsidiary, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; or (E) surrender any right to claim a material Tax credit or refund;

(xiv)          waive, release, assign, settle or compromise any claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation arising in connection with this Agreement or the transactions contemplated hereby, which is governed by Section 5.13) or other Proceedings other than settlements of, or compromises for, any such claims, liabilities, obligations, litigation or other Proceedings (A) funded subject to payment of a deductible or self-insurance retention, solely by insurance coverage maintained by the Company or the Company Subsidiaries, or (B) for less than $1,000,000 individually or $2,000,000 in the aggregate (net of any insurance coverage maintained by the Company or the Company Subsidiaries), in each case that would not grant any material injunctive or equitable relief or impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary and without any admission of wrongdoing or liability on the part of the Company or Parent or any of their respective Subsidiaries;

(xv)           make any capital expenditure in excess of the amounts set forth in the Company’s capital expenditure budget set forth on Section 5.1(a)(xv) of the Company Disclosure Letter (other than unbudgeted capital expenditures not in excess of $250,000 in the aggregate per fiscal quarter);

(xvi)          engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC, in each case, that would be required to be disclosed pursuant to Item 404;

(xvii)         sell, assign, transfer, or otherwise dispossess any material Company Intellectual Property, or fail to use reasonable best efforts to maintain or renew, any material Company Intellectual Property (other than obsolete Company Intellectual Property) that is registered, issued or the subject of a pending application;

(xviii)        grant any license, sublicense, or other right to use any material Company Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business;

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(xix)           fail to continue the cash management practices of the Company and the Company Subsidiaries in the ordinary course of business; or

(xx)            authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Agreement, including Section 5.1(a), the Company shall, and shall cause the Company Subsidiaries to, take the actions set forth in Section 5.1(b) of the Company Disclosure Letter.

(c)           Parent agrees that, between the date of this Agreement and the earlier of the First Effective Time and the termination of this Agreement in accordance with Article VII, except as set forth in Section 5.1(c) of the Parent Disclosure Letter, as required by applicable Law or as contemplated by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, use its reasonable best efforts to conduct its operations in the ordinary course of business. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1(c) of the Parent Disclosure Letter, as required by applicable Law or as contemplated by this Agreement, or otherwise with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any Parent Subsidiary to, between the date of this Agreement and the earlier of the First Effective Time and the termination of this Agreement in accordance with Article VII:

(i)              amend, modify or otherwise change the Parent Charter, the Parent Bylaws, Merger Sub I’s certificate of incorporation or bylaws, Merger Sub II’s certificate of formation or limited liability company agreement, or the comparable organizational and governance documents of any other Parent Subsidiaries;

(ii)             issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between Parent and any wholly owned Parent Subsidiaries or between wholly owned Parent Subsidiaries), or publicly announce any intention to do any of the foregoing, other than, in each case, (A) the issuance of Parent Equity Awards to employees or directors of Parent pursuant to the Parent Equity Plans in the ordinary course of business, or (B) the issuance of Parent Shares upon the exercise, vesting or settlement of Parent Equity Awards outstanding as of the date hereof or granted in accordance with Section 5.1(c)(ii) of the Parent Disclosure Letter;

(iii)            directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any other interest; provided, however, that the foregoing does not restrict (A) any such transaction accordance with the terms of Contracts of Parent or any Parent Subsidiary that are in existence of the date hereof and on the terms in effect on the date hereof, (B) sales of inventory in the ordinary course of business, or (C) non-exclusive licenses of Intellectual Property in the ordinary course of business;

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(iv)            authorize, declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any capital stock or other Equity Interests of Parent or any Parent Subsidiary except for dividends paid by a wholly owned Parent Subsidiary to Parent or to another wholly owned Parent Subsidiary;

(v)             reclassify, combine, split, subdivide or make any similar change or amend the terms of, or redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other Equity Interests of Parent or any Parent Subsidiary (other than (A) issuances of awards under, or modifications to, the Parent Equity Plans, including existing awards thereunder, that are paid or made in the ordinary course of business, (B) the acquisition by Parent of Parent Shares in connection with the surrender of Parent Shares by holders of Parent Equity Awards to be able to pay the exercise price thereof in accordance with the terms of such Parent Equity Awards, (C) the withholding or disposition of Parent Shares to satisfy withholding Tax obligations with respect to Parent Equity Awards in accordance with the terms of such Parent Equity Awards, or (D) upon the forfeiture of outstanding Parent Equity Awards);

(vi)            merge or consolidate Parent or any Parent Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution or recapitalization of Parent or any Parent Subsidiary, other than transactions between or among Parent and any wholly owned Parent Subsidiaries (or between or among any such wholly owned Subsidiaries);

(vii)           make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC, including any interpretations thereof or any changes to any of the foregoing;

(viii)          other than in the ordinary course of business, (A) make or change any material Tax election, (B) file any material amended Tax Return (C) settle or compromise any claim relating to a material amount of Taxes of Parent or any Parent Subsidiary, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) relating to a material amount of Taxes; or (E) surrender any right to claim a material Tax credit or refund;

(ix)            acquire (including by merger, consolidation, acquisition of stock or assets, recapitalization, joint venture or otherwise) any business, material assets or securities (including Equity Interests or debt securities) of any Person if such acquisition would reasonably be expected to prevent, materially delay or materially impede the Closing; provided that Parent and the Parent Subsidiaries may repurchase its products from dealers and distributors pursuant to existing floorplan financing arrangements in the ordinary course of business;

(x)             sell, assign, transfer, or otherwise dispossess any material Parent Intellectual Property, or fail to use its reasonable best efforts to maintain or renew, any material Parent Intellectual Property (other than obsolete Parent Intellectual Property) that is registered, issued or the subject of a pending application;

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(xi)            grant any license, sublicense, or other right to use any material Parent Intellectual Property, except for non-exclusive licenses granted in the ordinary course of business; or

(xii)           authorize, agree or commit, in writing or otherwise, to do any of the foregoing.

Section 5.2            Access to Information; Confidentiality.

(a)           From the date of this Agreement to the earlier of the First Effective Time and the termination of this Agreement in accordance with Article VII, the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand (as applicable, the “Providing Party”), shall, and shall cause its or their, as applicable, respective Subsidiaries to (i) provide to the requesting Parties and their respective Representatives reasonable access, during normal business hours, in such a manner as not to interfere unreasonably with the operation of any business conducted by the Providing Party and its Subsidiaries, and upon reasonable prior written notice to the Providing Party, to the officers, employees, properties, Company Permits or Parent Permits, as applicable, offices and other facilities of the Providing Party and its Subsidiaries and to the books and records thereof and (ii) use reasonable best efforts to furnish to the requesting Parties and their respective Representatives, during normal business hours, in such a manner as not to interfere unreasonably with the operation of any business conducted by the Providing Party and its Subsidiaries, and upon prior reasonable written notice to the Providing Party, such information concerning the business, properties, Contracts, Company Permits or Parent Permits, as applicable, personnel, assets and liabilities of the Providing Party and the Subsidiaries thereof as the requesting Parties or their respective Representatives may reasonably request; provided that the Providing Party shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Providing Party believes, in its reasonable good faith judgment, that (A) doing so would result in the loss of attorney-client, work product or other privilege, (B) doing so would result in the disclosure of any Trade Secrets of Third Parties or violate any obligations of the Providing Party or any Subsidiary thereof with respect to confidentiality to any Third Party, or otherwise breach, contravene or violate any such effective Contract to which the Providing Party or any Subsidiary thereof is a party, (C) doing so would breach, contravene or violate any applicable Law (including Competition Laws), or (D) such data or information relates to the Providing Party’s evaluation or negotiation of this Agreement or the transactions contemplated hereby; provided, further, that with respect to the foregoing clauses (B) and (C), the Providing Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such violation, breach or contravention. Any access to the properties of the Providing Party or any of the Subsidiaries thereof shall be subject to the Providing Party’s reasonable security measures and insurance requirements and will not include the rights of the requesting Parties or any of their respective Representatives to (and neither the requesting Parties nor any of their respective Representatives shall without the prior written consent of the Providing Party) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. Nothing in this Section 5.2(a) shall be construed to require the Providing Party, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted by a Party and its Representatives pursuant to this Section 5.2(a) shall be conducted (i) in a manner that does not create a risk of damage or destruction to any property or assets of the Providing Party or any of its Subsidiaries and (ii) for the sole purpose of consummating the transactions contemplated by this Agreement and for no other purpose.

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(b)           Each of Parties hereby agrees that all information exchanged pursuant to Section 5.2 shall be subject to the Confidentiality Agreement between Parent and the Company, dated June 19, 2025 (the “Confidentiality Agreement”).

Section 5.3            No Solicitation by the Company.

(a)           Subject to the other provisions of this Section 5.3, from and after the date hereof until the First Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, the Company shall not, shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause the Company’s Representatives (on behalf of the Company or the Company Subsidiaries, as applicable) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any Company Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Company Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Company Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent, Merger Sub I, or Merger Sub II), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to Parent, Merger Sub I, or Merger Sub II), the Company Board Recommendation, including the failure to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Company Change of Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company’s Representatives may inform a Person that has made or is considering making a Company Acquisition Proposal of the provisions of this Section 5.3.

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the time that the Company Stockholder Approval is obtained, (i) the Company receives a written Company Acquisition Proposal from a Third Party, which Company Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a material breach of the obligations set forth in Section 5.3(a) and (ii) the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee has determined in good faith, after consultation with its outside legal counsel and, in the case of the Company Board, the Company’s financial advisor, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal and, after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then (A) the Company may enter into an Acceptable Confidentiality Agreement with and furnish information with respect to the Company and the Company Subsidiaries (including nonpublic information) to the Third Party making such Company Acquisition Proposal, its Representatives and potential sources of financing and (B) the Company and its Representatives may participate in discussions or negotiations with such Third Party making such Company Acquisition Proposal and its Representatives regarding such Company Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying Parent of the status and material details thereof (including copies of any written documentation that is material to such Company Acquisition Proposal)); provided that the Company (1) will not, and will cause the Company Subsidiaries and the Company’s Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to Parent any nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent concurrently with the provision of such information to such other Person.

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(c)           The Company shall promptly (and in any event within twenty-four (24) hours after receipt by the Company) notify Parent in the event that the Company Board or the Company receives any Company Acquisition Proposal, which notice shall include the identity of the Third Party making such Company Acquisition Proposal and a copy of such Company Acquisition Proposal (or, where such Company Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Company Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise Parent if the Company Board determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 5.3(b). Thereafter, the Company shall keep Parent informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Company Acquisition Proposal (including providing copies of any written documentation relating to such Company Acquisition Proposal).

(d)           Notwithstanding anything to the contrary contained in Section 5.3(a), if the Company Board, the Special Committee or the Company has received a written Company Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a material breach of the obligations set forth in Section 5.3 and (iii) the Company Board (upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, constitutes a Superior Company Proposal, the Company Board or the Special Committee may at any time prior to obtaining the Company Stockholder Approval, (A) effect a Company Change of Board Recommendation with respect to such Superior Company Proposal or (B) terminate this Agreement in accordance with Section 7.1(f) to enter into a definitive agreement with respect to such Superior Company Proposal, in either case, subject to the requirements of Section 5.3(f) and, in the case of clause (B), provided, that the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination.

(e)           Notwithstanding anything to the contrary contained in Section 5.3(a), the Company Board or the Special Committee may, at any time prior to obtaining the Company Stockholder Approval, and subject to compliance with the requirements of Section 5.3(f), effect a Company Change of Board Recommendation in response to a Company Intervening Event if the Company Board (upon the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to effect a Company Change of Board Recommendation in response to such Company Intervening Event would be inconsistent with the fiduciary duties of the Company Board under applicable Law.

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(f)            The Company and the Company Board or the Special Committee shall not be entitled to effect a Company Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless (x) the Company shall have provided to Parent at least four (4) Business Days’ prior written notice (the “Company Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Company Acquisition Proposal (and have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Company Acquisition Proposal), or a reasonably detailed written description of such Company Intervening Event, as applicable, and (y):

(i)              during the Company Notice Period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by Parent; and

(ii)             the Company shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the Merger Consideration) and any other agreements, in each case that would be binding if accepted, that may be proposed in writing by Parent no later than 11:59 a.m., New York City time, on the last day of the Company Notice Period and the Company Board (upon the recommendation of the Special Committee) or the Special Committee shall have determined in good faith, after consultation with its outside legal counsel that the failure to make a Company Change of Board Recommendation pursuant to Section 5.3(d) or Section 5.3(e) or terminate this Agreement pursuant to Section 5.3(d) and Section 7.1(f), as applicable, would be inconsistent with the fiduciary duties of the Company Board under applicable Law. Any (A) material changes relating to such Company Intervening Event or (B) material revisions to such Company Acquisition Proposal offered in writing by the party making any such Company Acquisition Proposal, as applicable, shall constitute a new Company Intervening Event or Company Acquisition Proposal, as applicable, and, in each case, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(f) with respect to such new written notice, except that the Company Notice Period shall be two (2) Business Days with respect thereto, but no such new written notice shall shorten the original Company Notice Period.

(g)           Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board from, after consultation with its outside legal counsel, (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that such disclosure is required under applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, so long as in each case such disclosure does not include any statement that constitutes, and does not otherwise constitute a Company Change of Board Recommendation.

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Section 5.4            No Solicitation by Parent.

(a)           Subject to the other provisions of this Section 5.4, from and after the date hereof until the First Effective Time or, if earlier, the termination of this Agreement pursuant to Article VII, Parent shall not, shall cause the Parent Subsidiaries not to, and shall use its reasonable best efforts to cause Parent’s Representatives (on behalf of Parent or the Parent Subsidiaries, as applicable) not to, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning Parent or any Parent Subsidiary to any Person or group for the purpose of facilitating any inquiries, proposals or offers relating to any Parent Acquisition Proposal) or knowingly encourage any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Parent Acquisition Proposal, (iii) withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), or publicly propose to withhold, withdraw or rescind (or change or qualify, in a manner adverse to the Company), the Parent Board Recommendation, including the failure to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) enter into any merger agreement, letter of intent or other similar agreement relating to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4(b)) or (v) resolve or agree to do any of the foregoing (any action set forth in the foregoing clause (iii) or clause (v) (to the extent related to the foregoing clause (iii)), a “Parent Change of Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Parent and the Parent’s Representatives may inform a Person that has made or is considering making a Parent Acquisition Proposal of the provisions of this Section 5.4.

(b)           Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date hereof and prior to the time that the Parent Stockholder Approval is obtained, (i) Parent receives a written Parent Acquisition Proposal from a Third Party, which Parent Acquisition Proposal was made or renewed on or after the date of this Agreement and does not result from a material breach of the obligations set forth in Section 5.4 and (ii) the Parent Board has determined in good faith, after consultation with its outside legal counsel and financial advisor that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Parent Proposal and, after consultation with outside legal counsel, the failure to take the following actions would be inconsistent with the fiduciary duties of the Parent Board under applicable Law, then (A) Parent may enter into an Acceptable Confidentiality Agreement with and furnish information with respect to Parent and the Parent Subsidiaries (including nonpublic information) to the Third Party making such Parent Acquisition Proposal, its Representatives and potential sources of financing and (B) Parent and its Representatives may participate in discussions or negotiations with such Third Party making such Parent Acquisition Proposal and its Representatives regarding such Parent Acquisition Proposal (subject to promptly and, in any event, within twenty-four (24) hours of receipt thereof, notifying the Company of the status and material details thereof (including copies of any written documentation that is material to such Parent Acquisition Proposal)); provided that Parent (1) will not, and will cause the Parent Subsidiaries and the Parent Representatives not to, disclose any nonpublic information to such Person without first entering into an Acceptable Confidentiality Agreement with such Person and (2) will provide to the Company any nonpublic information concerning Parent or the Parent Subsidiaries provided or made available to such other Person that was not previously provided or made available to the Company concurrently with the provision of such information to such other Person.

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(c)           Parent shall promptly (and in any event within twenty-four (24) hours after receipt by Parent) notify the Company in the event that Parent or the Parent Board receives any Parent Acquisition Proposal, which notice shall include the identity of the Third Party making such Parent Acquisition Proposal and a copy of such Parent Acquisition Proposal (or, where such Parent Acquisition Proposal is not in writing, a detailed summary of the material terms and conditions of such Parent Acquisition Proposal). Without limiting the foregoing, Parent shall promptly (and in any event at least twenty-four (24) hours prior to such provision or engagement) advise the Company if the Parent Board determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal pursuant to Section 5.4(b). Thereafter, Parent shall keep the Company informed on a prompt (and, in any event, within twenty-four (24) hours) basis of the status and material details (including amendments or proposed amendments) of any such Parent Acquisition Proposal (including providing copies of any written documentation relating to such Parent Acquisition Proposal).

(d)           Notwithstanding anything to the contrary contained in Section 5.4(a), if Parent or the Parent Board has received a written Parent Acquisition Proposal that (i) has not been withdrawn, (ii) did not result from a material breach of the obligations set forth in Section 5.4 and (iii) that the Parent Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Parent Proposal, the Parent Board may at any time prior to obtaining the Parent Stockholder Approval, (A) effect a Parent Change of Board Recommendation with respect to such Superior Parent Proposal or (B) terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to such Superior Parent Proposal, in either case, subject to the requirements of Section 5.4(f) and, in the case of clause (B), provided, that Parent pays, or causes to be paid, to Company the Parent Termination Fee payable pursuant to Section 7.3(c) prior to or concurrently with such termination.

(e)           Notwithstanding anything to the contrary contained in Section 5.4(a), the Parent Board may, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the requirements of Section 5.4(f), effect a Parent Change of Board Recommendation in response to a Parent Intervening Event if the Parent Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board under applicable Law.

(f)            Parent and the Parent Board shall not be entitled to effect a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e) or terminate this Agreement pursuant to Section 7.1(g) unless (x) Parent shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Parent Notice Period”) of Parent’s intention to take such action, which notice shall specify the material terms and conditions of such Parent Acquisition Proposal (and have provided to the Company a copy of the available proposed transaction agreement to be entered into in respect of such Parent Acquisition Proposal) or a reasonably detailed written description of such Parent Intervening Event, as applicable, and (y):

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(i)              during the Parent Notice Period, if requested by the Company, Parent shall have engaged in good faith negotiations with the Company regarding any adjustment or amendment to this Agreement or any other agreement proposed in writing by the Company; and

(ii)             Parent shall have considered in good faith any proposed adjustments or amendments to this Agreement (including a change to the Merger Consideration) and any other agreements, in each case that would be binding if accepted, that may be proposed in writing by the Company no later than 11:59 a.m., New York City time, on the last day of the Parent Notice Period and the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to make a Parent Change of Board Recommendation pursuant to Section 5.4(d) or Section 5.4(e) or terminate this Agreement pursuant to Section 5.4(d) and Section 7.1(g), as applicable, would be inconsistent with the fiduciary duties of the Parent Board under applicable Law. Any (A) material changes relating to such Parent Intervening Event or (B) material revisions to such Parent Acquisition Proposal offered in writing by the party making any such Parent Acquisition Proposal, as applicable, shall constitute a new Parent Intervening Event or Parent Acquisition Proposal, as applicable, and, in each case, Parent shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 5.4(f) with respect to such new written notice, except that the Parent Notice Period shall be two (2) Business Days with respect thereto, but no such new written notice shall shorten the original Parent Notice Period.

(g)           Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board from, after consultation with its outside legal counsel, (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of Parent if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that such disclosure is required under applicable Law or (iii) issuing a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, so long as in each case such disclosure does not include any statement that constitutes, and does not otherwise constitute a Parent Change of Board Recommendation.

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Section 5.5            Efforts.

(a)           Each of the Company, Parent, Merger Sub I, and Merger Sub II shall use its respective reasonable best efforts to (and each of them will cause its respective Subsidiaries to use reasonable best efforts to) (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Mergers, the Parent Common Share Issuance and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take all such actions (if any) as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain (A) from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub I, Merger Sub II or the Company, or any of their respective Subsidiaries, to effect the Closing as promptly as practicable, and in any event not later than the Outside Date, and to avoid any action or Proceeding by any Governmental Entity or any other Person, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (B) from any Third Party (other than a Governmental Entity) any consents or notices that are required to be obtained or made by Parent, Merger Sub I, Merger Sub II or the Company, or any of their respective Subsidiaries, in connection with the transactions contemplated by this Agreement in the case of this clause (B), only to the extent that Parent, Merger Sub I, Merger Sub II and the Company reasonably determine, after consultation and cooperation with one another, that such consent or notice should be obtained or made (it being understood that the failure to receive or make any such consents or notices will not be a condition precedent to Parent’s, Merger Sub I’s, Merger Sub II’s or the Company’s obligations to consummate the transactions contemplated hereby), (iv) cause the satisfaction of all conditions within its control set forth in Article VI, and (v) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, ruling requests, and other documents necessary to obtain the consents, approvals and other deliverables set forth in clauses (A) and (B) above, and take all reasonable steps as may be necessary to obtain all such consents, approvals and other deliverables; provided, however, that, in the case of clause (B), in no event will Parent, Merger Sub I, Merger Sub II or the Company, or any of their respective Subsidiaries be required to pay prior to the First Effective Time any fee, penalty or other consideration to any such Third Party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b)           Notwithstanding anything to the contrary in this Agreement, (i) Parent shall, after considering in good faith the views and comments of the Company (and its outside legal counsel) and acting in good faith, exercise principal responsibility to direct and control all aspects of the Parties’ efforts to gain regulatory clearance before any Governmental Entity of the transactions contemplated hereby pursuant to any Competition Law; provided, however, that Parent shall not enter into any agreement with a Governmental Entity to extend any waiting period under the Competition Laws or to delay or not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, except that Parent may once withdraw and refile its “Notification and Report Form” under the HSR Act as provided by 16 C.F.R. 803.12, (ii) nothing in this Agreement shall require the Company, Parent, Merger Sub I or Merger Sub II to defend through litigation any claim asserted in any court or other governmental body with respect to the Mergers by the United States Federal Trade Commission, the United States Department of Justice or any other applicable Governmental Entity, (iii) none of the Company, Parent, Merger Sub I or Merger Sub II and none of their respective affiliates shall be required to offer, negotiate, commit to, effect, enter into or take any action, agreement, condition, commitment or remedy of any kind, including any remedy that would require the Company, Parent, Merger Sub I or Merger Sub II or any of their respective affiliates to sell, divest, lease, license, transfer, dispose of, or otherwise encumber, impair, limit or restrict any of their or their respective affiliates’ ownership, control, management or operation of assets or businesses (including for the avoidance of doubt, any equity or other interests) of any of Parent, Merger Sub I, Merger Sub II, the Merger I Surviving Corporation, the Merger II Surviving Company, any Parent Subsidiary, the Company or any Company Subsidiary, or any of their respective affiliates, and (iv) the Company shall not, and shall cause the Company Subsidiaries and their respective controlled affiliates not to, without the prior written consent of Parent, offer, negotiate, commit to, effect, enter into or take any action, agreement condition, commitment or remedy as described in Section 5.5(b)(iii).

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(c)           Without limiting the generality of anything contained in this Section 5.5, each Party shall, (i) make with respect to the transactions contemplated hereby an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable and advisable (and in any event within twenty (20) Business Days after the date of this Agreement (unless otherwise mutually agreed in writing by the Parties)), (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, (iii) keep the other Parties notified as to the status of any such request, inquiry, investigation, action or other Proceeding, (iv) promptly notify the other Parties of any oral or written communication to or from any Governmental Entity regarding the Mergers or any of the other transactions contemplated by this Agreement, (v) promptly provide to the other Parties copies of any written communications received or provided by such Party, or any of its Subsidiaries, from or to any Governmental Entity with respect to the Mergers or any other transactions contemplated by this Agreement, and (vi) respond as promptly as practicable to any inquiries received from any Governmental Entity enforcing applicable Competition Laws for additional information or documentation material, including any request for additional information or documentary material issued by a Governmental Entity under 15 U.S.C. Sect. 18a(e). Each Party will, subject to applicable Law, consult and cooperate with the other Parties with respect to and provide any necessary information and assistance as the other Parties may reasonably request with respect to all notices, submissions, or filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement or any transactions contemplated by this Agreement and will permit the other Parties to review and discuss in advance and consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Mergers or any of the other transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary to comply with applicable Law, designate any competitively sensitive materials provided to the other under this Section 5.5 as “outside counsel only.” In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, in connection with any such request, inquiry, investigation, action or other Proceeding other than the matters contemplated by Section 5.13, in connection with or related to the Mergers or the other transactions contemplated hereby, each Party will consult with the other Parties in advance and give the other Parties or their authorized representatives the opportunity to be present at each meeting or teleconference relating to such request, inquiry, investigation, action or other Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or other Proceeding.

(d)           Nothing contained in this Agreement shall give Parent, Merger Sub I, or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Mergers. Prior to the First Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control over its business operations.

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Section 5.6            Preparation of Joint Proxy Statement/Prospectus; Stockholders Meetings.

(a)           Parent and the Company shall cooperate in preparing, and as promptly as reasonably practicable (but no later than forty-five (45) days) following the date hereof, file or confidentially submit the Joint Proxy Statement/Prospectus and Form S-4 with the SEC. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4. The Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Sections 5.3(d), 5.3(e), 5.4(d) and 5.4(e) and the other applicable terms of this Agreement, the Joint Proxy Statement/Prospectus shall reflect the Company Board Recommendation and the Parent Board Recommendation. Parent shall use reasonable best efforts, and the Company shall cooperate reasonably and in good faith with Parent, to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective through the Closing in order to consummate the Mergers and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Shares in the Mergers, and the Company shall furnish all information concerning the Company and the holders of Company Shares, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Each of Parent or the Company shall, as promptly as practicable after receipt thereof, provide the other Parties with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Parent and the Company shall cooperate reasonably and in good faith and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel, and will provide each other with a copy of all such filings made with the SEC. Subject to Sections 5.3(g) and 5.4(g), but notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without providing the other Party a reasonable opportunity to review and comment thereon and without the Parties consulting and cooperating with one another, and considering in good faith the view of one another in doing so (provided, that, without limiting the foregoing, no amendment or supplement to the Joint Proxy Statement/Prospectus shall be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed). If, at any time prior to the First Effective Time, any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information shall promptly notify the other Parties and, to the extent required by applicable Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company or Parent, as applicable, in accordance with applicable Law.

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(b)           Promptly after the execution of this Agreement, the Company will conduct a broker search in anticipation of the Company Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by Parent. The Company shall duly take all lawful action reasonably necessary to set a record date, call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following the declaration of effectiveness of the Form S-4 by the SEC (such effectiveness date, the “Clearance Date”) and, in any case, within forty-five (45) days following the Clearance Date. The Company shall not change the date of (or the record date for), postpone or adjourn the Company Stockholders Meeting without the written consent of Parent; provided, that the Company shall adjourn the Company Stockholders Meeting to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law; provided, further, that, unless otherwise agreed by the Parties, the Company Stockholders Meeting shall not be adjourned to a date that requires the Company to select a new record date under applicable Law.

(c)           The Company Board shall, except in the case of a Company Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, make the Company Board Recommendation, and subject to Section 5.3, shall use reasonable best efforts to solicit the Company Stockholder Approval. Notwithstanding any Company Change of Board Recommendation pursuant to Section 5.3, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall, upon the reasonable request of Parent, during the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, request its proxy solicitor to advise Parent at least one (1) time each Business Day as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval. Without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of the NYSE, the adoption of this Agreement and the transactions contemplated hereby (including the Mergers) shall be the only matter (other than procedural matters, including a proposal to adjourn the Company Stockholders Meeting if there are not a sufficient number of Company Shares present in person or by proxy to obtain the Company Stockholder Approval) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(d)           Promptly after the execution of this Agreement, Parent will conduct a broker search in anticipation of the Parent Stockholders Meeting in compliance with SEC Rule 14a-13, assuming the earliest record date practicable and, from time to time, conduct additional broker searches as reasonably requested by the Company. Parent shall duly take all lawful action reasonably necessary to set a record date, call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable following the Clearance Date and, in any case, within forty-five (45) days following the Clearance Date. Parent shall not change the date of (or the record date for), postpone or adjourn the Parent Stockholders Meeting without the written consent of the Company; provided, that Parent (i) shall adjourn the Parent Stockholders Meeting to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Parent Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law and (ii) may adjourn the Parent Stockholders Meeting to allow reasonable additional time to solicit additional proxies necessary to obtain the Parent Stockholder Approval; provided, further, that, unless otherwise agreed by the Parties, the Parent Stockholders Meeting shall not be adjourned to a date that requires Parent to select a new record date under applicable Law.

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(e)           The Parent Board shall, except in the case of a Parent Change of Board Recommendation made in accordance with the terms and conditions of this Agreement, make the Parent Board Recommendation, and, subject to Section 5.4, use reasonable best efforts to solicit the Parent Stockholder Approval. Notwithstanding any Parent Change of Board Recommendation pursuant to Section 5.4, unless this Agreement is terminated in accordance with its terms, this Agreement shall be submitted to Parent’s stockholders at the Parent Stockholders Meeting, and nothing contained herein shall be deemed to relieve Parent of such obligation. Parent shall, upon the reasonable request of the Company, during the last seven (7) Business Days prior to the date of the Parent Stockholders Meeting, request its proxy solicitor to advise the Company at least one (1) time each Business Day as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval. Without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), and except as required by applicable Law or the rules and regulations of Nasdaq, the approval of the Parent Common Share Issuance shall be the only matter (other than procedural matters, including a proposal to adjourn the Parent Stockholders Meeting if there are not a sufficient number of Parent Shares present in person or by proxy to obtain the Parent Stockholder Approval) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

(f)            Subject to applicable Law, each Party shall reasonably cooperate and use their reasonable best efforts to cause the record dates and date and time of the Company Stockholders Meeting and the Parent Stockholders Meeting to be coordinated such that they occur on the same calendar day (and in any event as close in time as possible).

Section 5.7            Public Announcements. So long as this Agreement is in effect, Parent, Merger Sub I, and Merger Sub II, on the one hand, and the Company, on the other, shall not, and shall cause their respective Controlled affiliates not to, issue any press release or make any public statement with respect to the Mergers or this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant Party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before making any such public announcement, (b) with respect to any press release or other public statement by the Company permitted by Section 5.3 or by Parent permitted by Section 5.4, as applicable (including to announce a Company Change of Board Recommendation or a Parent Change of Board Recommendation in accordance with Section 5.3 or Section 5.4, as applicable), (c) statements consistent in all material respects with any release, disclosure or other public statement previously made in accordance with this Section 5.7 or (d) with respect to any Proceedings between or among the Parties relating to a dispute between or among the Parties with respect to this Agreement or the transactions contemplated hereby. The press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company and shall not be issued prior to the approval of each of, the Company and Parent.

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Section 5.8            Employee Benefit Matters.

(a)           From and after the First Effective Time, the Company shall, and Parent shall cause the Merger I Surviving Corporation and Merger II Surviving Company to, honor all Company Benefit Plans in accordance with their terms as in effect immediately prior to the First Effective Time. For a period of one (1) year following the First Effective Time, Parent shall provide, or shall cause to be provided, to each Person who is employed by the Company or the Company Subsidiaries immediately prior to the First Effective Time who continues in the employ of Parent, the Merger I Surviving Corporation, Merger II Surviving Company or any of their respective affiliates on or after the First Effective Time (“Company Employees”) (i) a base salary or wage rate and annual incentive cash compensation opportunities that, in each case, are no less favorable than the base salary or wage rate and annual incentive cash compensation opportunities as provided to similarly situated employees of Parent as of immediately before the First Effective Time and (ii) all other compensation and employee benefits (excluding long-term incentive equity or equity based awards, change in control or retention bonuses, severance and defined benefit or nonqualified arrangements), that are no less favorable in the aggregate than those provided to similarly situated employees of Parent as of immediately before the First Effective Time.

(b)           For purposes of vesting, eligibility to participate and for calculating vacation entitlements under the employee benefit plans of Parent and the Parent Subsidiaries (each, a “New Plan”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the First Effective Time, to the same extent as such Company Employee was entitled before the First Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in the New Plans that similarly situated employees of the Parent are eligible to participate in as of immediately before the First Effective Time and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use its reasonable best efforts to cause all eligibility waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived for similarly situated employees of the Parent in comparable Company Benefit Plans, and Parent shall use its reasonable best efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the comparable Company Benefit Plan in which such Company Employee participated immediately prior to the First Effective Time ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

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(c)           Nothing in this Agreement shall confer upon any Company Employee or other Person any right to continue in the employ or service of the Company, the Merger I Surviving Corporation, the Merger II Surviving Company, Parent, the Parent Subsidiaries or any of their respective affiliates. Except as expressly set forth in this Section 5.8, no provision of this Agreement: (i) shall limit the ability of the Company or any of its affiliates (including, following the First Effective Time, the Merger I Surviving Corporation and its Subsidiaries, and following the Second Effective Time, the Merger II Surviving Company and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Subsidiaries (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its affiliates (including, following the First Effective Time, the Merger I Surviving Corporation and its Subsidiaries, and following the Second Effective Time, the Merger II Surviving Company and its Subsidiaries).

(d)           Effective no later than the day prior to the Closing Date (the “Plan Termination Date”), and contingent upon the Closing, the Company shall withdraw as a Participating Company (as defined in the RPC 401(k) Plan) from the RPC 401(k) Plan and Company Employees will no longer be eligible to make employee contributions or receive employer contributions (other than contributions related to periods prior to the Plan Termination Date) to the RPC 401(k) Plan for any payroll period ending on and after the Closing Date. The Company shall take all actions reasonably necessary to affect such withdrawal in accordance with the terms of the RPC 401(k) Plan no later than the Plan Termination Date. As soon as practicable following the Closing Date, Parent shall use its reasonable best efforts to cause an applicable New Plan either, at Parent’s sole discretion, to (i) to accept rollovers of account balances (including plan loans, if applicable) from the RPC 401(k) Plan of Company Employees who elect a rollover under applicable procedures of the New Plan or (ii) to accept a trust-to-trust transfer of assets attributable to the accounts of Company Employees (including plan loans if applicable) from the RPC 401(k) Plan.

(e)           Parent may request, no later than fifteen (15) Business Days prior to Closing, that the Company terminate any Other Company Plans. For this purpose, an “Other Company Plan” means a Company Benefit Plan (other than the RPC 401(k) Plan): (i) for which a New Plan will provide benefits to Company Employees immediately following the Closing with no disruption in benefits or coverage or (ii) which provides benefits that are not provided to similarly situated employees of the Parent or benefits that are not required to be provided under this Section 5.8 following the Closing. Subject to Parent’s timely request, the Company shall use its reasonable best efforts to terminate each identified Other Company Plan effective as of the Closing Date or such other date as the Company and Parent may agree. No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each requested Other Company Plan shall terminate as of the Closing Date or other mutually-agreed date pursuant to resolutions of the Company Board.

Section 5.9             Indemnification of Directors and Officers.

(a)           For not less than six (6) years from and after the Second Effective Time, Parent, the Merger I Surviving Corporation and the Merger II Surviving Company shall, jointly and severally indemnify and hold harmless, and advance expenses as incurred to, all past and present directors, managers (in the case of Company Subsidiaries that are limited liability companies) and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) with respect to all acts or omissions (actual or alleged) by them in their capacities as such or taken at the request of any of the Company or any Company Subsidiary at any time prior to the Second Effective Time (including all actions or omissions (actual or alleged) by them in such capacities in connection with this Agreement or the transactions or actions contemplated hereby) to the fullest extent that the Company or the Company Subsidiary for which they were acting in such capacity would have been permitted to indemnify, hold harmless and advance expenses to such individuals by applicable Law. The Parties agree that all rights to exculpation, indemnification or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Second Effective Time existing as of the date hereof in favor of the Indemnified Parties as provided in the respective certificates of incorporation or bylaws (or comparable organizational documents) of the Company or any Company Subsidiary or in any indemnification agreement in existence on the date hereof and provided to Parent prior to the date hereof shall survive the Mergers and shall continue in full force and effect in accordance with the terms thereof.

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(b)           Parent, the Merger I Surviving Corporation and the Merger II Surviving Company agree that all rights to exculpation, indemnification and advancement for acts or omissions occurring at or prior to the First Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or each of the Company Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract, shall survive the Merger I and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. From and after the First Effective Time, Parent, the Merger I Surviving Corporation and the Merger II Surviving Company shall (and Parent shall cause the Merger I Surviving Corporation and Merger II Surviving Company and its Subsidiaries to) fulfill and honor such obligations. In addition, for six (6) years following the Second Effective Time, Parent shall and shall cause the Merger I Surviving Corporation and Merger II Surviving Company and their Subsidiaries to cause the limited liability company agreement of the Merger II Surviving Company to contain provisions with respect to indemnification, advancement and exculpation that are at least as favorable as the indemnification, advancement and exculpation provisions contained in the certificate of incorporation and bylaws of the Company and its Subsidiaries immediately prior to the First Effective Time. During such six-year period or such period in which an Indemnified Party is asserting a claim for indemnification or advancement pursuant to this Section 5.9, whichever is longer, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Second Effective Time, except as required by applicable Law.

(c)           At or prior to the Second Effective Time, the Company shall use its reasonable best efforts to purchase a six (6)-year prepaid “tail” policy (“D&O Insurance”) on terms and conditions providing coverage retentions, limits and other terms no less favorable than those of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Second Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Whether pursuant to such tail policy or otherwise, Parent shall cause the Merger II Surviving Company to continue to maintain in effect for a period of at least six (6) years from and after the Second Effective Time, D&O Insurance with coverage that is, in the aggregate, at least as protective to the Company’s current directors and officers as provided in the Company’s existing directors’ and officers’ insurance policy as of the date of this Agreement, or Parent will cause the Merger II Surviving Company to use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with coverage that is at least as protective to the Company’s current directors and officers as provided in the Company’s existing directors’ and officers’ liability insurance policy as of the date of this Agreement; provided, however, that neither the Company nor the Merger II Surviving Company shall commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof, such premium set forth in Section 5.9(c) of the Company Disclosure Letter, for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”); provided, however, that if the cost of such “tail” policy exceeds the Base Amount, the Company or the Merger II Surviving Company shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Second Effective Time, for a cost not exceeding the Base Amount. The Company shall in good faith cooperate with Parent prior to the Second Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

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(d)           If Merger II Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, unless provided by operation of Law, proper provisions will be made so that the successors and assigns of Merger II Surviving Company will assume all of the obligations set forth in this Section 5.9. This Section 5.9 may not be amended after the Second Effective Time in a manner as to adversely affect any Indemnified Party unless such Indemnified Party will have consented in writing to such amendment.

(e)           The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, who are intended third-party beneficiaries of this Section 5.9 as of and following the Second Effective Time. Following the Closing, the obligations under this Section 5.9 shall not be terminated or modified without the consent of such affected Indemnified Parties.

(f)            The rights of the Indemnified Parties under this Section 5.9 shall be in addition to any rights such Indemnified Parties may have under the Company Charter or the Company Bylaws, under the organizational documents of any of the Company Subsidiaries, or under any applicable Contracts or Laws.

Section 5.10          Tax Treatment.

(a)           For United States federal income Tax purposes, (i) the Parties intend that Merger I and Merger II, taken together, constitute a single, integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub I, Merger Sub II and the Company are parties under Section 368(b) of the Code. The parties shall not take any tax reporting position inconsistent with the Intended Tax Treatment for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a Final Determination.

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(b)           The Parties shall use their respective reasonable best efforts to cause the Mergers to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Mergers from qualifying, for the Intended Tax Treatment.

(c)           Notwithstanding anything to the contrary herein, if the SEC requires that a tax opinion be prepared and submitted in connection with the Form S-4 or Joint Proxy Statement/Prospectus and any other filings to be made with the SEC in connection with the Mergers, whether as an exhibit to the Form S-4 or Joint Proxy Statement/Prospectus or otherwise, and if such a tax opinion is being provided by a tax counsel, the Parties hereto shall, and shall cause their affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion.

(d)           The Parties intend to comply with Revenue Procedure 2018-12, 2018-6 I.R.B. 349 (“Rev. Proc. 2018-12”), and in furtherance thereof acknowledge and agree that for purposes of determining the value of the Parent Common Shares to be received by holders of the Company Common Shares pursuant to the transactions contemplated by this Agreement: (i) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” (within the meaning of Section 4.02 of Rev. Proc. 2018-12) will be the 10 consecutive trading days ending on the trading day immediately preceding the date of this Agreement; (iii) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Nasdaq; and (iv) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg L.P.

(e)           On or prior to the Closing, the Company shall deliver to Parent a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and a notice to be mailed (together with a copy of the certificate) to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2).

Section 5.11          Takeover Statutes. If the restrictions of any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent, Merger Sub I, Merger Sub II, this Agreement, the Mergers or any other transactions contemplated by this Agreement, then Parent, Merger Sub I, and Merger Sub II (in each case, subject to the accuracy of the Parent 203 Assumptions) and the Company (subject to the accuracy of the Company 203 Assumptions) shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing, subject to applicable Law. Neither Parent, Merger Sub I, Merger Sub II nor the Company will take any action that would cause this Agreement, the Mergers or the other transactions contemplated by this Agreement to be subject to the restrictions imposed by any such Laws. No Company Change of Board Recommendation shall change the approval of the Company Board for purposes of causing any such Law to be inapplicable to the transactions contemplated by this Agreement.

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Section 5.12          Section 16 Matters. Prior to the First Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Shares and Company Equity Awards pursuant to this Agreement, Merger I, and Merger II shall be an exempt transaction for purposes of Section 16.

Section 5.13          Stockholder Litigation. The Parties shall cooperate and consult with one another in connection with any Proceeding (i) by the Company’s stockholders against the Company or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby or (ii) by Parent’s stockholders against Parent or any of its directors, officers or affiliates with respect to this Agreement or the transactions contemplated hereby, and the Company or Parent, as applicable, shall give notice to the other Party of any such Proceeding as promptly as practicable. Neither Parent nor the Company shall compromise or settle any Proceeding commenced against it or its directors, officers or affiliates relating to this Agreement or the transactions contemplated hereby (including Merger I and Merger II) without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.14          Stock Exchange Listing. Prior to the First Effective Time, Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of Nasdaq to cause the Parent Common Shares to be issued in Merger I and such other Parent Common Shares to be reserved for issuance in connection with Merger I to be approved for listing on Nasdaq, subject to official notice of issuance. The Company shall use reasonable best efforts to cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith. Prior to the First Effective Time, the Company shall use reasonable best efforts to cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NYSE to enable the delisting of the Company and of the Company Common Shares from the NYSE as promptly as practicable after the First Effective Time and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.15          Treatment of Company Indebtedness. The Company shall use reasonable best efforts, and shall cause the applicable Company Subsidiaries to use reasonable best efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds and cash collateralization, backstopping or replacement of letters of credit, in each case, as arranged by Parent) with respect to the Company Indebtedness in customary form (the “Payoff Letter”), which Payoff Letter shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations (other than contingent indemnification obligations for which no claim has been made) then due and payable under the Company Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), state that upon receipt of the Payoff Amount under the Payoff Letter, the Company Indebtedness and all related loan documents shall be terminated (other than the terms thereof that expressly survive such termination in accordance with the terms of such documents) and provide that all guarantees of any of the Company Subsidiaries of the Company Indebtedness and, to the extent secured, all Liens securing obligations in respect of the Company Indebtedness shall be released and terminated upon payment of the Payoff Amount and the cash collateralization, backstopping or replacement of any outstanding letters of credit (which cash collateralization, backstopping, replacement shall be arranged by Parent) on the Closing Date. At the Closing, Parent shall repay the outstanding amount of the Company Indebtedness by wire transfer of immediately available funds arranged by Parent as provided for in the Payoff Letter.

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Section 5.16          Termination of Company Related Party Contracts. The Company shall take all actions necessary to (a) terminate with no continuing obligations or liabilities all Company Related Party Contracts set forth on Section 5.16 of the Company Disclosure Letter, and (b) cause any and all obligations and liabilities thereunder to be extinguished or paid at or prior to the Closing, without any payment by or obligation or liability of Parent (including the Company and any Company Subsidiaries) after the Closing.

Section 5.17          Stockholders Agreement and Registration Rights Agreement. Prior to the First Effective Time, Parent shall not amend, waive or modify the Stockholders Agreement or the Registration Rights Agreement, and shall not enter into any other agreement with the Specified Stockholders and LOR, or any Person that receives Company Common Shares from such Persons, without the prior written consent or approval of the Special Committee.

Section 5.18          Additional Transactions. Prior to the First Effective Time, each of the Company and Parent shall use reasonable best efforts to perform the actions set forth on Section 5.18 of the Company Disclosure Letter, as applicable.

Article VI
CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1             Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, Merger Sub I, Merger Sub II, and the Company to effect the Mergers, as applicable, shall be subject to the satisfaction at or prior to the First Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub I, Merger Sub II, and the Company, as the case may be, to the extent permitted by applicable Law:

(a)           Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

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(b)           Parent Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(c)           No Injunctions or Restraints; Illegality. The consummation of the Mergers shall not be restrained, enjoined, prevented or otherwise prohibited or made illegal by any Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction then in effect, and there shall not be in effect any Law that was enacted, promulgated or deemed applicable to the Mergers by any Governmental Entity of competent jurisdiction that restrains, enjoins, prevents or otherwise prohibits the consummation of the Mergers (each a “Restraint”).

(d)           Stock Exchange Listing. The Parent Common Shares to be issued in Merger I and such other Parent Common Shares to be reserved for issuance in connection with Merger I shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(e)           Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)           Regulatory Approvals. The waiting period (and any extension thereof) required under the HSR Act shall have expired or been terminated.

Section 6.2             Additional Conditions to Obligations of Parent, Merger Sub I, and Merger Sub II. The obligations of Parent, Merger Sub I, and Merger Sub II to effect the Mergers, as applicable, are subject to the satisfaction at the First Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub I, and Merger Sub II to the extent permitted by applicable Law:

(a)           Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), (b), (c), (f), (g) and (h) (Capitalization) shall be true and correct in all but de minimis respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a) (Organization and Qualification; Subsidiaries), Section 3.2(d) and (e) (Capitalization) and Section 3.22 (Brokers) shall be true and correct in all material respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, (iii) the representations and warranties of the Company set forth in Section 3.3 (Authority) and Section 3.10(b) (Absence of Certain Changes or Events) shall be true and correct in all respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time and (iv) each of the other representations and warranties of the Company in this Agreement shall be true and correct in all respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, except (A) in the case of clauses (i), (ii), (iii) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Company Material Adverse Effect.

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(b)           Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.

(c)           Company Material Adverse Effect. Since the date hereof, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by an authorized officer of the Company to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

Section 6.3             Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are subject to the satisfaction at the First Effective Time of each of the following additional conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by Law:

(a)           Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub I, and Merger Sub II set forth in Section 4.2(a), (b) (c), (f), (g) and (h) (Capitalization) shall be true and correct in all but de minimis respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, (ii) the representations and warranties of Parent, Merger Sub I, and Merger Sub II set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2(e) and (j) (Capitalization), Section 4.6 (Parent Common Shares), Section 4.22 (Brokers) and Section 4.26 (Sufficient Authorized but Unissued Shares) shall be true and correct in all material respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, (iii) the representations and warranties of Parent, Merger Sub I, and Merger Sub II set forth in Section 4.3 (Authority) and Section 4.11(b) (Absence of Certain Changes or Events) shall be true and correct in all respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, and (iv) each of the other representations and warranties of Parent, Merger Sub I, and Merger Sub II in this Agreement shall be true and correct in all respects on the date hereof and at and as of the First Effective Time, as though made at and as of the First Effective Time, except (A) in the case of clauses (i), (ii), (iii) and (iv), representations and warranties that are expressly made as of an earlier date shall be so true and correct only at and as of such date, and (B) in the case of clause (iv), where the failure of such representations or warranties to be true and correct in all respects (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifier set forth therein) would not, individually or in the aggregate with all other failures to be true or correct, have or reasonably be expected to have a Parent Material Adverse Effect.

(b)           Performance of Obligations of Parent. (i) Parent shall have performed or complied with in all respects the obligations required to be performed by it (and within its control) set forth in Section 1.4(a) at or prior to the First Effective Time and (ii) each of Parent, Merger Sub I, and Merger Sub II shall have performed or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.

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(c)           Parent Material Adverse Effect. Since the date hereof, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by an authorized officer of Parent to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1            Termination. This Agreement may be terminated at any time prior to the First Effective Time, and unless otherwise provided herein regardless of whether such termination occurs before or after receipt of the Company Stockholder Approval, the Parent Stockholder Approval, or adoption of this Agreement by Parent as the sole stockholder of Merger Sub I or as the sole member of Merger Sub II:

(a)           by mutual written agreement of Parent and the Company, by action of their respective Boards of Directors (in the case of the Company Board, upon recommendation by the Special Committee);

(b)           by either the Company (upon approval of or prior recommendation by the Special Committee) or Parent, if the First Effective Time shall not have occurred on or before August 5, 2026 or such later date as may be mutually agreed by Parent and the Company (upon approval of or prior recommendation by the Special Committee) (such date, including any extension pursuant to this Section 7.1(b) and any such later date as may be mutually agreed in writing by Parent and the Company (upon approval of or prior recommendation by the Special Committee), the “Outside Date”); provided that if, on such date, any of the conditions to the Closing set forth in (i) Section 6.1(f) or (ii) Section 6.1(c) (if, in the case of clause (ii), the Restraint relates to the matters set forth in Section 6.1(f)) shall not have been satisfied, but all other conditions set forth in Article VI shall have been satisfied (or in the case of conditions that by their nature are to be satisfied at or immediately prior to the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) or waived, then the Outside Date shall be automatically extended to November 5, 2026 (or such later date as may be mutually agreed in writing by Parent and the Company (upon approval of or prior recommendation by the Special Committee)), and such date, including such later date as may be mutually agreed in writing by Parent and the Company (upon approval of or prior recommendation by the Special Committee), shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of this Agreement (including, in the case of Parent, any such breach by Merger Sub I or Merger Sub II) has been a principal cause of the failure of any condition set forth in Article VI or the failure of the First Effective Time to occur on or before the Outside Date;

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(c)           by either the Company (upon approval of or prior recommendation by the Special Committee) or Parent, if any Governmental Entity of competent jurisdiction shall have issued any Order permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the consummation of the Mergers, and, in each case, such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall be available only if the Party seeking to terminate this Agreement (including, in the case of Parent, Merger Sub I and Merger Sub II) shall have complied with its applicable obligations under Section 5.5 to resist, resolve or lift, as applicable, such Order before asserting the right to terminate under this Section 7.1(c);

(d)           by either the Company (upon approval of or prior recommendation by the Special Committee) or Parent, if the Company Stockholder Approval has not been obtained at the Company Stockholders Meeting (or, if the Company Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(d) if such Party has breached (including, in the case of Parent, any such breach by Merger Sub I or Merger Sub II) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Company Stockholder Approval at the Company Stockholders Meeting;

(e)           by Parent, at any time prior to obtaining the Company Stockholder Approval, if the Company Board shall have effected a Company Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Company Change of Board Recommendation prior to effecting such Company Change of Board Recommendation in accordance with Section 5.3(d) or Section 5.3(e) in and of itself shall not result in Parent having any termination rights pursuant to this Section 7.1(e));

(f)            by the Company (upon approval of or prior recommendation by the Special Committee), at any time prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Company Proposal pursuant to the terms of Section 5.3 with respect to such Superior Company Proposal, and as a condition to the effectiveness of such termination, the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(a) prior to or concurrently with such termination;

(g)           by Parent, at any time prior to obtaining the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Parent Proposal pursuant to the terms of Section 5.4 with respect to such Superior Parent Proposal, and as a condition to the effectiveness of such termination, Parent pays, or causes to be paid, to the Company the Parent Termination Fee payable pursuant to Section 7.3(c) prior to or concurrently with such termination;

(h)           by either the Company (upon approval of or prior recommendation by the Special Committee) or Parent, if the Parent Stockholder Approval has not been obtained at the Parent Stockholders Meeting (or, if the Parent Stockholders Meeting has been adjourned or postponed, the final adjournment or postponement thereof); provided, that no Party may terminate this Agreement pursuant to this Section 7.1(h) if such party has breached (including, in the case of Parent, any such breach by Merger Sub I or Merger Sub II) any of its obligations under this Agreement in a manner that was the principal cause of the failure to obtain the Parent Stockholder Approval at the Parent Stockholders Meeting;

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(i)            by the Company (upon approval of or prior recommendation by the Special Committee), at any time prior to the Parent Stockholder Approval, if the Parent Board shall have effected a Parent Change of Board Recommendation (it being understood and agreed that any written notice of the Parent’s intention to make a Parent Change of Board Recommendation prior to effecting such Parent Change of Board Recommendation in accordance with Section 5.4(d) or Section 5.4(e) in and of itself shall not result in the Company having any termination rights pursuant to this Section 7.1(i));

(j)            by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(j) if there has been any breach by Parent, Merger Sub I, or Merger Sub II of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects; or

(k)           by the Company (upon approval of or prior recommendation by the Special Committee) (upon approval of or prior recommendation by the Special Committee) if: (i) there has been a breach by Parent, Merger Sub I, or Merger Sub II of any of their representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(k) if there has been any breach by the Company of its representations, warranties or covenants contained in this Agreement such that any condition set forth in Section 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, and such breach shall not have been cured in all material respects.

Section 7.2            Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made, and, upon such termination notice, this Agreement shall become void and of no further force or effect without liability or obligation on the part of Parent, Merger Sub I, Merger Sub II or the Company or their respective Subsidiaries, affiliates, officers or directors; provided that (a) no such termination shall relieve the Company or Parent, as applicable, of its obligation to pay the Company Termination Fee or the Parent Termination Fee if, as and when required pursuant to Section 7.3 (which Section 7.3 shall survive any such termination); (b) subject to Section 7.3(f), no such termination shall relieve any Party for liability for such Party’s material breach of Section 5.3 or Section 5.4, for such Party’s Willful Breach or for Fraud prior to such termination, which the Parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching Party for such material breach, Willful Breach or Fraud, such damages will include the benefit of the bargain lost by the non-breaching Party, which in the case of the Company will include the Merger Consideration payable to stockholders of the Company pursuant to this Agreement, taking into consideration relevant matters, including opportunity costs and the time value of money (“Benefit of the Bargain Damages”); and (c) (i) the Confidentiality Agreement and (ii) Section 3.31, Section 4.35, Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII and the definitions of all defined terms appearing in such Sections shall, in each case, survive the termination of this Agreement. For the avoidance of doubt, pursuant to Section 261 of the DGCL, (i) only the Company or Parent (and not their respective stockholders) may bring an action pursuing liability for such Benefit of the Bargain Damages, (ii) the Company or Parent may retain, without distribution to their respective stockholders, any Benefit of the Bargain Damages received, and (iii) any termination by Parent shall also be an effective termination by Merger Sub I or Merger Sub II.

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Section 7.3            Termination Fee.

(a)           The Parties agree that if this Agreement is terminated by Parent in accordance with Section 7.1(e) or by the Company in accordance with Section 7.1(f), then the Company shall pay (or cause to be paid) to Parent (or its designee) prior to or concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter, in the case of a termination by Parent, a termination fee equal to $11,600,000 (the “Company Termination Fee”).

(b)           The Parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(d) or Section 7.1(j) and, prior to the date of such termination, a Company Acquisition Proposal is (A) made to the Company, the Company Board or any committee thereof (or in the case of termination pursuant to Section 7.1(d), made public by the Company or any other Person) and (B) not withdrawn (publicly in the case of termination pursuant to Section 7.1(d)), and (ii) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or (B) any Company Acquisition Proposal is consummated, then the Company shall pay (or cause to be paid) the Company Termination Fee to Parent (or its designee), prior to or concurrently therewith. For purposes of this Section 7.3(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

(c)           The Parties agree that if this Agreement is terminated by the Company in accordance with Section 7.1(i) or by Parent in accordance with Section 7.1(g), then Parent shall pay (or cause to be paid) to the Company (or its designee) prior to or concurrently with such termination, in the case of a termination by Parent, or within two (2) Business Days thereafter, in the case of a termination by the Company, a termination fee equal to $11,600,000 (the “Parent Termination Fee”).

(d)           The Parties agree that (i) if this Agreement is terminated in accordance with Section 7.1(b), Section 7.1(h) or Section 7.1(k) and, prior to the date of such termination, a Parent Acquisition Proposal is (A) made to Parent, the Parent Board or any committee thereof (or in the case of termination pursuant to Section 7.1(h), made public by Parent or any other Person) and (B) not withdrawn (publicly in the case of termination pursuant to Section 7.1(h)), and (ii) within twelve (12) months after such termination (A) Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal or (B) any Parent Acquisition Proposal is consummated, then Parent shall pay (or cause to be paid) the Parent Termination Fee to the Company (or its designee), prior to or concurrently therewith. For purposes of this Section 7.3(d), the term “Parent Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4, except that the references to “20% or more” shall be deemed to be references to “more than 50%.”

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(e)           The Company, Parent, Merger Sub I, and Merger Sub II acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without this Section 7.3, the Company, Parent, Merger Sub I, and Merger Sub II would not have entered into this Agreement. Accordingly, if the Company or Parent fails to promptly pay any amount due pursuant to this Section 7.3, the Company or Parent, as applicable, shall pay to the non-breaching Party all reasonable fees, costs and expenses of enforcement (including reasonable attorneys’ fees as well as reasonable expenses incurred in connection with any Proceeding initiated by such non-breaching Party), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in The Wall Street Journal, in effect on the date such payment is made.

(f)           For the avoidance of doubt, (i) in no event shall Parent or the Company be required to pay the Parent Termination Fee or Company Termination Fee, as applicable, on more than one (1) occasion, (ii) while Parent, Merger Sub I, and Merger Sub II may pursue, in the alternative and at their sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Company Termination Fee under Section 7.3, under no circumstances shall Parent, Merger Sub I, and Merger Sub II be permitted or entitled to receive both a grant of specific performance and the Company Termination Fee and (iii) while the Company may pursue, in the alternative and at its sole discretion, both a grant of specific performance in accordance with Section 8.14 and the payment of the Parent Termination Fee under Section 7.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee. The payment by the Company of the Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b), shall be the sole and exclusive remedy of Parent, Merger Sub I, Merger Sub II and their respective affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Company Termination Fee pursuant to Section 7.3(a) or Section 7.3(b); provided that no such payment shall relieve the Company of any liability or damages to Parent, Merger Sub I, or Merger Sub II resulting from its material breach of Section 5.3, Willful Breach or Fraud. The payment by Parent of the Parent Termination Fee pursuant to Section 7.3(c) or Section 7.3(d), shall be the sole and exclusive remedy of the Company and its affiliates and Representatives in the event of termination of this Agreement under circumstances requiring the payment of a Parent Termination Fee pursuant to Section 7.3(c) or Section 7.3(d); provided that no such payment shall relieve Parent, Merger Sub I, or Merger Sub II of any liability or damages to the Company resulting from its material breach of Section 5.4, Willful Breach or Fraud.

Section 7.4            Amendment. This Agreement may be amended only by execution of an instrument in writing signed by each of the Company, Parent, Merger Sub I, and Merger Sub II; provided, however, that after the Company Stockholder Approval has been obtained, there may not be, without further approval of the stockholders of the Company, any amendment of this Agreement, which by Law otherwise requires the further approval of the stockholders of the Company. Prior to the First Effective Time, no amendment or modification of this Agreement shall be made by or on behalf of the Company without first obtaining the prior written approval of the Special Committee.

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Section 7.5            Waiver. At any time prior to the First Effective Time, Parent, Merger Sub I, and Merger Sub II, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. Prior to the First Effective Time, no amendment or modification of this Agreement shall be made by or on behalf of the Company without first obtaining the prior written approval of the Special Committee.

Article VIII
GENERAL PROVISIONS

Section 8.1            Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, or any rights arising out of any breach of any of the foregoing, shall survive the First Effective Time, except that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the First Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.2            Fees and Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred the same.

Section 8.3            Notices.

(a)           Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person, (ii) on the next Business Day if transmitted by national overnight courier or (iii) when delivered if sent by email, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the Party to receive such notice):

If to Parent, Merger Sub I, or Merger Sub II, addressed to it at:

MasterCraft Boat Holdings, Inc.
100 Cherokee Cove Drive
Vonore, Tennessee 37885
Attention:	Brad Nelson; Scott Kent
Email:	[***]

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with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, Georgia 30309
Attention:	Keith Townsend
Robert Leclerc
Zachary Davis
Email:	KTownsend@kslaw.com
RLeclerc@kslaw.com
ZDavis@kslaw.com

If to the Company, addressed to it at:

Marine Products Corporation
2801 Buford Highway NE, Suite 300
Atlanta, Georgia 30329
Attention:	Ben M. Palmer
Email:	[***]

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street, Suite 4900
Atlanta, Georgia 30309
Attention:	Justin R. Howard
Julie A. Mediamolle Matthew S. Strumph
Email:	justin.howard@alston.com
julie.mediamolle@alston.com
matt.strumph@alston.com

(b)           If the Company or any Company Subsidiaries desires to take any action prohibited by Section 5.1(a), a representative of the Company will request consent to take such action by sending an email to the representatives of Parent set forth on Section 8.3(a) of the Parent Disclosure Letter (the “Parent Section 5.1(a) Representatives”), and approval by any Parent Representative via email will be deemed “written consent of Parent” for purposes of Section 5.1(a).

(c)           If Parent or any Parent Subsidiaries desires to take any action prohibited by Section 5.1(c), a representative of Parent will request consent to take such action by sending an email to the representatives of the Company set forth on Section 8.3(a) of the Company Disclosure Letter (the “Company Section 5.1(c) Representatives”), and approval by any Company Representative via email will be deemed “written consent of the Company” for purposes of Section 5.1(c).

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Section 8.4            Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any substantive respect to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill or similar provision. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company or Parent, as applicable, from satisfying any of its obligations hereunder.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person.

“AI Solutions” means any technology in the artificial intelligence, machine learning, deep learning, generative artificial intelligence, or other autonomous learning fields, including any and all (a) proprietary algorithms, technologies, Software or systems that make use of or employ technologies such as neural networks, natural language processing, statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning, (b) proprietary embodied artificial intelligence and related hardware or equipment, (c) underlying training, validation, and test data-sets, whether raw, pre-processed or enhanced, and associated metadata and informational content derived from such data sets which identify, comment or otherwise derive information from such data sets, such as tags and labels, or (d) models whether trained or untrained, including its weights, parameters and structure or architecture.

“Anti-Corruption Laws” means, collectively, (a) the Foreign Corrupt Practices Act of 1977, (b) Laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (c) the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the various regulations administered by OFAC and (d) any other Laws prohibiting bribery and corruption of public officials.

“Boating Laws” means any and all Laws the primary purpose of which is to regulate the manufacture, design, construction, or sale of boats, powerboats or marine engines or other component parts used in boats or powerboats, including the Boat Safety Act of 1971 and such Laws promulgated or administered by the International Organization for Standardization, the United States Coast Guard, the EPA and analogous state Governmental Entities.

“Business Day” means any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

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“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Clean Team Agreement” means that certain Clean Team Agreement, dated January 12, 2026, by and between the Company and Parent.

“Closing VWAP” means the volume weighted average per-share price (as reported by Bloomberg), rounded to the nearest cent, of Parent Common Shares on Nasdaq during the ten (10) full trading days ending on (and including) the trading day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with any union, works council, or other labor organization or employee representative.

“Company Acquisition Proposal” means any bona fide offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction or series of related transactions involving the Company in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of the Company, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries based on their fair market value as determined in good faith by the Company Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of the Company or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of the Company, or (d) any combination of the foregoing (in each case, other than the Mergers).

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether written or unwritten and whether or not such plan is subject to ERISA), each bonus, incentive, commission or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, consulting, severance, change in control, retention, termination, pension, retirement, welfare, disability benefit, health insurance, life insurance, fringe benefit, paid time off, paid leave, expense reimbursement, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary for the benefit of any Participant, or between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand.

“Company Cash Award” means any bonus payable pursuant to the Company’s annual incentive program for executive officers.

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“Company Common Shares” means the shares of common stock, par value $0.10 per share, of the Company.

“Company Dividend Equivalent Rights” means a contingent right to receive, with respect to each Company Common Share subject to a Company PSU Award, an amount of Company Common Shares equal in value to the dividends made by the Company with respect to such Company Common Share during the period such Company PSU Award is outstanding.

“Company Equity Awards” means each equity award granted by the Company under the Company Equity Plans, including the Company PSU Awards and the Company Restricted Stock Awards.

“Company Equity Plans” means the Company 2014 Stock Incentive Plan and the Company 2024 Stock Incentive Plan, in each case, as amended, supplemented or otherwise modified as of the date of this Agreement.

“Company Indebtedness” means outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries pursuant to that certain Revolving Credit Agreement, dated as of November 12, 2021, by and among the Company, the Guarantors (as defined therein) party thereto and Truist Bank, a North Carolina banking corporation.

“Company Intellectual Property” means the Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Intervening Event” means any Effect first occurring or arising after the date hereof that is material to the Company and the Company Subsidiaries (taken as a whole) (other than any Effect resulting from a breach of this Agreement by the Company, any of its Subsidiaries or any of their respective Representatives) and was not Known by the Company or known by any member of the Company Board, or reasonably foreseeable to the Company or any member of the Company Board on or before the date hereof; provided, however, that in no event shall the following Effects constitute a Company Intervening Event: (a) the receipt, existence or terms of a Company Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Company Acquisition Proposal (which, for the purposes of the Company Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof) or (b) changes in the market price or trading volume of Company Common Shares, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period.

“Company IT Assets” means the IT Assets owned, licensed, leased or otherwise used by the Company or any of the Company Subsidiaries.

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“Company Material Adverse Effect” means any change, condition, event, effect, occurrence, circumstance, state of facts or development (each, an “Effect”) that (x) has a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (y) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement; provided, that in the case of clause (x) only, no Effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Company Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:

(a)           changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

(b)           any decline in the market price or trading volume of the Company Common Shares or any change in the credit rating of the Company or any of its securities (provided, that the facts and circumstances underlying any such decline or change may constitute or be deemed to contribute to a “Company Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur, to the extent not otherwise excluded by the definition thereof);

(c)           changes or developments in the industries in which the Company or any of the Company Subsidiaries operate;

(d)           changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement;

(e)           the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or the other transactions contemplated hereby, including the impact thereof on the relationships of the Company or any of the Company Subsidiaries with employees, partnerships, customers, dealers, suppliers or Governmental Entities;

(f)            compliance with the terms of, or the taking or omission of any action contemplated by, this Agreement or consented to (after disclosure to Parent of all material and relevant facts and information) or requested by Parent in writing;

(g)           any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement;

(h)           any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events;

(i)            any pandemic, epidemic or disease outbreak or other comparable events;

(j)             changes in GAAP or the interpretation or enforcement thereof after the date of this Agreement;

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(k)           tariffs, anti-dumping actions, trade policies, trade disputes, agreements or initiatives or any “trade war,” or similar actions, or any U.S. government shutdown;

(l)            any litigation relating to or resulting from this Agreement or the transactions contemplated hereby; or

(m)          any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (provided, that the facts and circumstances underlying any such failure may constitute or be deemed to contribute to a “Company Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur, to the extent not otherwise excluded by the definition thereof);

except, with respect to clauses (a), (c), (d), (g), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to the impact thereof on the other participants in the industry in which the Company and the Company Subsidiaries conduct business, then the (and only the) incremental material disproportionate impact may constitute or be deemed to contribute to a “Company Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent not otherwise excluded by the definition thereof.

“Company Preferred Shares” means the shares of preferred stock, par value $0.10 per share, of the Company.

“Company PSU Award” means a performance share unit granted under a Company Equity Plan that is subject to performance-based vesting providing for the issuance of Company Common Shares.

“Company Restricted Stock” means a Company Common Share that is represented by and underlying a Company Restricted Stock Award and which remains unvested under the terms of the Company Restricted Stock Award.

“Company Restricted Stock Award” means an outstanding award of shares of Company Restricted Stock that vests and is deliverable based on the satisfaction of time-based vesting conditions.

“Company Shares” means the Company Common Shares and Company Preferred Shares.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act.

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“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to a Person. Confidential Information includes the following: internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); identities and individual requirements of, and specific contractual arrangements with, the customers of a Person, independent contractors, joint venture partners and other business relations and their confidential information; Trade Secrets, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable).

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements and license agreements, in each case to which a Person is a party or to which any of the properties or assets of such Person is subject, and that is legally binding; provided, that “Contracts” shall not include any (i) Company Benefit Plan or Parent Benefit Plan or (ii) Insurance Policy or Parent Insurance Policy.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, by Contract or otherwise.

“Data Privacy and Security Requirements” means, as applicable to a Person: (i) all Data Protection Laws; (ii) all data privacy and security obligations arising out of any Contract to which the Person or its Subsidiary is a party or is otherwise bound; (iii) the public-facing privacy policies of the Person or its Subsidiaries and any public statements that the Person or its Subsidiaries have made regarding their privacy policies and practices regarding or related to data privacy and data security; and (iv) any rules of any applicable self-regulatory organizations to which the Person or its Subsidiaries are bound, including, if applicable, the Payment Card Industry Data Security Standard.

“Data Protection Laws” means all applicable Laws relating to or governing the collection, compilation, storage, processing, use, disclosure, sale, retention, transfer, or destruction of Personal Information.

“DGCL” means the General Corporation Law of the state of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Employment Matters” means all matters relating to the employment or engagement of labor or workers, including matters relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages and hours; pay transparency; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; mass layoffs; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; employee training; employee wage statements; biometric screening of employees; use of artificial intelligence and automated decision-making regarding employees and applicants; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; prevailing wages; classification of employees, individual consultants and individual independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding or social security taxes and any similar tax; and workers’ compensation.

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“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources as it relates to Hazardous Substances; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), or any other Law of similar effect.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“EPA” means the Environmental Protection Agency.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, share of restricted stock, restricted stock unit, stock appreciation right, phantom stock, performance share or unit, warrant, right or other security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Determination” means the earliest to occur of (a) the date on which an Order has been issued by any court of competent jurisdiction, which Order has become final and any allowable appeals requested by the parties to the action have been exhausted, and (b) the date on which the relevant Tax authority has entered into a binding agreement with respect to such issue or on which the Tax authority has reached a final administrative or judicial determination with respect to such issue which, whether by Law or agreement, is, or becomes, not subject to appeal.

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“Fraud” of a Party means a knowing, intentional and willful misrepresentation by such Party of a representation or warranty set forth in Article III  (as qualified by the Company Disclosure Letter) or Article IV (as qualified by the Parent Disclosure Letter) that constitutes actual fraud under Delaware law (and not equitable fraud, constructive fraud or negligent misrepresentation).

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any public or private arbitrator or arbitral body, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Governmental List” means any list of any Governmental Entity of denied or restricted parties, including OFAC’s Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List; the U.S. Department of State’s Debarred List and list of parties subject to nonproliferation sanctions; the U.S. Commerce Department’s Entity List, Denied Persons List, and Unverified List; the EU Consolidated Financial Sanctions List; the relevant Annexes  of Council Regulation (EU) No 833/2014 and Council Regulation (EU) No 765/2006; the UK Sanctions List; and the United Nations Security Council Consolidated List.

“Governmental Official” means any official or Representative of any Governmental Entity (or agency, instrumentality, or entity owned or Controlled by any Governmental Entity) or public international organization, any political party or employee thereof or any candidate for political office.

“Hazardous Substances” means any pollutant, contaminant, chemical, compound, toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable substance, material, or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, per- and polyfluoroalkyl substances (PFAS), radioactive materials or wastes, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Intellectual Property” means any and all intellectual property rights and similar proprietary rights, whether registered or unregistered, arising from or in respect of the following, under the Laws of the United States or any foreign jurisdiction: (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (b) trademarks, service marks, and trademark rights in trade dress, logos, slogans, brand names, trade names, taglines, social media identifiers and related accounts, Internet domain names, corporate names and other indicia of origin, and all applications and registrations in connection therewith and all goodwill related thereto, (c) copyrights and corresponding rights in works of authorship (including Software), mask works and designs, and all applications and registrations in connection therewith, (d) “trade secret” as defined under the Uniform Trade Secret Act as well as all confidential business information which a Person derives value from maintaining in confidence, in each case, whether or not reduced to written form, including know-how, inventions, drawings, designs, manufacturing and production processes and techniques, procedures, databases, customer and supplier lists, and corresponding rights in confidential and proprietary information (collectively, “Trade Secrets”), (e) any tangible or intangible embodiments of any of the foregoing, (f) all rights to bring actions and enforce all of the foregoing for any and all past, current and future infringement or violation of any of the foregoing, (g) all income, royalties, damages and payments due or payable at the Closing or thereafter, and (h) any and all other intellectual property and proprietary rights and similar, corresponding or equivalent rights to any of the foregoing, registered and unregistered, existing under common or statutory Laws of any country in the world or under any treaty.

“International Trade Laws and Regulations” means any domestic Law, Order, license, directive, award or other decision or requirement, including any amendments, having the force or effect of law, of any applicable Governmental Entity, concerning the importation, exportation, reexportation or transfer of items (including goods, software, technical data, or technology) and/or services, forced labor, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or transfer, including, as applicable, the Tariff Act of 1930, and other Laws and programs administered or enforced by the U.S. Department of Commerce, U.S. Department of State, U.S. Department of the Treasury, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their predecessor agencies; the Export Controls Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the U.S. Department of Commerce Denied Persons List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving persons and entities on the Debarred List; the International Emergency Economic Powers Act; the Trading With the Enemy Act; the Foreign Narcotics Kingpin Designation Act; the embargoes and economic sanctions administered by OFAC; orders of the President regarding embargoes and economic sanctions on transactions with designated countries, territories, and Persons, including individuals and entities designated on Governmental Lists; the antiboycott regulations administered by the U.S. Department of Commerce; the antiboycott regulations administered by the U.S. Department of the Treasury; and other Laws adopted by the governments or agencies of other countries relating to the same subject matter as the U.S. Law described above.

“IP Agreement” means any Contract pursuant to which the Company, a Company Subsidiary, Parent, or a Parent Subsidiary (i) has received a license or other rights under or with respect to any material Intellectual Property owned by any other Person, or (ii) has granted to any other Person a license or other rights under or with respect to any material Company Intellectual Property or material Parent Intellectual Property.

“IRS” means the United States Internal Revenue Service.

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“IT Assets” means, with respect to any Person, the computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by such Person or any of such Person’s Subsidiaries. For purposes of this Agreement, IT Assets include any of the foregoing that is operated for the benefit of and at the instruction of the Person by any vendor, supplier, service provider, or contractor.

“Knowledge” or “Known” means (a) when used with respect to the Company and the Company Subsidiaries, the actual knowledge of the named executive officers of the Company, assuming reasonable inquiry of direct reports and (b) when used with respect to Parent, Merger Sub I or Merger Sub II, the actual knowledge of the named executive officers of Parent, assuming reasonable inquiry of direct reports.

“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, acts, ordinances, codes, rules, regulations or Orders of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, title or survey defect, encumbrance, restriction, charge, option or other third party right, right of first refusal or first offer, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, preemptive right, community property interest or other restriction of any nature, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction or defect on the possession, exercise or transfer of any other attribute of ownership of any asset.

“LOR” means LOR, Inc. a Georgia corporation.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange LLC.

“OFAC” means the Office of Foreign Assets Control.

“Open Source Software” means, any Software or other materials that are licensed, distributed or conveyed: (a) as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model (including under any Contract that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html)), or (b) under a Contract that obligates the recipient, user or distributor of the Software or other materials: (i) to disclose, distribute or provide Software source code or other materials; (ii) to permit another Person to access, modify, make derivative works of, or reverse-engineer such Software or other content; or (iii) to grant to others any Intellectual Property rights or other rights or imposes a non-assertion obligation on such Person with respect to any recipient, users or distributors of the Software or other materials.

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“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, by or with a Governmental Entity.

“Parent Acquisition Proposal” means any bona fide offer or proposal from a Third Party concerning (a) a merger, consolidation, or other business combination transaction or series of related transactions involving Parent in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership of Equity Interests representing 20% or more of the voting power of Parent, (b) a sale, lease, license, mortgage, pledge or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, partnership, joint venture or otherwise, of assets of Parent (including Equity Interests of a Parent Subsidiary) or the Parent Subsidiaries representing 20% or more of the consolidated assets of Parent and the Parent Subsidiaries based on their fair market value as determined in good faith by the Parent Board, (c) an issuance or sale (including by way of merger, consolidation, business combination, share exchange, joint venture or otherwise) of Equity Interests representing 20% or more of the voting power of Parent or a tender offer or exchange offer in which any Person or group (as defined in Section 13(d) of the Exchange Act) would acquire beneficial ownership, or the right to acquire beneficial ownership, of Equity Interests representing 20% or more of the voting power of Parent, or (d) any combination of the foregoing (in each case, other than the Mergers).

“Parent Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether written or unwritten and whether or not such plan is subject to ERISA), each bonus, incentive, commission or deferred compensation or equity or equity-based compensation plan, program, policy, agreement or arrangement, and each employment, consulting, severance, change in control, retention, termination, pension, retirement, welfare, disability benefit, health insurance, life insurance, fringe benefit, paid time off, paid leave, expense reimbursement, supplemental benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be contributed to by the Parent or any Parent Subsidiary for the benefit of any Parent Participant, or between the Parent or any Parent Subsidiary, on the one hand, and any Parent Participant, on the other hand.

“Parent Common Shares” means the shares of common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the letter that has been prepared by Parent in connection with this Agreement and delivered by Parent to the Company on the date of this Agreement.

“Parent Equity Awards” means each equity award granted by Parent under the Parent Equity Plans, including the Parent RSU Awards, Parent PSU Awards and the Parent Restricted Stock Awards.

“Parent Equity Plans” means the Second Amended and Restated Parent 2015 Incentive Award Plan and any other equity incentive plan adopted by the Parent, in each case as amended, supplemented or modified as of the date of this Agreement.

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“Parent Intellectual Property” means the Intellectual Property owned or purported to be owned by Parent or any of the Parent Subsidiaries.

“Parent Intervening Event” means any Effect first occurring or arising after the date hereof that is material to the Parent and the Parent Subsidiaries (taken as a whole) (other than any Effect resulting from a breach of this Agreement by Parent, any of its Subsidiaries or any of their respective Representatives) and was not Known by Parent or any member of the Parent Board or reasonably foreseeable to Parent or any member of the Parent Board on or before the date hereof; provided, however, that in no event shall the following changes, effects, developments, events, circumstances or occurrences constitute a Parent Intervening Event: (a) the receipt, existence or terms of a Parent Acquisition Proposal or any inquiry, proposal, offer, request for information or expression of interest that may reasonably be expected to lead to, or result in, a Parent Acquisition Proposal (which, for the purposes of the Parent Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof) or (b) changes in the market price or trading volume of Company Common Shares, Parent Common Shares or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company or Parent meets or exceeds (or that the Company or Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period.

“Parent IT Assets” means the IT Assets owned, licensed, leased or otherwise used by Parent or any of the Parent Subsidiaries.

“Parent Material Adverse Effect” means any Effect that (x) has a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (y) materially impairs the ability of Parent, Merger Sub I and Merger Sub II to consummate, or prevents or materially delays, the Mergers or any of the other transactions contemplated by this Agreement; provided, that in the case of clause (x) only, no Effect to the extent resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be deemed to contribute to a “Parent Material Adverse Effect,” or shall otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur:

(a) changes in general economic or political conditions or the securities, equity, credit or financial markets in general, or changes in or affecting domestic or foreign interest or exchange rates;

(b) any decline in the market price or trading volume of the Parent Common Shares or any change in the credit rating of Parent or any of its securities (provided, that the facts and circumstances underlying any such decline or change may constitute or be deemed to contribute to a “Parent Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur, to the extent not otherwise excluded by the definition thereof);

(c) changes or developments in the industries in which Parent or any of the Parent Subsidiaries operate;

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(d) changes in Law or interpretations thereof or enforcement thereof after the date of this Agreement;

(e) the execution, delivery or performance of this Agreement or the public announcement or pendency or consummation of the Mergers or the other transactions contemplated hereby, including the impact thereof on the relationships of Parent or any of the Parent Subsidiaries with employees, partnerships, customers, dealers, suppliers or Governmental Entities;

(f) compliance with the terms of, or the taking or omission of any action contemplated by, this Agreement or consented to (after disclosure to the Company of all material and relevant facts and information) or requested by the Company in writing;

(g) any act of civil unrest, civil disobedience, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening or escalation of any such conditions threatened or existing on the date of this Agreement;

(h) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events,

(i) any pandemic, epidemic or disease outbreak or other comparable events;

(j) changes in GAAP or the interpretation or enforcement thereof after the date of this Agreement;

(k) tariffs, anti-dumping actions, trade policies, trade disputes, agreements or initiatives or any “trade war,” or similar actions, or any U.S. government shutdown;

(l) any litigation relating to or resulting from this Agreement or the transactions contemplated hereby; or

(m) any failure to meet internal or published projections, forecasts, guidance or revenue or earning predictions; (provided, that the facts and circumstances underlying any such failure may constitute or be deemed to contribute to a “Parent Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent not otherwise excluded by the definition thereof);

except, with respect to clauses (a), (c), (d), (g), (h), (i), (j) and (k), if the impact thereof is materially and disproportionately adverse to Parent and its Subsidiaries, taken as a whole, relative to the impact thereof on the other participants in the industry in which Parent and the Parent Subsidiaries conduct business, then the (and only the) incremental material disproportionate impact may constitute or be deemed to contribute to a “Parent Material Adverse Effect,” and may otherwise be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent not otherwise excluded by the definition thereof.

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“Parent Participant” means each current or former individual independent contractor, director, officer or employee of the Parent or any of the Parent Subsidiaries.

“Parent Preferred Shares” means the shares of preferred stock, par value $0.01 per share, of Parent.

“Parent PSU Award” means a performance stock unit granted under a Parent Equity Plans that is subject to performance-based vesting providing for the issuance of Parent Common Shares.

“Parent Restricted Stock” means a Parent Common Share that is represented by and underlying a Parent Restricted Stock Award.

“Parent Restricted Stock Award” means an outstanding award of shares of Parent Restricted Stock that vests and is deliverable based on the satisfaction of time-based vesting conditions.

“Parent RSU Award” means a restricted stock unit granted under a Parent Equity Plan that is subject to time-based vesting providing for the issuance of Parent Common Shares.

“Parent Shares” means the Parent Common Shares and the Parent Preferred Shares.

“Parent Software” means proprietary computer software that is material Parent Intellectual Property.

“Participant” means each current or former individual independent contractor, director, officer or employee of the Company or any of the Company Subsidiaries.

“Party” or “Parties” means Parent, Merger Sub I, Merger Sub II and the Company.

“Permitted Liens” means, with respect a Person, (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on or reflected in the consolidated financial statements of such Person in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances, in each case, arising by operation of Law in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established on the consolidated financial statements of such Person in accordance with GAAP, (c) Liens arising from transfer restrictions under securities Laws, (d) with respect to any Company Owned Real Property or Company Leased Real Property, or Parent Owned Real Property or Parent Leased Real Property, as applicable, (i) all easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, and (ii) zoning, building, land use, environmental Laws, that, in the case of clauses (i) and (ii), would not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of such Person and such Person’s Subsidiaries as currently conducted or materially detract from the development, use, occupancy, value or marketability of the affected property, (e) with respect to any Company Leased Real Property or Parent Leased Real Property, as applicable, the terms and provisions of the Company Real Property Leases or Parent Real Property Leases, as appropriate, and all Liens affecting the title of the landlords thereunder and the holders of the fee simple title thereof, (f) non-exclusive licenses of Intellectual Property, (g) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or pension programs, in each case, mandated under applicable Laws or other social security programs, (h) Liens disclosed on the Company Financial Statements or the Parent Financial Statements, as applicable, or securing liabilities reflected on the Company Financial Statements or the Parent Financial Statements, as applicable, (i) purchase money Liens or Liens arising under leases of personal property or equipment in favor of the lessor thereof securing rental payments, or (j) Liens incurred in the ordinary course of such Person’s business that are not incurred in connection with indebtedness for borrowed money, and that do not, individually or in the aggregate, materially impair the value of the subject asset for the purposes for which it is used in connection with such Person’s business or materially interfere with ownership or use of the subject asset in such Person’s business as currently conducted.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household. For the avoidance of doubt, “Personal Information” includes all information that would constitute “personal data,” “personal information” or similar defined terms under applicable Data Protection Laws.

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other legal proceedings, in each case, by or before any Governmental Entity.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.

“Release” means any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, abandoning, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” means, as to any Person, such Person’s directors, managers, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“RPC 401(k) Plan” means the RPC, Inc. 401(k) Plan.

“Sanctioned Jurisdiction” means any country or territory that is the target of comprehensive sanctions (at present, Cuba, Iran, North Korea, the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine, and the areas of the Kherson oblast of Ukraine and the Zaporizhzhia oblast of Ukraine that are occupied by the Russian Federation).

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“Sanctioned Persons” means (a) Persons with names listed on a Governmental List, (b) a Person owned or Controlled by the government of a Sanctioned Jurisdiction, (c) a Person located, organized or ordinarily resident in a Sanctioned Jurisdiction or (d) a Person 50% or more, directly or indirectly, owned by one or more Persons referenced in clause (a), (b) or (c) (to the extent applicable).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software (including applets and mobile apps) in any form or medium, including source code, object code and executable code, together with all related user manuals and guides, programmer documentation and developer notes and annotations, diagrams, graphs, charts and flow charts, and other documentation.

“Specified Stockholders” means Gary W. Rollins, R. Randall Rollins Voting Trust U/A dated August 25, 1994, LOR, RCTLOR, LLC, Rollins Holding Company, Inc., WNEG Investments, L.P., RFT Investment Company, LLC, Amy R. Kreisler, The Gary W. Rollins Revocable Trust, Pamela R. Rollins, Timothy C. Rollins, RFA Management Company, LLC, and The Margaret H. Rollins 2014 Trust.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be, owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer Control of any such corporation, limited liability company, partnership, joint venture or other legal entity (which shall include the Control conferred by serving as managing member, general partner or similar such position with respect to any such entity), or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act; provided, however, that in no event shall any unconsolidated joint venture of the Company be deemed a Subsidiary of the Company for purposes of this Agreement.

“Superior Company Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Company Board (upon the recommendation of the Special Committee) or the Special Committee (after consultation with its outside legal counsel and, in the case of the Company Board only, the Company’s financial advisor), taking into account such factors as the Company Board or the Special Committee considers in good faith to be appropriate (including the conditionality, financing aspects, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Mergers.

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“Superior Parent Proposal” means a bona fide written Parent Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “more than 50%”), made by a Third Party which, in the good faith judgment of the Parent Board (after consultation with its outside legal counsel and financial advisor), taking into account such factors as the Parent Board considers in good faith to be appropriate (including the conditionality, financing aspects, timing and likelihood of consummation of, and the Person or group making, such proposals), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would be more favorable from a financial point of view to Parent’s stockholders (in their capacity as such) than the Mergers.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration, statement or other document required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges, in each case, in the nature of a tax, imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, escheat, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Third Party” means any Person other than the Company, Parent, Merger Sub I, and Merger Sub II and their respective affiliates.

“Transaction Documents” means this Agreement, the Voting Agreement, the Registration Rights Agreement, and the Stockholders Agreement.

“Unaffiliated Stockholders” means the stockholders of the Company other than the Specified Stockholders.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Law.

“Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any Party if such Party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

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Section 8.5            Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Base Amount	Section 5.9(c)
Benefit of the Bargain Damages	Section 7.2
Book-Entry Shares	Section 2.2(b)(ii)
Cancelled Shares	Section 2.1(a)(iii)
Capitalization Time	Section 3.2(a)
Cash Consideration	Section 2.1(a)(i)
Certificates	Section 2.2(b)(i)
Clearance Date	Section 5.6(b)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company 203 Assumptions	Section 3.3
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	Section 3.1(b)
Company Change of Board Recommendation	Section 5.3(a)
Company Charter	Section 3.1(b)
Company Converted Restricted Stock	Section 2.4(b)
Company Designee	Section 1.4(a)
Company Disclosure Letter	Article III
Company Employees	Section 5.8(a)
Company Financial Statements	Section 3.7(b)
Company Leased Real Property	Section 3.18(b)
Company Material Contract	Section 3.13(a)
Company Notice Period	Section 5.3(f)
Company Owned Real Property	Section 3.18(a)
Company Permits	Section 3.6(a)
Company Property	Section 3.18(b)
Company Real Property Lease	Section 3.18(b)
Company Related Party Contracts	Section 3.25
Company SEC Documents	Section 3.7(a)
Company Section 5.1(c) Representatives	Section 8.3(c)
Company Stockholder Approval	Section 3.3
Company Stockholders Meeting	Section 3.5
Company Subsidiary	Section 3.1(a)
Company Termination Fee	Section 7.3(a)
Company Top Dealer	Section 3.26(a)
Company Top Supplier	Section 3.26(a)
Confidentiality Agreement	Section 5.2(b)
D&O Insurance	Section 5.9(c)
Dissenting Shares	Section 2.3
Effect	Section 8.4
Enforceability Exceptions	Section 3.3
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
First Effective Time	Section 1.3
Form S-4	Section 3.5

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Term	Section
Fractional Share Consideration	Section 2.1(a)(i)
Indemnified Parties	Section 5.9(a)
Insurance Policies	Section 3.19
Intended Tax Treatment	Section 5.10(a)
Joint Proxy Statement/Prospectus	Section 3.5
Letter of Transmittal	Section 2.2(b)(i)
Merger I	Recitals
Merger I Certificate of Merger	Section 1.3
Merger I Surviving Corporation	Section 1.1(a)
Merger I Surviving Corporation Common Stock	Section 2.1(a)(ii)
Merger II	Recitals
Merger II Certificate of Merger	Section 1.3
Merger II Surviving Company	Section 1.2(a)
Merger Consideration	Section 2.1(a)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
New Plan	Section 5.8(b)
Other Company Plan	Section 5.8(e)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent 203 Assumptions	Section 4.3(a)
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Bylaws	Section 4.1(b)
Parent Change of Board Recommendation	Section 5.4(a)
Parent Charter	Section 4.1(b)
Parent Common Share Issuance	Recitals
Parent Fairness Opinion	Section 4.34
Parent Financial Statements	Section 4.8(b)
Parent Insurance Policies	Section 4.20
Parent Leased Real Property	Section 4.19(b)
Parent Notice Period	Section 5.4(f)
Parent Owned Real Property	Section 4.19(a)
Parent Permits	Section 4.7(a)
Parent Property	Section 4.19(b)
Parent Real Property Lease	Section 4.19(b)
Parent Related Party Contracts	Section 4.28
Parent SEC Documents	Section 4.8(a)
Parent Section 5.1(a) Representatives	Section 8.3(b)
Parent Software	Section 4.17(h)
Parent Stockholder Approval	Section 4.3(a)
Parent Stockholders Meeting	Section 4.21
Parent Subsidiary	Section 4.1(a)

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Term	Section
Parent Termination Fee	Section 7.3(c)
Parent Top Dealer	Section 4.30(a)
Parent Top Supplier	Section 4.30(a)
Payoff Amount	Section 5.15
Payoff Letter	Section 5.15
Plan Termination Date	Section 5.8(d)
Potential Transaction	Recitals
Providing Party	Section 5.2(a)
Registration Rights Agreement	Recitals
Replacement Designee	Section 1.4(a)
Restraint	Section 6.1(c)
Rev. Proc. 2018-12	Section 5.10(d)
SEC	Section 3.7(a)
Second Effective Time	Section 1.3
Section 16	Section 5.12
Special Committee	Recitals
Special Committee Recommendation	Recitals
Stockholders Agreement	Recitals
Stock Consideration	Section 2.1(a)(i)
Trade Secrets	Section 8.4
Truist Securities	Section 3.20
Voting Agreement	Recitals
Wells Fargo Securities	Section 4.22

Section 8.6            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.8            Entire Agreement. This Agreement (together with the Exhibits hereto), the Voting Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement of the Parties and supersede all prior agreements (except the Confidentiality Agreement and Clean Team Agreement) and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Pursuant to Section 268(b) of the DGCL, the Company Disclosure Letter, the Parent Disclosure Letter and similar documents or instruments to be delivered in connection with this Agreement that modify, supplement, qualify, or make exceptions to representations, warranties, covenants or conditions contained in this Agreement shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this Agreement.

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Section 8.9            Assignment. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 8.10          No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) from and after the First Effective Time, the right of the holders of Company Shares to receive the Merger Consideration and any Fractional Share Consideration, and the right of the holders of Company Equity Awards to receive the consideration therefor, in accordance with the terms of this Agreement, and (b) any Persons, including the Indemnified Parties, entitled to indemnification, advancement of expenses, exculpation or insurance benefits under the provisions of Section 5.9 following the First Effective Time, with respect to such provisions. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

Section 8.11          Mutual Drafting; Interpretation. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the terms “neither,” “nor,” “any,” “either” and “or” shall not be deemed to be exclusive. The word “shall” shall be construed to have the same meaning and effect of the word “will.” The phrase “to the extent” shall mean the degree to which, and such phrase shall not mean simply “if.” If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Except as otherwise indicated, “made available” “provided,” or terms of similar import mean (i) made available to Parent and its Representatives in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement or made available to the Company and its Representatives in the electronic data room maintained by Parent for purposes of the transactions contemplated by this Agreement, as applicable, or (ii) as publicly filed or furnished by the Company or Parent with the SEC, in each case, prior to the date hereof. All references to “ordinary course” or “ordinary course of business” with respect to any Person shall mean action taken, or omitted to be taken, by such Person in the ordinary course of such Person’s business consistent with the past practices of such Person. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract, including this Agreement and the other Transaction Documents, are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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Section 8.12          Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, brought by any Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

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(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.12(c).

Section 8.13          Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, shall have received a counterpart hereof signed by the other Party hereto. Until and unless the Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, shall have received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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Section 8.14          Specific Performance. The Parties agree that if the Company, Parent, Merger Sub I or Merger Sub II were to breach any of their respective obligations under this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the Parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, including the right of a Party to cause each other Party to consummate the Mergers and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement, in each case in the Delaware Court of Chancery or, if such court shall not have subject matter jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Subject to Section 7.3(f), either Party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a material breach of Section 5.3 or Section 5.4, Willful Breach or Fraud.

[Signature page follows]

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IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

PARENT

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Bradley M. Nelson
Name:	Bradley M. Nelson
Title:	Chief Executive Officer

MERGER SUB I

TITAN MERGER SUB 1, INC.

By:	/s/ Bradley M. Nelson
Name:	Bradley M. Nelson
Title:	Chief Executive Officer

MERGER SUB II

TITAN MERGER SUB 2, LLC

By:	/s/ Bradley M. Nelson
Name:	Bradley M. Nelson
Title:	Chief Executive Officer

COMPANY

MARINE PRODUCTS CORPORATION

By:	/s/ Ben M. Palmer
Name:	Ben M. Palmer
Title:	President & Chief Executive Officer